Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
EXPRESS SCRIPTS, INC.,
MEDCO HEALTH SOLUTIONS, INC.,
ARISTOTLE HOLDING, INC.,
ARISTOTLE MERGER SUB, INC.
and
PLATO MERGER SUB, INC.
Dated as of July 20, 2011

i

Exhibit A   Form of Aristotle Surviving Corporation Certificate of Incorporation
Exhibit B   Form of Plato Surviving Corporation Certificate of Incorporation
Exhibit C   Form of Parent Charter and Bylaws

INDEX

Abatement Period
Affiliate
Agreement
Alternative Financing
Antitrust Counsel Only Material
Applicable SAP
Appraisal Shares
Aristotle
Aristotle Adverse Recommendation Change
Aristotle Benefit Plan
Aristotle Board
Aristotle Business Personnel
Aristotle Capital Stock
Aristotle Certificate
Aristotle Certificate of Merger
Aristotle Common Stock
Aristotle Disclosure Letter
Aristotle Effective Time
Aristotle Expenses
Aristotle Insurance Company Subsidiary
Aristotle Material Adverse Effect
Aristotle Material Intellectual Property
Aristotle Merger
Aristotle Merger Consideration
Aristotle Merger Sub
Aristotle Performance Share Award
Aristotle Preferred Stock
Aristotle Recommendation
Aristotle Restricted Stock Awards
Aristotle SAR
Aristotle SEC Documents
Aristotle SEC Financial Statements
Aristotle Stock Option
Aristotle Stockholder Approval
Aristotle Stockholders Meeting
Aristotle Subsidiary Insurance Agreements
Aristotle Subsidiary SAP Statements
Aristotle Surviving Corporation
Bonus Plans
Business Day
Cash Portion Exchange Ratio
Closing
Closing Date
Commitment Letter
Confidentiality Agreement
Consents
Contract
Covered Employee
Definitive Agreements
DGCL
Effective Times
Environmental Claim
Environmental Laws
ERISA
Exchange Act
Exchange Agent
Exchange Fund
Exchange Ratio
Expedited Appeal
Filings
Final Offering
Financing
Financing Sources
Foreign Corrupt Practices Act
Form S-4
GAAP
Governmental Entity
Health Care Laws
Healthcare Information Laws
Healthcare Regulatory Approvals
HSR Act
Indemnitee
Indemnitees
Intellectual Property
Joint Proxy Statement
Knowledge
known
Laws
Liens
Marketing Period
Material Adverse Effect
Material Contracts
Materials of Environmental Concern
Merger Subs
Mergers
NASDAQ	8.6
8.15(a)
Preamble
1.1(e)
1.1(d)
8.15(a)
2.6
Preamble
5.3(c)
4.12
4.4(b)
4.14(a)
4.3(a)
2.1(d)
1.4(a)
2.1
IV
1.4(b)
7.3(c)
8.15(a)
IV
8.15(a)
1.1(a)
2.1(b)
Preamble
2.10(a)
4.3(a)
4.4(b)
2.10(a)
2.10(a)
4.6(a)
4.6(c)
2.10(a)
4.4(c)
5.3(c)
8.15(a)
4.6(h)
1.1(a)
5.12(d)
8.15(a)
2.9(a)
1.3
1.3
1.1(e), 4.20
8.15(a)
3.4(a)
3.4(b)
5.12(a)
1.1(a)
1.4(a)
1.4(b)
8.15(a)
8.15(a)
3.11
3.4(a)
2.7(a)
2.7(a)
2.2(e)(i)
6.2(d)
3.4(a)
2.9(e)
1.1(e), 4.20
8.15(a)
3.9(b)
3.7
8.15(a)
3.4(a)
3.10(a)
3.10(d)
3.4(a)
3.4(a)
5.9(a)
5.9(a)
8.15(a)
8.15(a)
8.15(a)
8.15(a)
8.15(a)
3.2(b)
8.15(a)
8.15(a)
3.17(b)(3)
8.15(a)
Preamble
1.2(a)
8.15(a)

v

Non-US Aristotle Benefit Plans
Non-US Plato Benefit Plans
NYSE
Order
Outside Date
Parent
Parent Common Stock
Parent DSU
Parent PSU
Parent RSU
Parent SAR
Parent Stock Option
Per Share Cash Amount
Permits
Permitted Lien
Person
Plato
Plato Adverse Recommendation Change
Plato Benefit Plan
Plato Board
Plato Book-Entry Shares
Plato Business Personnel
Plato By-laws
Plato Capital Stock
Plato Certificate
Plato Certificate of Merger
Plato Charter
Plato Common Stock
Plato Disclosure Letter
Plato DSUs
Plato Effective Time
Plato ESPP
Plato Expenses
Plato Insurance Company Subsidiary
Plato Material Adverse Effect
Plato Material Intellectual Property
Plato Merger
Plato Merger Consideration
Plato Merger Sub
Plato Preferred Stock
Plato PSU
Plato Recommendation
Plato RSU
Plato SEC Documents
Plato SEC Financial Statements
Plato Stock Option
Plato Stock Plans
Plato Stockholder Approval
Plato Stockholders Meeting
Plato Subsidiary Insurance Agreements
Plato Subsidiary SAP Statements
Plato Surviving Corporation
Policies
Proceeding
Public Statement
Refinancing Sources
Refinancing Transaction
Regulatory Action
Release
Replacement Facility
Representatives
Required Governmental Consents
Sarbanes-Oxley Act
SEC
Section 203
Section 262
Securities Act
Stock Award Exchange Ratio
Subsidiary
Superior Proposal
Surviving Corporations
Takeover Laws
Takeover Proposal
Tax Return
Taxes
Termination Fee
Transactions
Willful Breach	4.13(e)
3.12(e)
3.4(a)
8.15(a)
7.1(b)(i)
Preamble
2.2(b)
2.9(d)
2.9(c)
2.9(b)
2.10(a)
2.9(a)
2.2(e)(i)
3.10
8.15(a)
8.15(a)
Preamble
5.3(b)
3.11
3.3(b)
2.2(c)
3.13(a)
3.1
3.2(a)
2.2(c)
1.4(a)
3.1
2.2
III
2.9(d)
1.4(b)
2.9(e)
7.3(b)
8.15(a)
III
8.15(a)
1.2(a)
2.2(c)
Preamble
3.2(a)
2.9(c)
3.3(b)
2.9(b)
3.5(a)
3.5(c)
2.9(a)
2.9(a)
3.3(c)
5.3(b)
8.15(a)
3.5(h)
1.2(a)
3.19
8.15(a)
5.5
8.15(a)
8.15(a)
5.8(e)
8.15(a)
5.11(b)
5.7(d)
6.1(e)
3.5(d)
3.4(a)
3.3(b)
2.6
3.4(a)
2.9(a)
8.15(a)
5.4(f)(ii)
1.2(a)
3.3(b)
5.4(f)(i)
8.15(a)
8.15(a)
8.15(a)
1.2(a)
8.15(a)

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2011 (this “Agreement”), by and among EXPRESS SCRIPTS, INC., a Delaware corporation (“Aristotle”), MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation (“Plato”), ARISTOTLE HOLDING, INC., a Delaware corporation and a wholly owned Subsidiary of Aristotle (“Parent”), ARISTOTLE MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Aristotle Merger Sub”) and PLATO MERGER SUB, INC., a Delaware corporation and wholly owned Subsidiary of Parent (“Plato Merger Sub” and, together with Aristotle Merger Sub, the “Merger Subs”).
W I T N E S S E T H:
     WHEREAS, in anticipation of the Mergers, Aristotle has formed (i) Parent, (ii) Aristotle Merger Sub and (iii) Plato Merger Sub;
     WHEREAS, (i) each of Aristotle, Parent and Aristotle Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Aristotle Merger upon the terms and conditions set forth in this Agreement whereby Aristotle Merger Sub shall be merged with and into Aristotle, with Aristotle as the surviving entity in the Aristotle Merger and Aristotle Surviving Corporation becoming a wholly owned subsidiary of Parent and (ii) immediately following consummation of the Aristotle Merger, each of Plato, Parent and Plato Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Plato Merger upon the terms and conditions set forth in this Agreement, whereby Plato Merger Sub shall be merged with and into Plato, with Plato as the surviving entity in the Plato Merger, and Plato Surviving Corporation becoming a wholly owned subsidiary of Parent;
     WHEREAS, the Boards of Directors of each of Aristotle, Plato, Parent, Aristotle Merger Sub and Plato Merger Sub have each determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Mergers and the Transactions (as defined below) on the terms and conditions set forth herein;
     WHEREAS, the Board of Directors of Plato has, subject to Sections 5.3(b) and 5.4, unanimously resolved to recommend the adoption of this Agreement by the Plato stockholders;
     WHEREAS, the Board of Directors of Aristotle has, subject to Sections 5.3(c) and 5.4, unanimously resolved to recommend the adoption of this Agreement by the Aristotle stockholders;
     WHEREAS, for U.S. federal income tax purposes, it is intended that the Aristotle Merger and the Plato Merger taken together shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, Aristotle, Plato, Parent, Aristotle Merger Sub and Plato Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Aristotle, Plato, Parent and the Merger Subs agree as follows:
ARTICLE I
THE MERGERS
     Section 1.1 The Aristotle Merger.
          (a) At the Aristotle Effective Time, Aristotle Merger Sub shall be merged with and into Aristotle (the “Aristotle Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Aristotle Merger Sub shall cease and Aristotle shall continue as the surviving corporation (the “Aristotle Surviving Corporation”). As a result of the Aristotle Merger, the Aristotle Surviving Corporation shall become a wholly owned Subsidiary of Parent.
          (b) From and after the Aristotle Effective Time, the Aristotle Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Aristotle and Aristotle Merger Sub, all as provided under the DGCL.
     Section 1.2 The Plato Merger.
          (a) At the Plato Effective Time, Plato Merger Sub shall be merged with and into Plato (the “Plato Merger” and, together with the Aristotle Merger, the “Mergers”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Plato Merger Sub shall cease and Plato shall continue as the surviving corporation (the “Plato Surviving Corporation” and, together with the Aristotle Surviving Corporation, the “Surviving Corporations”). As a result of the Plato Merger, the Plato Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Mergers and other transactions contemplated by this Agreement are referred to herein as the “Transactions.” References herein to “Aristotle” or “Plato” with respect to the period from and after the Aristotle Effective Time or the Plato Effective Time, as the case may be, shall be deemed to be references to the Aristotle Surviving Corporation or the Plato Surviving Corporation, as the case may be.
          (b) From and after the Plato Effective Time, the Plato Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Plato and Plato Merger Sub, all as provided under the DGCL.
     Section 1.3 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036 at 9:00 a.m. local time, as soon as practicable (but, subject to the satisfaction or, to the extent permitted hereunder, waiver of the applicable conditions set forth in Article VI, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as

Aristotle and Plato shall agree; provided, however, that notwithstanding the satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI, neither Parent nor Aristotle shall be obligated to effect the Closing prior to the third (3rd) Business Day following the final day of the Marketing Period or such earlier date as Aristotle shall request on two (2) Business Days’ prior written notice to Plato (but, subject in such case, to the satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions)). The date and time on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the foregoing, the failure of the Marketing Period to have commenced or to have been completed shall not constitute a condition to the parties’ obligations to effect the Closing if it would cause Closing to occur after the fourth Business Day prior to the Outside Date, as it may be extended pursuant to Section 7.1(b)(ii).
     Section 1.4 Effective Times.
          (a) On the Closing Date, each of the following filings shall be made substantially concurrently with the other: (i) Aristotle shall file a certificate of merger (the “Aristotle Certificate of Merger”), in accordance with Section 251 of the Delaware General Corporate Law (the “DGCL”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Aristotle Merger and (ii) Plato shall file a certificate of merger (the “Plato Certificate of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Plato Merger.
          (b) (i) The Aristotle Merger shall become effective at such time as the Aristotle Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Plato and Aristotle shall agree and specify in the Aristotle Certificate of Merger (such time as the Aristotle Merger becomes effective being the “Aristotle Effective Time”) and (ii) immediately following consummation of the Aristotle Merger, the Plato Merger shall become effective at such time as the Plato Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and Plato shall agree and specify in the Plato Certificate of Merger (such time as the Plato Merger becomes effective being the “Plato Effective Time”, and such time as the Mergers become effective being the “Effective Times”).
     Section 1.5 Certificate of Incorporation and By-laws.
          (a) At the Aristotle Effective Time, the certificate of incorporation of the Aristotle Surviving Corporation shall be amended and restated pursuant to the Aristotle Merger in its entirety as forth on Exhibit A, until thereafter changed or amended as provided therein or by applicable law. The name of the Aristotle Surviving Corporation immediately after the Aristotle Effective Time shall be “Express Scripts, Inc.”.
          (b) At the Plato Effective Time, the certificate of incorporation of Plato Surviving Corporation shall be amended and restated pursuant to the Plato Merger in its entirety as set forth on Exhibit B. The name of the Plato Surviving Corporation immediately after the Plato Effective Time shall be “Medco Health Solutions, Inc.”.

          (c) At the Plato Effective Time, the by-laws of the Plato Surviving Corporation shall be amended and restated pursuant to the Plato Merger to be identical to the by-laws of the Plato Merger Sub, except that such by-laws shall be amended to contain provisions concerning exculpation, indemnification and advancement of expenses identical to those in Plato’s by-laws as of the date of this Agreement. At the Aristotle Effective Time, the by-laws of Aristotle Surviving Corporation shall be amended and restated pursuant to the Aristotle Merger to be identical to the bylaws of the Aristotle Merger Sub.
          (d) Each of the certificate of incorporation and by-laws of Parent at the Aristotle Effective Time shall be in the form set forth in Exhibit C attached hereto, and the name of Parent immediately after such time shall be “Express Scripts Holding Company”.
     Section 1.6 Directors and Officers of the Surviving Corporations.
          (a) From and after the Plato Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Plato Merger Sub at the Plato Effective Time shall be the directors of the Plato Surviving Corporation and (ii) the officers of Plato at the Plato Effective Time shall be the officers of the Plato Surviving Corporation, except as set forth on Schedule 1.6(a) hereto, as may be updated by Aristotle by written notice to Plato prior to the Plato Effective Time.
          (b) From and after the Aristotle Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Aristotle Merger Sub at the Aristotle Effective Time shall be the directors of the Aristotle Surviving Corporation and (ii) the officers of Aristotle at the Aristotle Effective Time shall be the officers of the Aristotle Surviving Corporation.
          (c) Until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Aristotle immediately before the Aristotle Effective Time shall be the directors of Parent immediately after the Aristotle Effective Time, except that two independent directors of Plato, designated by Aristotle prior to the Aristotle Effective Time, shall be appointed directors of Parent immediately following the Effective Times and (b) the officers of Aristotle immediately before the Aristotle Effective Time shall be the officers of Parent immediately after the Aristotle Effective Time.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Capital Stock of Aristotle and Aristotle Merger Sub. At the Aristotle Effective Time, by virtue of the Aristotle Merger and without any action on the part of Aristotle, Parent, Aristotle Merger Sub or any holder of any shares of Aristotle common stock, $0.01 par value per share (“Aristotle Common Stock”):
          (a) All shares of Aristotle Common Stock that are held by Aristotle as treasury stock or that are owned by Aristotle, Aristotle Merger Sub or any other wholly owned Subsidiary of Aristotle immediately prior to the Aristotle Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (b) Subject to Sections 2.1(a), 2.4 and 2.10, each share of Aristotle Common Stock issued and outstanding immediately prior to the Aristotle Effective Time shall be converted into one fully paid and nonassessable share of Parent Common Stock (the “Aristotle Merger Consideration”).
          (c) Each share of Aristotle Merger Sub common stock issued and outstanding immediately prior to the Aristotle Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Aristotle Surviving Corporation.
          (d) All of the shares of Aristotle Common Stock converted into Parent Common Stock pursuant to this Section 2.1 shall cease to be outstanding and shall cease to exist and, as of the Aristotle Effective Time, the holders of Aristotle Common Stock shall be deemed to have received shares of Parent Common Stock (without the requirement for the surrender of any certificate previously representing any such shares of Aristotle Common Stock or issuance of new certificates representing Parent Common Stock), with each certificate representing shares of Aristotle Common Stock (an “Aristotle Certificate”) prior to the Aristotle Effective Time being deemed to represent automatically an equivalent number of shares of Parent Common Stock.
     Section 2.2 Effect on Capital Stock of Plato and Plato Merger Sub. At the Plato Effective Time, by virtue of the Plato Merger and without any action on the part of Plato, Parent, Plato Merger Sub or any holder of any shares of Plato common stock, $0.01 par value per share (“Plato Common Stock”):
          (a) All shares of Plato Common Stock that are held by Plato as treasury stock or that are owned by Plato, Plato Merger Sub or any wholly owned Subsidiary of Plato immediately prior to the Plato Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (b) Subject to Sections 2.2(a), 2.4, 2.5 and 2.6, each share of Plato Common Stock issued and outstanding immediately prior to the Plato Effective Time (including any shares of Plato Common Stock held in a Plato Benefit Plan or related trust) shall be converted into and shall thereafter represent the following consideration: (i) the right to receive an amount in cash equal to the Per Share Cash Amount and (ii) that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share of Parent (“Parent Common Stock”) in an amount equal to the Exchange Ratio.
          (c) The shares of Parent Common Stock to be issued, and cash payable, upon the conversion of shares of Plato Common Stock pursuant to this Section 2.2 and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.5 are referred to collectively as “Plato Merger Consideration.” As of the Plato Effective Time, all such shares of Plato Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Plato Common Stock (a “Plato Certificate”) or shares of Plato Common Stock held in book entry form (“Plato Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.2(b), the Plato Merger Consideration and any other amounts herein provided, upon surrender of such Plato Certificate, without interest.
          (d) Each share of Plato Merger Sub common stock issued and outstanding immediately prior to the Plato Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Plato Surviving Corporation.
          (e) For purposes of this Agreement:
               (i) “Per Share Cash Amount” means $28.80.
               (ii) “Exchange Ratio” means 0.81.
     Section 2.3 Effect on Parent Capital Stock. At the Aristotle Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the Aristotle Effective Time shall remain outstanding. Immediately following the Aristotle Effective Time, shares of capital stock of Parent owned by Aristotle Surviving Corporation shall be surrendered to Parent without payment therefor.
     Section 2.4 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Times, the outstanding shares of Parent Common Stock, Aristotle Common Stock or Plato Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Plato Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Aristotle Common Stock and Plato Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     Section 2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Plato Common Stock pursuant to Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Plato Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Plato Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.2(b) (or would be entitled but for this Section 2.5) and (B) an amount equal to the average of the closing sale prices of the Aristotle Common Stock on the NASDAQ for each of the fifteen (15) consecutive trading days ending with the fourth (4th) complete trading day prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Plato Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Plato Common Stock entitled to receive such cash.
     Section 2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Plato Common Stock that are outstanding immediately prior to the Plato Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Plato Merger Consideration as provided in Section 2.2, but rather the holders of Appraisal Shares shall be entitled to payment by the Plato Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Plato Effective Time into, and to have become exchangeable solely for the right to receive, Plato Merger Consideration as provided in Section 2.2(b). Plato shall serve prompt notice to Aristotle of any demands received by Plato for appraisal of any shares of Plato Common Stock, and Aristotle shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Plato Effective Time, Plato shall not, without the prior written consent of Aristotle, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     Section 2.7 Exchange of Plato Certificates.
          (a) Prior to the Plato Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to Plato (the “Exchange Agent”), it being agreed by the parties that the American Stock Transfer & Trust Company is acceptable, for the benefit of the holders of shares of Plato Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.7(b)(ii), certificates representing the full number of shares of Parent Common Stock issuable pursuant to Section 2.2 in exchange for outstanding shares of Plato Common Stock. Prior to the Plato Effective Time, Aristotle shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the cash portion of the Plato Merger Consideration, and Parent shall, after the Plato Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.7(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such initial deposit, Aristotle shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.5. Parent shall cause the Exchange Agent to deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.2 or 2.5 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures.

          (i) Plato Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Plato Effective Time, to each holder of record of a Plato Certificate whose shares were converted into the Parent Common Stock portion of Plato Merger Consideration and the right to receive the cash portion of the Plato Merger Consideration pursuant to Sections 2.2(b) and 2.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Plato Certificates shall pass, only upon delivery of the Plato Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Plato and Aristotle) and (ii) instructions for use in effecting the surrender of the Plato Certificates in exchange for Plato Merger Consideration. Upon surrender of a Plato Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Plato Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable (A) the Per Share Cash Amount, (B) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.2(b)(ii) (after taking into account all shares of Plato Common Stock then held by such holder), (C) any dividends or other distributions payable pursuant to Section 2.7(c)(i) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5, and the Plato Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Plato Common Stock that is not registered in the transfer records of Plato, payment may be made and shares may be issued to a Person other than the Person in whose name the Plato Certificate so surrendered is registered, if such Plato Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Plato Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.6, until surrendered as contemplated by this Section 2.7, each Plato Certificate shall be deemed at any time after the Plato Effective Time to represent only the Parent Common Stock portion of the Plato Merger Consideration and the right to receive upon such surrender the cash portion of the Plato Merger Consideration, in each case, into which the shares of Plato Common Stock theretofore represented by such Plato Certificate have been converted pursuant to Section 2.2(b), dividends or other distributions payable pursuant to Section 2.7(c)(i) and cash in lieu of any fractional shares payable pursuant to Section 2.5. No interest shall be paid or accrue on any cash payable upon surrender of any Plato Certificate.
          (ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Plato Book-Entry Shares shall not be required to deliver a Plato Certificate or an executed letter of transmittal to the Exchange Agent to receive the Plato Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Plato Book-Entry Shares whose shares of Plato Common Stock were converted into the right to receive the Plato Merger Consideration and any dividends or other distributions payable pursuant to

Section 2.7(c)(ii) shall automatically upon the Plato Effective Time (or, at any later time at which such Plato Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Plato Effective Time, in respect of each share of Plato Common Stock (A) the Per Share Cash Amount, (B) the number or shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7(b), (C) any dividends or distributions payable pursuant to Section 2.7(c)(ii) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.5, and the Plato Book-Entry Shares of such holder shall forthwith be canceled.
          (c) Distributions with Respect to Unexchanged Shares
          (i) Plato Certificates. No dividends or other distributions with respect to Parent Common Stock with a record date after the Plato Effective Time shall be paid to the holder of any certificate formerly representing Plato Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5, until the surrender of such Plato Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Plato Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Plato Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Plato Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to shares of Parent Common Stock.
          (ii) Book-Entry Shares. Holders of Plato Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment and delivery of such Parent Common Stock by the Exchange Agent under Section 2.7(b), the amount of dividends or other distributions with a record date after the Plato Effective Time theretofore paid with respect to such shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Plato Effective Time but prior to the time of such payment and delivery by the Exchange Agent under Section 2.7(b) and a payment date subsequent to the time of such payment and delivery by the Exchange Agent under Section 2.7(b) payable with respect to shares of Parent Common Stock.
          (d) The Plato Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Plato Certificates (or, automatically, in the case of the Plato Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Plato Common Stock (other than the right to receive the payments and deliveries contemplated by this Article II). After the Plato Effective Time there shall be no further registration of transfers on the stock transfer books of Plato Surviving Corporation of shares of Plato Common Stock that were outstanding immediately prior to the Plato Effective Time. If, after the Plato Effective Time, any Plato Certificates formerly representing shares of Plato Common Stock are presented to the Plato Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (e) Any portion of the Exchange Fund that remains undistributed to the holders of Plato Common Stock for six (6) months after the Plato Effective Time shall be delivered to Parent, upon demand, and any holder of Plato Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Plato Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.7(c).
          (f) None of Aristotle, Parent, the Merger Subs, Plato or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Aristotle in accordance with Section 2.2(e)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (g) In the event any Plato Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Plato Certificate to be lost, stolen or destroyed and, to the extent customarily required by Parent or Aristotle, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Plato Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Plato Certificate the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Plato Certificate been surrendered as provided in this Article II.
          (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent; provided that no such investment or losses thereon shall affect the Plato Merger Consideration payable to holders of Plato Common Stock entitled to receive such consideration, including cash in lieu of fractional interests, and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Plato Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Plato Common Stock.
          (i) Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Plato Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Any amount properly deducted or withheld pursuant to this Section 2.7(i) shall be treated as having been paid to the holder of Plato Common Stock in respect of which such deduction or withholding was made. In the case of any amounts properly withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Plato Common Stock, sold such Parent Common Stock for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Plato Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.
          (j) Each Aristotle Certificate immediately prior to the Aristotle Effective Time shall, from and after the Aristotle Effective Time, represent shares of Parent Common Stock constituting the Aristotle Merger Consideration. At the Aristotle Effective Time, the Exchange Agent shall exchange by book entry transfer all uncertificated shares of Aristotle Common Stock (excluding any shares of Aristotle Common Stock to be canceled pursuant to Section 2.1(a)) for shares of Parent Common Stock constituting the Aristotle Merger Consideration; provided, however, that if an exchange of Aristotle Certificates for new certificates is required by Law or applicable rule or regulation, or is desired at any time by Parent, in its sole discretion, Parent shall arrange for such exchange on a one-for-one-share basis. For the avoidance of doubt, from and after the Aristotle Effective Time, the holders of such Aristotle Certificates which have been exchanged for certificates of Parent Common Stock, as well as those shares of Aristotle Common Stock exchanged by book entry pursuant to this Section 2.7(j), shall be entitled to receive dividends and distributions made with respect to shares of Parent Common Stock.
     Section 2.8 Further Assurances. At and after the Effective Times, the officers and directors of Parent, the Aristotle Surviving Corporation or the Plato Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Aristotle Surviving Corporation, Aristotle Merger Sub or Aristotle, or the Plato Surviving Corporation, Plato Merger Sub or Plato, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Aristotle Surviving Corporation, Aristotle Merger Sub or Aristotle, or the Plato Surviving Corporation, Plato Merger Sub or Plato, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the Aristotle Surviving Corporation or the Plato Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, the Aristotle Surviving Corporation or the Plato Surviving Corporation, as applicable, as a result of, or in connection with, the Transactions, including the Mergers.
     Section 2.9 Plato Stock Options and Other Stock-Based Awards.
          (a) As of the Plato Effective Time, each option to acquire shares of Plato Common Stock (a “Plato Stock Option”) granted under the Plato 2002 Stock Incentive Plan, as amended, the Accredo 2002 Long-Term Incentive Plan, the Accredo 1999 Long-Term Incentive Plan and the Accredo Stock Option and Restricted Stock Purchase Plan (the “Plato Stock Plans”) that is outstanding and unexercised immediately prior to the Plato Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Parent Stock Option”) to acquire Parent Common Stock in accordance with this Section 2.9. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato Stock Option immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato Stock Option by reason of this Agreement or the transactions contemplated hereby). As of the Plato Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Plato Common Stock subject to such Plato Stock Option and (ii) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Plato Common Stock of such Plato Stock Option by (y) the Stock Award Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Plato Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. For purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Exchange Ratio and the Cash Portion Exchange Ratio. The “Cash Portion Exchange Ratio” means the quotient obtained by dividing (1) the Per Share Cash Amount and (2) an amount equal to the average of the closing sale prices of the Aristotle Common Stock on the NASDAQ for each of the fifteen (15) consecutive trading days ending with the fourth (4th) complete trading day prior to the Closing Date.
          (b) As of the Plato Effective Time, each restricted stock unit award granted under the Plato Stock Plans (“Plato RSU”) that is outstanding immediately prior to the Plato Effective Time that is not then vested shall be assumed by Parent and shall be converted into a restricted stock unit award (a “Parent RSU”) to acquire Parent Common Stock in accordance with this Section 2.9. Each such Parent RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato RSU immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato RSU by reason of this Agreement or the transactions contemplated hereby). As of the Plato Effective Time, each such Parent RSU as so assumed and converted shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Plato Common Stock underlying to such Plato RSU multiplied by (ii) the Stock Award Exchange Ratio.
          (c) As of the Plato Effective Time, each performance stock unit award granted under the Plato Stock Plans (“Plato PSU”) that is outstanding immediately prior to the Plato Effective Time, whether or not then vested, shall be assumed by Parent and shall be converted into a performance share unit award (a “Parent PSU”) to acquire Parent Common Stock in accordance with this Section 2.9. Each such Parent PSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato PSU immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato PSU by reason of this Agreement or the transactions contemplated hereby); provided, that if, after the Plato Effective Time, the Agile program is discontinued or the performance metrics applicable to such Plato PSU otherwise cease to be measurable on the same terms as immediately prior to the Plato Effective Time, then such Plato PSU shall be valued based on target performance, and shall be paid out at the time, and subject to any applicable payment conditions, prescribed by the terms in effect for such Plato PSU immediately prior to the Plato Effective Time; provided, further, that such Plato PSUs shall be subject to any payment delays required by Section 409A of the Code. As of the Plato Effective Time, each such Parent PSU as so assumed and converted shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Plato Common Stock underlying to such Plato PSU multiplied by (ii) the Stock Award Exchange Ratio.
          (d) As of the Plato Effective Time, each vested Plato RSU that has not been settled and is subject to a deferral election (the “Plato DSUs”), shall be assumed by Parent and shall be converted into the right to acquire Parent Common Stock (a “Parent DSU”), in accordance with this Section 2.9. Each such Parent DSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Plato DSU immediately prior to the Plato Effective Time (but, taking into account any changes thereto provided for in the Plato Stock Plans, in any award agreement or in such Plato DSU by reason of this Agreement or the transactions contemplated hereby). As of the Plato Effective Time, each such Parent DSU as so assumed and converted shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Plato Common Stock subject to such Plato DSU multiplied by (ii) the Stock Award Exchange Ratio.
          (e) The right to acquire shares of Plato Common Stock under the Plato Employee Stock Purchase Plan (the “Plato ESPP”) is not a Plato Stock Option for purposes of this Agreement. Prior to the Closing Date, the Plato Board (or, if appropriate, any committee administering the Plato ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Plato ESPP: (i) each individual participating in the offering period (as defined in the Plato ESPP) in progress as of, the Closing Date (the “Final Offering”) shall receive notice of the transactions contemplated by this Agreement no later than twenty (20) days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP; (ii) the Final Offering shall end on no later than the tenth (10th) Business Day prior to the Closing Date; (iii) each Plato ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Plato Common Stock in accordance with the terms of the Plato ESPP as of the end of the Final Offering; (iv) the applicable purchase price for Plato Common Stock as set forth in the Plato ESPP shall not be decreased below the levels set forth in the Plato ESPP as of the date of this Agreement and (v) the Plato ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the Plato ESPP thereafter.
          (f) Not later than the Closing Date, Aristotle shall, or shall cause Parent to, deliver to the holders of Plato Stock Options, Plato RSUs, Plato PSUs and any Plato DSUs any required notices setting forth such holders’ rights pursuant to the relevant Plato Stock Plans and award documents and stating that such Plato Stock Options, Plato RSUs, Plato PSUs and any Plato DSUs have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.9 after giving effect to the Mergers and the terms of the relevant Plato Stock Plans).
          (g) Prior to the Plato Effective Time, Plato shall take all necessary action for the adjustment of Plato Stock Options, Plato RSUs, Plato PSUs and any Plato DSUs under this Section 2.9. Aristotle shall, or shall cause Parent to, reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs as a result of the actions contemplated by this Section 2.9. Not later than the Closing Date, Aristotle shall, or shall cause Parent to, file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs shall distribute a prospectus relating to such Form S-8, and Aristotle shall, or shall cause Parent to, use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs remain outstanding.
     Section 2.10 Aristotle Stock Options and Other Stock-Based Awards.
          (a) As of the Aristotle Effective Time, (i) each stock option and stock appreciation right outstanding under any stock option or compensation plan or arrangement of Aristotle (each, an “Aristotle Stock Option” and “Aristotle SAR”, respectively) that is outstanding immediately prior to the Aristotle Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Aristotle Common Stock and shall be converted automatically into Parent Stock Options or Parent Stock Appreciation Rights (each, a “Parent SAR”), as the case may be, on substantially the same terms and conditions including vesting schedule and per share exercise price) as applied to such Aristotle Stock Option or Aristotle SAR immediately prior to the Aristotle Effective Time, (ii) each share of Aristotle restricted stock and each restricted stock unit of Aristotle (“Aristotle Restricted Stock Awards”) that is outstanding under any stock option or compensation plan, agreement or arrangement of Aristotle immediately prior to the Aristotle Effective Time, whether or not then vested, shall cease to represent a share of Aristotle restricted stock or an Aristotle restricted stock unit and shall be converted automatically into a Parent Restricted Stock Award, on substantially the same terms and conditions (including vesting schedule) as applied to such Aristotle restricted stock or restricted stock unit immediately prior to the Aristotle Effective Time and (iii) each Aristotle performance share award (“Aristotle Performance Share Award”) shall cease to represent a share of Aristotle Common Stock and shall be converted automatically into a Parent Performance Share Award on substantially the same terms and conditions as applied to such Aristotle performance award immediately prior to the Aristotle Effective Time.
          (b) Not later than the Closing Date, Parent shall deliver to the holders of Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards any required notices setting forth such holders’ rights pursuant to the relevant Aristotle Stock Plans and award documents and stating that such Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.10 after giving effect to the Mergers and the terms of the relevant Aristotle Stock Plans).
          (c) Prior to the Aristotle Effective Time, Aristotle shall take all necessary action for the adjustment of Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards under this Section 2.10. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Aristotle Stock Options, Aristotle SARs, Aristotle Restricted Stock Awards and Aristotle Performance Share Awards as a result of the actions contemplated by this Section 2.10. Not later than the Closing Date, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options, Parent SAR, Parent Restricted Stock Awards and Parent Performance Share Awards and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options, Parent SAR, Parent Restricted Stock Awards and Parent Performance Share Awards remain outstanding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PLATO
     Except as disclosed in (a) the disclosure letter delivered by Plato to Aristotle and Parent (the “Plato Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (i) disclosure in any section of such Plato Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of the Plato Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Plato Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Plato and its Subsidiaries (a “Plato Material Adverse Effect”)) or (b) the Plato SEC Documents filed with the SEC after January 1, 2011 and prior to July 15, 2011, the relevance of such disclosure being reasonably apparent on its face, but excluding (x) any disclosure contained in any such Plato SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward looking; (y) Plato SEC Financial Statements (other than the notes thereto); and (z) all exhibits and schedules thereto and documents incorporated by reference therein; provided, however, that the disclosures in the Plato SEC Documents shall not be deemed to qualify any representation or warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5(b), 3.5(c), 3.5(d), 3.6, 3.20 or 3.21, Plato represents and warrants to Aristotle, Parent, and the Merger Subs as follows:
     Section 3.1 Corporate Organization. Each of Plato and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Plato and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably likely to have a Plato

Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws of Plato (the “Plato Charter” and “Plato By-laws”), as most recently filed with the Plato SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
     Section 3.2 Capitalization.
          (a) The authorized capital stock of Plato consists of 2,000,000,000 shares of Plato Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Plato Preferred Stock,” and together with Plato Common Stock, the “Plato Capital Stock”). As of July 19, 2011, there were (i) 671,151,664 shares of Plato Common Stock and no shares of Plato Preferred Stock issued and outstanding, (ii) 60,139,546 shares of Plato Common Stock reserved for issuance pursuant to the Plato Stock Plans, including (A) 30,343,734 shares of Plato Common Stock issuable upon the exercise of outstanding Plato Stock Options (whether or not presently exercisable), (B) 4,471,601 shares of Plato Common Stock issuable upon vesting of outstanding Plato RSUs, (C) 214,100 shares of Plato Common Stock issuable upon vesting of outstanding Plato PSUs, (D) 706,065 shares of Plato Common Stock issuable pursuant to Plato DSUs and (E) 4,490,926 shares of Plato Common Stock issuable upon exercise of options under the Plato ESPP, and (iii) 285,620,728 shares of Plato Common Stock are owned by Plato as treasury stock. Except as set forth above, no shares of capital stock or other equity securities of Plato are issued, reserved for issuance or outstanding, except for shares of capital stock of Plato issued after the date set forth in the previous sentence, pursuant to the exercise of options under the Plato ESPP outstanding as of the date set forth in the previous sentence. All of the issued and outstanding shares of Plato Common Stock have been, and any shares of Plato Common Stock issued upon the exercise of Plato Stock Options or upon the exercise of options under the Plato ESPP, Plato Common Stock issued pursuant to the exercise or vesting of any Plato DSUs, or the vesting of any Plato RSUs or Plato PSUs will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 3.2(a) of the Plato Disclosure Letter, as of the Plato Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Plato or any of its Subsidiaries is a party, or by which Plato or any of its Subsidiaries is bound, obligating Plato or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Plato or of any Subsidiary of Plato or obligating Plato or any Subsidiary of Plato to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Plato to make any payment based on or resulting from the value or price of the Plato Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Plato Common Stock or other equity securities of Plato in connection with (i) the payment of the exercise price of Plato Stock Options with Plato Common Stock (including in connection with “net” exercises), (ii) required tax withholding in connection with the exercise of Plato Stock Options, vesting of Plato RSUs and Plato PSUs and vesting, exercise or settlement of Plato DSUs and (iii) forfeitures of Plato Stock Options, Plato RSUs, Plato PSUs and Plato DSUs, there are no outstanding contractual obligations of Plato or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Plato Capital Stock or the capital stock of any of its Subsidiaries, other than pursuant to the Plato Benefit Plans.

There are no bonds, debentures, notes or other indebtedness of Plato or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Plato may vote.
          (b) Plato owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities laws (“Liens”), except, in the case of any Subsidiary of Plato which is not material to the business of Plato and its Subsidiaries, taken as a whole, as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except as would not have a material effect on the operation of Plato’s and its Subsidiaries’ businesses. Neither Plato nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.
          (c) Except as set forth on Section 3.2(c) of the Plato Disclosure Letter, neither Plato nor any of its Subsidiaries directly or indirectly owns as of the date of this Agreement 5% or more of the capital stock, membership interests, partnership interests, joint venture interests and other equity interests in, or any interest convertible or exchangeable or exercisable for 5% or more of the equity or similar interests in any Person (other than a Plato Subsidiary).
     Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.
          (a) Plato has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of Plato Stockholder Approval, to consummate the Transactions applicable to Plato, including the Plato Merger. The execution and delivery by Plato of this Agreement, the performance and compliance by Plato with each of its obligations herein and the consummation by Plato of the Transactions applicable to Plato have been duly authorized by all necessary corporate action on the part of Plato, subject, in the case of the Plato Merger, to receipt of the Plato Stockholder Approval. Plato has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Aristotle, Parent and the Merger Subs of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
          (b) The Board of Directors of Plato (the “Plato Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Plato Merger upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Plato Merger and the other Transactions are fair to, and in the best interests of, Plato and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Plato for adoption, (iv) recommending that Plato’s stockholders adopt this Agreement (the “Plato Recommendation”) and (v) declaring that this Agreement is advisable. Assuming that on the date of this Agreement neither Aristotle nor any of its “affiliates” or “associates” is an “interested stockholder” of Plato (each term, as defined in DGCL Section 203), such resolutions are sufficient to render inapplicable to this Agreement and the Plato Merger the restrictions of Section 203 of the DGCL (“Section 203”). No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply to this Agreement or the Plato Merger.
          (c) Assuming that on the date of this Agreement neither Aristotle nor any of its “affiliates” or “associates” is an “interested stockholder” of Plato (each term, as defined in DGCL Section 203), the only vote of holders of any class or series of Plato Capital Stock necessary to adopt this Agreement and to approve the Plato Merger is the adoption of this Agreement by the holders of a majority of the shares of Plato Common Stock outstanding and entitled to vote thereon (the “Plato Stockholder Approval”). The affirmative vote of the holders of Plato Capital Stock is not necessary to consummate any Transaction other than the Plato Merger.
     Section 3.4 Consents and Approvals; No Conflicts.
          (a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the preliminary Joint Proxy Statement, the Joint Proxy Statement and the Form S-4, (ii) the filing of the Plato Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) the Plato Stockholder Approval, (iv) actions required by applicable governmental bodies or agencies such as Food and Drug Administration, Drug Enforcement Administration, Department of Health and Human Services, CMS and state Medicaid agencies (Medicare/Medicaid), Office of Personnel Management, state boards of pharmacy and governmental controlled substances, federal and state insurance and other federal and state Governmental Entities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services, Medicare Part D prescription drug plans, pharmacy benefit management services, durable medical equipment, insurance and risk sharing arrangements and products and services and third-party administrator approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”), (v) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) notice pursuant to the rules and regulations of the New York Stock Exchange (the “NYSE”), and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust or competition Laws, and (vi) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity (as defined below), the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions, no Consents of, or Filings with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) are necessary for the consummation by Plato of the Transactions.
          (b) Neither the execution and delivery of this Agreement by Plato nor the consummation by Plato of the Transactions, nor compliance by Plato with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Plato Charter or Plato By-laws or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Plato Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Plato or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Plato or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a “Contract”) to which Plato or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions. The foregoing representation does not take into account, and no representation or warranty set forth in the foregoing Section 3.4(b) is made concerning, the effect of any Order applicable to, or Contract (other than this Agreement) of, Aristotle or any of its Subsidiaries.
     Section 3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.
          (a) Plato has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Plato with the SEC under the Securities Act or the Exchange Act since January 1, 2009 (the “Plato SEC Documents”). None of the Plato Subsidiaries or any Plato Affiliate is required to make any filings with the SEC.
          (b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Plato SEC Document (other than the Plato SEC Financial Statements) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Plato SEC Document (other than the Plato SEC Financial Statements) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) The consolidated financial statements of Plato included in the Plato SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Plato’s accountants with respect thereto (the “Plato SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Plato SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Plato (on a consolidated basis) as of the respective dates of and for the periods referred to in the Plato SEC Financial

Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Plato SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Plato and the Plato Subsidiaries are accurate and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Plato SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Plato or the applicable Plato Subsidiary. No financial statements of any Person other than Plato and the Plato Subsidiaries are required by GAAP to be included in the consolidated financial statements of Plato. Except as required by GAAP, Plato has not, between December 25, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 25, 2010.
          (d) Plato is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.
          (e) Plato has made available to Aristotle true and complete copies of all material written comment letters from the staff of the SEC received since January 1, 2008 relating to the Plato SEC Documents and all written responses of Plato thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Plato SEC Documents and none of the Plato SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Plato, pending or threatened, in each case regarding any accounting practices of Plato.
          (f) Plato has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Plato’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Plato in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Plato’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Plato’s management has completed an assessment of the effectiveness of Plato’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Plato SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Plato’s management’s most recently completed evaluation of Plato’s internal control over financial reporting, (i) Plato had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Plato’s ability to record, process, summarize and report financial information and (ii) Plato does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Plato’s internal control over financial reporting.
          (g) Plato and the Plato Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Plato Material Adverse Effect, (ii) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Plato SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Plato SEC Financial Statements, and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions.
          (h) Statutory Financial Statements of Subsidiaries. Plato has previously delivered or made available to Aristotle true, complete and correct copies of the statutory financial statements of each Plato Insurance Company Subsidiary, as filed with the applicable domestic regulators for the years ended December 31, 2009 and 2010 and for each subsequent quarterly period, together with all exhibits and schedules thereto (the “Plato Subsidiary SAP Statements”). The Plato Subsidiary SAP Statements fairly present, in all material respects, the respective statutory financial conditions of each of the Plato Insurance Company Subsidiaries at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with Applicable SAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.
     Section 3.6 Absence of Certain Changes or Events. Since December 25, 2010, (a) Plato and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Plato Material Adverse Effect. Since December 25, 2010 through the date of this Agreement, neither Plato nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Aristotle’s consent pursuant to, Section 5.1 hereof had the covenants therein applied since December 25, 2010.
     Section 3.7 Information Supplied. None of the information supplied or to be supplied by Plato for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Mergers (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Plato Common Stock and Aristotle Common Stock and at the time of the Plato Stockholders Meeting and at the time of the Aristotle Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Plato to such portions thereof that relate expressly to Aristotle, Parent, the Merger Subs or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Aristotle, Parent or Merger Subs for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
     Section 3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Plato, threatened against Plato or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Plato, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Plato Material Adverse Effect. Neither Plato nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Plato Material Adverse Effect.
     Section 3.9 Compliance with Laws.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, (i) Plato and its Subsidiaries are in compliance and since January 1, 2008 have been in compliance with all Laws and Orders applicable to Plato, any Plato Subsidiary or any assets owned or used by any of them, and (ii) neither Plato nor any Plato Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Plato or a Plato Subsidiary is not in compliance with any Law.
          (b) Plato and its Subsidiaries (i) are in compliance and since January 1, 2008 have been in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; (ii) since January 1, 2008, have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Plato of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) since January 1, 2008, have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Plato or such Plato Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.
          (c) Plato and its Subsidiaries have in effect privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by Plato and the Plato Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.
     Section 3.10 Regulatory Compliance. Plato and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. The operation of the business of Plato and its Subsidiaries as currently conducted is not, and has not been since January 1, 2008, in violation of, nor is Plato or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of Plato, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Permit, except where such default or violation of such Permit would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect. There are no actions pending or, to the Knowledge of Plato, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Since January 1, 2008, neither Plato nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or, to the Knowledge of Plato, any other notice, charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of Plato, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.
          (a) Plato and each of its Subsidiaries are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, the Federal Employee Health Benefit Program, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws related to billing or claims for reimbursement submitted to any third party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all federal and state laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like (collectively, (i) — (vii), “Health Care Laws”), except where any failure to be in compliance with any of the Health Care Laws would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. No third-party payment program has imposed a fine, penalty or other sanction on Plato or its Subsidiaries and none of Plato or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect.

          (b) Since January 1, 2008, (i) neither Plato nor any of its Subsidiaries has received or been subject to any written notice, charge, claim or assertion alleging any violation of the Health Care Laws, and to the Knowledge of Plato, no action alleging any violation of any Health Care Law by Plato or its Subsidiaries is currently threatened against Plato or any of its Subsidiaries, except where such notice, charge, claim, assertion or action would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions and (ii) neither Plato nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of Health Care Laws, except where such settlement or action would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.
          (c) To the Knowledge of Plato, since January 1, 2008, neither Plato nor any of its Subsidiaries, nor any director or executive officer of Plato or any of its Subsidiaries, with respect to actions taken on behalf of Plato or its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iv) has been disbarred or disqualified from participation in regulated activities for any violation or alleged violation of any Health Care Laws, (v) has been listed on the General Services Administration List of Parties Excluded from Federal Programs or (vi) is a party to or subject to any Proceeding concerning any of the matters described above in clauses (i) through (iii).
          (d) Plato and each of its Subsidiaries are in compliance with all applicable Laws with respect to matters relating to patient or individual health care or personal information, including, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”), except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect.
          (e) Plato and each of its Subsidiaries (i) are in compliance with all Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.

          (f) Each Plato Insurance Company Subsidiary has filed with the appropriate Governmental Entities, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed by them. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.
          (g) All policy forms and certificates used by Plato and any of its Subsidiaries, the forms of all policies and certificates on which Plato Subsidiary Insurance Agreements were written and all amendments, endorsements and riders thereto, and all applications, brochures and marketing materials pertaining thereto have been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, to the extent required by Law, and comply with all requirements of Law, except where the failure to obtain such approval or the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect. Plato and each of its Plato Insurance Company Subsidiaries have, separately and in the aggregate, performed their obligations with respect to the Plato Subsidiary Insurance Agreements, as applicable, in accordance with the terms of the Plato Subsidiary Insurance Agreements in all material respects.
          (h) All premium rates, rating plans and policy terms established or used by Plato or any Plato Insurance Company Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved in all material respects and the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the insurance Laws applicable thereto.
          (i) Insurance Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, (i) each Plato Insurance Company Subsidiary (including the business, marketing, operations, sales and issuances of Plato Subsidiary Insurance Agreements conducted by or through agents or otherwise) is, and since January 1, 2008 has been, in compliance with applicable Laws and (ii) no Plato Insurance Company Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that a Plato Insurance Company Subsidiary is not in compliance with any Law. There is no pending or, to the Knowledge of Plato, threatened charge by any state insurance regulatory authority that any Plato Insurance Company Subsidiary has allegedly violated, nor is there any pending or, to the Knowledge of Plato, threatened investigation or enforcement proceeding by any state insurance regulatory authority with respect to possible violations by any Plato Insurance Company Subsidiary of, any applicable insurance Laws, except where such charge, investigation or enforcement proceeding would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Each Plato Insurance Company Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business, except where the failure to be so duly authorized would not reasonably be expected to have a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. None of the Plato Insurance Company Subsidiaries is subject to any Order or decree of any insurance regulatory authority which (i) would, individually or in the aggregate, reasonably be expected to have a Plato Material Adverse Effect or materially impair the ability of Plato to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions, (ii) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2008 or (iii) seeks the revocation or suspension of any material Permit issued pursuant to applicable insurance Law.
     Section 3.11 Absence of Changes in Benefit Plans. Except as set forth on Schedule 3.11 of the Plato Disclosure Letter, from December 25, 2010 to the date of this Agreement, there has not occurred other than in the ordinary course of business consistent with past practice or as specifically set forth in Plato’s most recent Proxy Statement on Schedule 14A filed with the SEC any (a) increase in the compensation (including bonus opportunities) of any of its directors or executive officers, (b) grant of any severance or termination pay to any of its executive officers, (c) grant of equity awards to any director or executive officer, (d) entry into or amendment of any employment, consulting, change in control, retention or severance agreement or arrangement with any executive officers or (e) establishment, adoption, entry into, freeze or amendment in any respect or termination of any Plato Benefit Plan or any action to accelerate entitlement to material compensation or benefits under any Plato Benefit Plan or otherwise for, in each case, the benefit of any director or executive officer. As used in this Agreement, “Plato Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Plato or any of its ERISA Affiliates, or to which Plato or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Plato or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Plato or any of its ERISA Affiliates has any liability (contingent or otherwise) ), other than any schemes or arrangements mandated by a government outside of the United States.
     Section 3.12 ERISA Compliance; Excess Parachute Payments.
          (a) Schedule 3.12(a) of the Plato Disclosure Letter sets forth a true, correct and complete list of each material Plato Benefit Plan (as defined herein). Plato has made available to Aristotle true, complete and correct copies of (i) each material Plato Benefit Plan and all material amendments thereto (or, in the case of any material unwritten Plato Benefit Plan, a description thereof), (ii) with respect to each material Plato Benefit Plan, to the extent applicable, for the two (2) most recent plan years (A) the annual report on Form 5500 and attached schedules and, if applicable (B) actuarial valuation reports, (iii) the most recent summary plan description for each material Plato Benefit Plan (or other written explanation provided to employees in the case of a material Plato Benefit Plan for which such summary plan description is not required) and (iv) each trust agreement and group annuity contract relating to any material Plato Benefit Plan.
          (b) No material liability under Title IV of ERISA has been incurred by Plato or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Plato, no condition exists that could reasonably be likely to result in Plato or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Plato Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plato Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect, each Plato Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service and Plato is not aware of any reason why any such determination letter should be revoked or not be reissued. Plato has made available to Aristotle copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such material Plato Benefit Plan. Each Plato Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Plato Benefit Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Plato Material Adverse Effect. There are no pending or, to the Knowledge of Plato, threatened Proceedings against any Plato Benefit Plan, any fiduciary thereof, Plato or any Subsidiary that could reasonably be, expected to have, individually or in the aggregate, a Plato Material Adverse Effect. To the Knowledge of Plato, none of Plato, any of its Subsidiaries, any officer of Plato or of any Subsidiary or any of the Plato Benefit Plans which are subject to ERISA, including the Plato Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Plato, any Subsidiary or any officer of Plato or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.
          (d) Except in connection with any Non-US Plato Benefit Plan (as defined below), there is no material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Plato or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.
          (e) With respect to Plato Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plato Benefit Plans”), except as would not reasonably be, expected to have, individually or in the aggregate, a Plato Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Plato Benefit Plan have been so reserved in accordance with GAAP and (ii) each Non-US Plato Benefit Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.
          (f) Except as otherwise contemplated under this Agreement or except pursuant to the terms of the Plato Benefit Plans which are publicly filed with the SEC as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any (x) increase in (for any executive officer or director), or (y) material increase in (for any non-executive officer employee), any compensation to any present or former executive officer, director or non-executive officer employee, respectively, of Plato or any of its Subsidiaries or (ii) the entitlement of any present or former executive officer or director of Plato or any of its Subsidiaries to severance or termination pay or benefits, or of any present or former non-executive officer employee of Plato or any of its Subsidiaries to material severance or termination pay or benefits. Schedule 3.12(f) of the Plato Disclosure Letter sets forth a list of each of the participants in the Plato 2006 Executive Change in Control Severance Plan and the Plato 2006 Executive Severance Plan.
          (g) Plato has delivered to Aristotle a report, prepared by an outside accounting firm based on information provided to such accounting firm by Plato, that sets forth certain amounts payable to the then current executive officers of Plato in connection with the transactions contemplated by this Agreement. No Plato Benefit Plan provides for the gross-up of any Taxes payable by any individual.
     Section 3.13 Employee and Labor Matters.
          (a) Except as listed in Section 3.13(a) of the Plato Disclosure Letter, (A) neither Plato nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, (B) no labor union, labor organization, works council, or group of employees of Plato or any of its Subsidiaries has made a pending demand for recognition or certification, and (C) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Plato nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Plato or any of its Subsidiaries (the “Plato Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Plato, threatened in writing against Plato or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Plato Business Personnel. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Plato, threatened against or affecting Plato or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of Plato or any Subsidiary.
          (b) Neither Plato nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement.

          (c) Plato and its Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to or by which Plato or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be, expected to have, individually or in the aggregate, a Plato Material Adverse Effect.
          (d) To the Knowledge of Plato, no employee of Plato or any of its Subsidiaries at the level of Senior Vice President or higher is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by Plato or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect.
     Section 3.14 Environmental Matters.
          (a) Since January 1, 2008, Plato and each of its Subsidiaries has been in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits and other material governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2008, neither Plato or any of its Subsidiaries have received any communication (written or oral), that alleges Plato or its Subsidiaries is not in such material compliance. All material Permits and other material governmental authorizations currently held by Plato and its Subsidiaries pursuant to all Environmental Laws are identified in Section 3.14(a) of the Plato Disclosure Letter.
          (b) There is no Environmental Claim pending or, to the Knowledge of Plato, threatened against Plato or its Subsidiaries, or to the Knowledge of Plato against any person or entity whose liability for any Environmental Claim Plato has retained or assumed either contractually or by operation of law.
          (c) To the Knowledge of Plato, there are no conditions or incidents, including, without limitation, the Release of any Material of Environmental Concern, that could reasonably be expected to result in any material Environmental Claim against Plato or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Plato has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities to Plato or its Subsidiaries under Environmental Law.
          (d) Without in any way limiting the generality of the foregoing, to the Knowledge of Plato, and except as in material compliance with Environmental Laws, none of the real property owned by Plato or its Subsidiaries or to the Knowledge of Plato, any leased property, contains any underground storage tanks; asbestos; toxic molds, deed restrictions or other engineering controls due to environmental conditions, polychlorinated biphenyls (PCBs); underground injection wells; or waste management units, radioactive materials; or septic tanks or waste disposal pits or lagoons in which process wastewater or any Materials of Environmental Concern have been discharged or disposed;
          (e) Neither Plato nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority including pursuant to the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.
          (f) Plato and its Subsidiaries have provided to Aristotle all material environmental site assessments, reports, results of investigations and audits in the possession, custody, or control of Plato pertaining to (A) environmental condition of the real properties and operations of Plato and its Subsidiaries, and (B) compliance (or noncompliance) by Plato with any Environmental Laws.
          (g) Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.14 together with the representations and warranties in Sections 3.4, 3.5 and 3.6, constitute the sole representations and warranties relating to any Environmental Law, Environmental Claim or Release of any Material of Environmental Concern.
     Section 3.15 Properties. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plato Material Adverse Effect: (A) Plato and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of Plato and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Plato and each of its Subsidiaries has complied with the terms of all leases of real property of Plato and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Plato or any Subsidiary party thereto and, to the Knowledge of Plato, the counterparties thereto; and (C) neither Plato nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.
     Section 3.16 Tax Returns and Tax Payments. Except as disclosed in Section 3.16 of the Plato Disclosure Letter,
          (a) Plato and its Subsidiaries have timely filed (or, as to Subsidiaries, Plato has filed on behalf of such Subsidiaries) all Tax Returns required to be filed by it, other than Tax Returns the failure of which to file would not reasonably be expected to have a Plato Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects;

          (b) Plato and its Subsidiaries have paid (or, as to Subsidiaries, Plato has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, Plato has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns;
          (c) Neither Plato nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes of any material amount;
          (d) No claim for unpaid Taxes has been asserted against Plato or any of its Subsidiaries in writing by a Tax authority, which, if resolved in a manner unfavorable to Plato or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect;
          (e) There are no Liens for Taxes upon the assets of Plato or any Subsidiary, except for Permitted Liens;
          (f) No audit of any material Tax Return of Plato or any of its Subsidiaries is being conducted by a Tax authority;
          (g) Neither Plato nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Plato and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law);
          (h) None of Plato or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
          (i) In the last five (5) years, none of Plato or its Subsidiaries has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and
          (j) Neither Plato nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Plato Merger and the Aristotle Merger, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.
     Section 3.17 Material Contracts.
          (a) All Contracts required to be filed as exhibits to the Plato SEC Documents have been so filed in a timely manner. Section 3.17(a) of the Plato Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following contracts (other than Plato Benefit Plans) to which Plato or any of its Subsidiaries is a party or by which Plato or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):
               (1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

               (2) any Contract that materially limits the ability of Plato or Plato and its any Subsidiaries, taken as a whole, to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);
               (3) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;
               (4) any Contract or series of related Contracts relating to indebtedness for borrowed money (i) in excess of $100 million or (ii) that becomes due and payable as a result of the Transactions;
               (5) any material license, sublicense, option or other Contract relating to Plato Material Intellectual Property;
               (6) any Contract that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which Plato or any Plato Subsidiary is subject which is material to Plato and its Subsidiaries taken as a whole;
               (7) any Contract with the Plato’s top 10 suppliers (including purchasing agreements, group purchasing agreements, and excluding any Contract described by clauses (8) and (9) below and excluding work orders, statements of work, purchase orders and similar contracts) ) (measured by dollar volume of purchases of Plato during the twelve (12) months ended June 30, 2011);
               (8) the top 20 customer Contracts of Plato (measured by dollar volume of drug spend by the customer during the twelve (12) months ended June 30, 2011);
               (9) the top 10 Contracts with network pharmacy providers and PSAOs (measured by dollar volume of amounts paid by Plato to provider or PSAO or PSAO affiliated provider during the time period beginning July 10, 2010 and ending July 8, 2011);
               (10) any Contract with any of Plato’s top 10 pharmaceutical manufacturers concerning rebate and administrative fee arrangements and purchase discounts (measured by rebate/administrative fee and purchase discount revenue received by Plato during the twelve (12) months ended June 30, 2011);
               (11) any Contract with any of Plato’s top 10 pharmaceutical manufacturers relating to specialty pharmaceutical products (measured by dollar volume of purchases of Plato, combined with any applicable service fees paid to Plato thereunder during the twelve (12) months ended June 30, 2011);

               (12) any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;
               (13) any Contract for any joint venture, partnership or similar arrangement, or any contract involving a sharing of revenues, profits, losses, costs, or liabilities by Plato or any Subsidiary with any other Person involving a potential combined commitment or payment by Plato and any Subsidiary in excess of $50 million annually.
          (b) Plato has heretofore made available to Aristotle, or pursuant to customary “clean-room” arrangements, Aristotle’s applicable non-employee Representatives, true, correct and complete copies of the following Material Contracts other than for the redaction of commercially sensitive information in, including of the identity of counterparties:
               (1) 5 of the top 10 Contracts with Plato’s customers (measured by dollar volume of drug spend by the customer during the twelve (12) months ended June 30, 2011);
               (2) 5 of the top 10 Contracts with Plato’s network pharmacy providers and PSAOs (measured by dollar volume of amounts paid by Plato to provider or PSAO and PSAO affiliated providers during the twelve (12) months ended June 30, 2011);
               (3) Contracts relating to 5 of the top 10 non-specialty pharmaceutical products with Plato’s pharmaceutical non-specialty manufacturers (measured by Total Average Wholesale Price received by Plato during the quarter ended March 26, 2011);
               (4) Excerpts of the most favored nation provisions or non-compete provisions or similar obligations with Plato’s customers to which Plato or any Plato Subsidiary is subject which are material to Plato or Plato and its Subsidiaries, taken as a whole; and
               (5) Contracts relating to 5 of the top 10 specialty pharmaceutical products with Plato’s pharmaceutical manufacturers concerning rebate and administrative fee arrangements and purchase discounts(measured by Total Average Wholesale Price received by Plato during the quarter ended March 26, 2011).
          (c) All Contracts set forth or required to be set forth in Section 3.17(a) and 3.17(b) of the Plato Disclosure Letter or filed or required to be filed as exhibits to the Plato SEC Documents (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by Plato or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding and in full force and effect or enforceable that would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect. Plato, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Plato, no other party to any contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since December 25, 2010, neither Plato nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Material Contract. Neither Plato nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract.
     Section 3.18 Intellectual Property.
          (a) Section 3.18(a) of the Plato Disclosure Letter sets forth a true and complete list of all Plato Material Intellectual Property currently registered or subject to a pending application for registration in the name of Plato or any of its Subsidiaries. To the Knowledge of Plato, Plato or one of its Subsidiaries is the owner of such Plato Material Intellectual Property.
          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Plato Material Adverse Effect (A) to the Knowledge of Plato, Plato and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of Plato, have been threatened in writing (including cease and desist letters or requests for a license) since January 1, 2009 against Plato or its Subsidiaries (1) alleging infringement, misappropriation or other violation of any Intellectual Property owned by any other Person or (2) contesting the validity of any Plato Material Intellectual Property owned by Plato or any of its Subsidiaries; (C) to the Knowledge of Plato, the operation of Plato and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person and, to the Knowledge of Plato, no Person is infringing, misappropriating, or otherwise violating any Plato Material Intellectual Property owned by Plato or any of its Subsidiaries; (D) all registrations and applications for registered Plato Material Intellectual Property owned by Plato or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of Plato, are valid and enforceable; (E) Plato and its Subsidiaries take commercially reasonable actions to protect the confidentiality of the Plato Material Intellectual Property consisting of trade secrets and other proprietary confidential information; and (F) Plato and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation (“security”) of their software, networks, databases, systems and websites (“systems”) (and all information transmitted thereby or stored therein), and since January 1, 2009 there have been no violations of such security nor other unauthorized access to information transmitted by such systems as to which Plato or any of its Subsidiaries was required by applicable Law or their respective privacy policies to notify any other Person.
     Section 3.19 Insurance. All material insurance policies (“Policies”) with respect to the business and assets of Plato and its Subsidiaries are in full force and effect. Neither Plato nor any of its Subsidiaries is in material breach or default, and neither Plato nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. With respect to each of the legal proceedings set forth in the Plato SEC Documents, no such insurer has informed Plato or any of its Subsidiaries of any denial of coverage. Plato and its Subsidiaries have not received any written notice of cancellation of any of the Policies. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to Plato and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.
     Section 3.20 Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.20 of the Plato Disclosure Letter, neither Plato nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Plato or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.
     Section 3.21 Opinions of Financial Advisors. The Plato financial advisors have delivered to the Plato Board their opinions in writing or orally, in which case, such opinions will be subsequently confirmed in writing, to the effect that, as of the date thereof based upon and subject to the factors and assumptions set forth therein, the Plato Merger Consideration to be received by the holders of the shares of Plato Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.
     Section 3.22 Certain Additional Representations. Plato has consulted Sullivan & Cromwell LLP, counsel to Plato, and believes that it will be able to give representations reasonably necessary for tax counsel to Aristotle and tax counsel to Plato to be able to render the opinions referred to in Sections 6.2(c) and 6.3(c).
     Section 3.23 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, neither Plato nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Plato or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Plato or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Plato, any Affiliate of Plato or any Person acting on any of their behalf to Aristotle or Parent, any Affiliate of Aristotle or any Person acting on any of their behalf.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
ARISTOTLE, PARENT, AND THE MERGER SUBS
     Except as disclosed in (a) the disclosure letter delivered by the Aristotle, Parent and the Merger Subs to Plato (the “Aristotle Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (i) disclosure in any section of such Aristotle Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of the Aristotle Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross-reference thereto and (ii) the mere inclusion of an item in such Aristotle Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have Material Adverse Effect on Aristotle and its Subsidiaries (an “Aristotle Material Adverse Effect”)) or (b) the Aristotle SEC Documents filed with the SEC after January 1, 2011 and prior to July 15, 2011, the relevance of such disclosure being reasonably apparent on its face, but excluding (x) any disclosure contained in any such Aristotle SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward looking, (y) Aristotle SEC Financial Statements (other than the notes thereto) and (z) all exhibits and schedules thereto and documents incorporated by reference therein; provided, however, that the disclosures in the Aristotle SEC Documents shall not be deemed to qualify any representation or warranties made in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.21 and 4.22, Aristotle, Parent, and the Merger Subs jointly and severally represent and warrant to Plato as follows:
     Section 4.1 Corporate Organization. Aristotle is a corporation, Parent is a corporation and each Merger Sub is a corporation, and each is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Aristotle, Parent and each Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably likely to have an Aristotle Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws of Aristotle, as most recently filed with the Aristotle SEC Documents and of Parent, Aristotle Merger Sub and Plato Merger Sub, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
     Section 4.2 Capitalization of Parent and Merger Subs.
          (a) Since their respective dates of incorporation, none of Parent or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
          (b) The authorized capital stock of Parent consists of 100 shares of Parent Common Stock, of which 100 are issued and outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, are fully paid and nonassessable and are owned directly by Aristotle free and clear of any Lien. The authorized capital stock of Aristotle Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. The authorized capital stock of Plato Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. All shares of Parent

Common Stock issued pursuant to Article II shall be duly authorized and validly issued and free of preemptive rights.
     Section 4.3 Aristotle Capitalization.
          (a) The authorized capital stock of Aristotle consists of 1,000,000,000 shares of Aristotle Common Stock, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Aristotle Preferred Stock,” and together with the Aristotle Common Stock, the “Aristotle Capital Stock”). As of June 30, 2011 there were (i) 690,577,000 shares of Aristotle Common Stock, and no shares of Aristotle Preferred Stock, issued, (ii) 488,205,000 shares of Aristotle Common Stock outstanding and (iii) 13,919,869 shares of Aristotle Common Stock issuable upon the exercise of outstanding stock options or stock appreciation rights, vesting of restricted stock units or vesting of performance shares to acquire shares of Aristotle Common Stock (whether or not presently vested or exercisable). Except as set forth above, and for shares of Aristotle Common Stock reserved for issuance under Aristotle equity plans, as of June 30, 2011, no shares of capital stock or other equity securities of Aristotle are issued, reserved for issuance or outstanding, except for shares of capital stock of Aristotle issued, after the date set forth in this sentence, pursuant to the exercise of options under the any Aristotle stock plan outstanding as of the date set forth in this sentence. All of the issued and outstanding shares of Aristotle Common Stock have been, and any shares of Aristotle Common Stock issued upon the exercise of options to acquire Aristotle Common Stock or Aristotle SARs or the vesting of Aristotle Restricted Stock Awards or Aristotle Performance Share Awards will be, duly authorized and validly issued and are or will be, fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 4.3(a) of the Aristotle Disclosure Letter, as of June 30, 2011, there were not any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Aristotle or any of its Subsidiaries is a party, or by which Aristotle or any of its Subsidiaries is bound, obligating Aristotle or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Aristotle or of any Subsidiary of Aristotle or obligating Aristotle or any Subsidiary of Aristotle to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Aristotle to make any payment based on or resulting from the value or price of the Aristotle Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions of Aristotle Common Stock or other equity securities of Aristotle in connection with (i) the payment of the exercise price of Aristotle Stock Options with Aristotle Common Stock (including in connection with “net” exercises), (ii) required tax withholding in connection with the exercise of Aristotle Stock Options and vesting of Aristotle Restricted Stock Awards and (iii) forfeitures of Aristotle Stock Options or Aristotle Restricted Stock Awards, there are no outstanding contractual obligations of Aristotle or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Aristotle Capital Stock or the capital stock of any of its Subsidiaries, other than pursuant to the Aristotle Benefit Plans. There are no bonds, debentures, notes or other indebtedness of Aristotle or any of its Subsidiaries having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of Aristotle may vote.

          (b) Aristotle owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Liens, except, in the case of any Subsidiary of Aristotle which is not material to the business of Aristotle and its Subsidiaries, taken as a whole, as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except as would not have a material effect on the operation of Aristotle’s and its Subsidiaries’ businesses. Neither Aristotle nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.
          (c) Except as set forth on Section 4.3(c) of the Aristotle Disclosure Letter, neither Aristotle nor any of its Subsidiaries directly or indirectly owns as of the date of this Agreement 5% or more of the capital stock, membership interests, partnership interests, joint venture interests and other equity interests in, or any interest convertible or exchangeable or exercisable for 5% or more of the equity or similar interests in any Person (other than an Aristotle Subsidiary).
     Section 4.4 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.
          (a) Each of Aristotle, Parent and the Merger Subs has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of Aristotle Stockholder Approval, to consummate the Transactions, including the Mergers. The execution and delivery by each of Aristotle, Parent and the Merger Subs of this Agreement, the performance and compliance by Aristotle, Parent and Merger Subs with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Aristotle, Parent and the Merger Subs, subject (i) in the case of the Aristotle Merger, to receipt of the Aristotle Stockholder Approval and (ii) in the case of the Mergers, to the approvals of Parent, as sole stockholder of each of the Merger Sub, which will each be obtained by written consent immediately after the execution hereof. Each of Aristotle, Parent and the Merger Subs has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Plato of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. None of Aristotle, Parent or the Merger Subs nor any of their “affiliates” or “associates” is, as of the date of this Agreement, nor at any time during the last three (3) years has been, an “interested stockholder” of Plato as defined in DGCL Section 203.
          (b) Each of the Board of Directors of Aristotle (the “Aristotle Board”) and the Board of Directors of Parent, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Aristotle Merger and the other Transactions are fair to, and in the best interests of, Aristotle and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Aristotle for adoption, (iv) recommending that its stockholders adopt this Agreement (the “Aristotle

Recommendation”) and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to this Agreement and the Aristotle Merger the provisions of Section 203. No other Takeover Laws apply to this Agreement or the Aristotle Merger.
          (c) Assuming that on the date of this Agreement neither Plato nor any of its “affiliates” or “associates” is an “interested stockholder” of Aristotle (each term, as defined in DGCL Section 203), the only vote of holders of any class or series of Aristotle Capital Stock necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Aristotle Common Stock outstanding and entitled to vote thereon at the Aristotle Stockholders Meeting (in either case, the “Aristotle Stockholder Approval”). The Aristotle Stockholder Approval is the only vote of the holders of Aristotle Capital Stock necessary to consummate the Transactions.
     Section 4.5 Consents and Approvals; No Conflicts.
          (a) Except for (i) the filing with the SEC of the preliminary Joint Proxy Statement, the Joint Proxy Statement and the Form S-4, (ii) the filing of the Aristotle Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) the Aristotle Stockholder Approval, (iv) actions required by applicable Healthcare Regulatory Approvals, (v) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of NASDAQ, and (D) the HSR Act, and any foreign antitrust or competition Laws, and (vi) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by Aristotle of the Transactions.
          (b) Neither the execution and delivery of this Agreement by Aristotle nor the consummation by Aristotle of the Transactions nor compliance by Aristotle with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Aristotle or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) and the Aristotle Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Aristotle or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Aristotle or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Aristotle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligations hereunder or prevent or materially delay the consummation of any of the Transactions. The foregoing representation does not take into account, and no representation or warranty set forth in the foregoing Section 4.5(b) is made concerning, the effect of any Order applicable to, or Contract (other than this Agreement) of, Plato or any of its Subsidiaries.
     Section 4.6 SEC Documents; Financial Statements; Undisclosed Liabilities.
          (a) Aristotle has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Aristotle with the SEC under the Securities Act or the Exchange Act since January 1, 2009 (the “Aristotle SEC Documents”). None of the Aristotle Subsidiaries or any Aristotle Affiliate is required to make any filings with the SEC.
          (b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Aristotle SEC Document (other than the Aristotle SEC Financial Statements) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Aristotle SEC Document (other than the Aristotle SEC Financial Statements) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) The consolidated financial statements of Aristotle included in the Aristotle SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Aristotle’s accountants with respect thereto (the “Aristotle SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Aristotle SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Aristotle (on a consolidated basis) as of the respective dates of and for the periods referred to in the Aristotle SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Aristotle SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Aristotle and the Aristotle Subsidiaries are accurate and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Aristotle SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Aristotle or the applicable Aristotle Subsidiary. No financial statements of any Person other than Aristotle and the Aristotle Subsidiaries are required by GAAP to be included in the consolidated financial statements of Aristotle. Except as required by GAAP, Aristotle has not, between December 31, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2010.

          (d) Aristotle is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
          (e) Aristotle has made available to Plato true and complete copies of all material written comment letters from the staff of the SEC received since January 1, 2008 relating to the Aristotle SEC Documents and all written responses of Aristotle thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Aristotle SEC Documents and none of the Aristotle SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Aristotle, pending or threatened, in each case regarding any accounting practices of Aristotle.
          (f) Aristotle has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Aristotle’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Aristotle in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Aristotle’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Aristotle’s management has completed an assessment of the effectiveness of Aristotle’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Aristotle SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Aristotle’s management’s most recently completed evaluation of Aristotle’s internal control over financial reporting, (i) Aristotle had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Aristotle’s ability to record, process, summarize and report financial information and (ii) Aristotle does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Aristotle’s internal control over financial reporting.
          (g) Aristotle and the Aristotle Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Aristotle Material Adverse Effect, (ii) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Aristotle SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Aristotle SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the

Mergers or the Transactions. As of the date of this Agreement, Parent has no liabilities other than the obligations set forth in this Agreement and its obligations under the Commitment Letter.
          (h) Statutory Financial Statements of Subsidiaries. Aristotle has previously delivered or made available to Plato true, complete and correct copies of the statutory financial statements of each Aristotle Insurance Company Subsidiary, as filed with the applicable domestic regulators for the years ended December 31, 2009 and 2010 and for each subsequent quarterly period, together with all exhibits and schedules thereto (the “Aristotle Subsidiary SAP Statements”). The Aristotle Subsidiary SAP Statements fairly present, in all material respects, the respective statutory financial conditions of each of the Aristotle Insurance Company Subsidiaries at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with Applicable SAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.
     Section 4.7 Absence of Certain Changes or Events. Since December 31, 2010, (a) Aristotle and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have an Aristotle Material Adverse Effect. Since December 31, 2010 through the date of this Agreement, neither Aristotle nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Plato’s consent pursuant to, Section 5.2 had the covenants therein applied since December 31, 2010.
     Section 4.8 Information Supplied. None of the information supplied or to be supplied by Aristotle, Parent or the Merger Subs for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Aristotle Common Stock and Plato Common Stock and at the time of the Aristotle Stockholders Meeting and at the time of the Plato Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Aristotle, Parent or the Merger Subs to such portions thereof that relate expressly to Plato and its Subsidiaries or to statements made therein based on information supplied by or on behalf of Plato for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
     Section 4.9 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Aristotle, threatened against Aristotle or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Aristotle, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Aristotle Material Adverse Effect. Neither Aristotle nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any

Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Aristotle Material Adverse Effect.
     Section 4.10 Compliance with Laws.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, (i) Aristotle and its Subsidiaries are in compliance and since January 1, 2008, have been in compliance with all Laws and Orders applicable to Aristotle, any Aristotle Subsidiary or any assets owned or used by any of them, and (ii) neither Aristotle nor any Aristotle Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Aristotle or an Aristotle Subsidiary is not in compliance with any Law.
          (b) Aristotle and its Subsidiaries (i) are in compliance and since January 1, 2008 have been in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments; (ii) since January 1, 2008, have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Aristotle of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) since January 1, 2008 have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Aristotle or such Aristotle Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.
          (c) Aristotle and its Subsidiaries have in effect privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by Aristotle and the Aristotle Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.
     Section 4.11 Regulatory Compliance. Aristotle and each of its Subsidiaries have all required Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. The operation of the business of Aristotle and its Subsidiaries as currently conducted is not, and has not been since January 1, 2008, in violation of, nor is Aristotle or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of Aristotle, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Permit, except where such default or violation of such Permit would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect. There are no actions pending or, to the Knowledge of Aristotle, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Since January 1, 2008, neither Aristotle nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or, to the Knowledge of Aristotle, any other notice, charge, claim, assertion or action, in each case alleging any violations of Permits, nor to the Knowledge of Aristotle, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.
          (a) Aristotle and each of its Subsidiaries are in compliance with, to the extent applicable, all Health Care Laws, except where any failure to be in compliance with any of the Health Care Laws would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. No third-party payment program has imposed a fine, penalty or other sanction on Aristotle or its Subsidiaries and none of Aristotle or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect.
          (b) Since January 1, 2008, (i) neither Aristotle nor any of its Subsidiaries has received or been subject to any written notice, charge, claim or assertion alleging any violation of the Health Care Laws, and to the Knowledge of Aristotle, no action alleging any violation of any Health Care Law by Aristotle or its Subsidiaries is currently threatened against Aristotle or any of its Subsidiaries, except where such notice, charge, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions; and (ii) neither Aristotle nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of the Health Care Laws, except where such settlement or action would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions..
          (c) To the Knowledge of Aristotle, since January 1, 2008, neither Aristotle nor any of its Subsidiaries, nor any director or executive officer of Aristotle or any of its Subsidiaries, with respect to actions taken on behalf of Aristotle or its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iv) has been disbarred or disqualified from participation in regulated activities for any violation or alleged violation of any Health Care Laws, (v) has been listed on the General Services Administration List of Parties Excluded from Federal Programs or (vi) is a party to or subject to any Proceeding concerning any of the matters described above in clauses (i) through (iii).

          (d) Aristotle and each of its Subsidiaries are in compliance with all applicable Healthcare Information Laws, except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect.
          (e) Aristotle and each of its Subsidiaries (i) are in compliance with all Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions.
          (f) Each Aristotle Insurance Company Subsidiary has filed with the appropriate Governmental Entities, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, all material reports, statements, documents, registrations, filings or submissions required to be filed by them. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each such registration, filing and submission complied in all material respects with applicable Law, and no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been cured.
          (g) All policy forms and certificates used by Aristotle and any of its Subsidiaries, the forms of all policies and certificates on which Aristotle Subsidiary Insurance Agreements were written and all amendments, endorsements and riders thereto, and all applications, brochures and marketing materials pertaining thereto have been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, to the extent required by Law, and comply with all requirements of Law, except where the failure to obtain such approval or the failure to comply would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect. Aristotle and each of its Aristotle Insurance Company Subsidiaries have, separately and in the aggregate, performed their obligations with respect to the Aristotle Subsidiary Insurance Agreements, as applicable, in accordance with the terms of the Aristotle Subsidiary Insurance Agreements in all material respects.
          (h) All premium rates, rating plans and policy terms established or used by Aristotle or any Aristotle Insurance Company Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved in all material respects and the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the insurance Laws applicable thereto.
          (i) Insurance Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, (i) each of the Aristotle

Insurance Company Subsidiaries (including the business, marketing, operations, sales and issuances of Aristotle Subsidiary Insurance Agreements conducted by or through agents or otherwise) is, and since January 1, 2008 has been, in compliance with applicable Laws and (ii) no Aristotle Insurance Company Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that an Aristotle Insurance Company Subsidiary is not in compliance with any Law. There is no pending or, to the Knowledge of Aristotle, threatened charge by any state insurance regulatory authority that any Aristotle Insurance Company Subsidiary has allegedly violated, nor is there any pending or, to the Knowledge of Aristotle, threatened investigation or enforcement proceeding by any state insurance regulatory authority with respect to possible violations by any Aristotle Insurance Company Subsidiary of, any applicable insurance Laws, except where such charge, investigation or enforcement proceeding would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. Each of the Aristotle Insurance Company Subsidiaries has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business, except where the failure to be so duly authorized would not reasonably be expected to have an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions. None of the Aristotle Insurance Company Subsidiaries is subject to any Order or decree of any insurance regulatory authority which (i) would, individually or in the aggregate, reasonably be expected to have an Aristotle Material Adverse Effect or materially impair the ability of Aristotle to perform its obligation hereunder or prevent or materially delay the consummation of any of the Transactions, (ii) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2008 or (iii) seeks the revocation or suspension of any material Permit issued pursuant to applicable insurance Law.
     Section 4.12 Absence of Changes in Benefit Plans. From December 31, 2010 to the date of this Agreement, there has not occurred other than in the ordinary course of business consistent with past practice or as specifically set forth in Aristotle’s most recent Proxy Statement on Schedule 14A filed with the SEC any (a) increase in the compensation (including bonus opportunities) of any of its directors or executive officers, (b) grant of any severance or termination pay to any of its executive officers, (c) grant of equity awards to any director or executive officer, (d) entry into or amendment of any employment, consulting, change in control, retention or severance agreement or arrangement with any executive officers or (e) establishment, adoption, entry into, freeze or amendment in any material respect or termination of any Aristotle Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Aristotle Benefit Plan or otherwise for, in each case, the benefit of any director or executive officer. As used in this Agreement, “Aristotle Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Aristotle or any of its ERISA Affiliates, or to which Aristotle or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Aristotle or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Aristotle or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States.
     Section 4.13 ERISA Compliance; Excess Parachute Payments.
          (a) Schedule 4.13(a) to the Aristotle Disclosure Letter sets forth a true, correct and complete list of each material Aristotle Benefit Plan (as defined herein).
          (b) No material liability under Title IV of ERISA has been incurred by Aristotle or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Aristotle, no condition exists that could reasonably be likely to result in Aristotle or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Aristotle Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Aristotle Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, each Aristotle Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service and Aristotle is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. Each Aristotle Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Aristotle Benefit Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have an Aristotle Material Adverse Effect. There are no pending or, to the Knowledge of Aristotle, threatened Proceedings against any Aristotle Benefit Plan, any fiduciary thereof, Aristotle or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect. To the Knowledge of Aristotle, none of Aristotle, any of its Subsidiaries, any officer of Aristotle or of any Subsidiary or any of the Aristotle Benefit Plans which are subject to ERISA, including the Aristotle Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Aristotle, any Subsidiary or any officer of Aristotle or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.
          (d) Except in connection with any Non-US Aristotle Benefit Plan (as defined below), there is no material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Aristotle or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

          (e) With respect to Aristotle Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Aristotle Benefit Plans”), except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Aristotle Benefit Plan have been so reserved in accordance with GAAP and (ii) each Non-US Aristotle Benefit Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.
          (f) Except as otherwise contemplated under this Agreement or except pursuant to the terms of the Aristotle Benefit Plans which are publicly filed with the SEC as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former executive officer or director of Aristotle or any of its Subsidiaries or (ii) the entitlement of any present or former executive officer or director of Aristotle or any of its Subsidiaries to severance or termination pay or benefits.
          (g) No Aristotle Benefit Plan provides for the gross-up of any Taxes payable by any individual.
     Section 4.14 Employee and Labor Matters.
          (a) Except as listed in Section 4.14(a) of the Aristotle Disclosure Letter, (A) neither Aristotle nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, (B) no labor union, labor organization, works council, or group of employees of Aristotle or any of its Subsidiaries has made a pending demand for recognition or certification, and (C) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Aristotle nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Aristotle or any of its Subsidiaries (the “Aristotle Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Aristotle, threatened in writing against Aristotle or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to the Aristotle Business Personnel. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Aristotle, threatened against or affecting Aristotle or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of Aristotle or any Subsidiary.
          (b) Neither Aristotle nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement.
          (c) Aristotle and its Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to which Aristotle or any of its Subsidiaries is a party to or bound by and with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be, expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect.
          (d) To the Knowledge of Aristotle, no employee of Aristotle or any of its Subsidiaries at the level of Senior Vice President or higher is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by Aristotle or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except as would not reasonably be expected to have, individually or in the aggregate, a Aristotle Material Adverse Effect.
     Section 4.15 Environmental Matters.
          (a) Since January 1, 2008, Aristotle and each of its Subsidiaries has been in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits and other material governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2008, neither Aristotle or any of its Subsidiaries have received any communication (written or oral), that alleges Aristotle or its Subsidiaries is not in such material compliance. All material Permits and other material governmental authorizations currently held by Aristotle and its Subsidiaries pursuant to all Environmental Laws are identified in Section 4.15(a) of the Aristotle Disclosure Letter.
          (b) There is no Environmental Claim pending or, to the Knowledge of Aristotle, threatened against Aristotle or its Subsidiaries, or to the Knowledge of Plato against any person or entity whose liability for any Environmental Claim Aristotle has retained or assumed either contractually or by operation of law.
          (c) To the Knowledge of Aristotle, there are no conditions or incidents, including, without limitation, the Release of any Material of Environmental Concern, that could reasonably be expected to result in any material Environmental Claim against Aristotle or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Aristotle has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities to Aristotle or its Subsidiaries under Environmental Law.
          (d) Without in any way limiting the generality of the foregoing, to the Knowledge of Aristotle and except as in material compliance with Environmental Laws, none of the real property owned by Aristotle or any of its Subsidiaries or to the Knowledge of Aristotle, any leased property, contains any underground storage tanks; asbestos; toxic molds, deed restrictions or other engineering controls due to environmental conditions, polychlorinated biphenyls (PCBs); underground injection wells; or waste management units; radioactive materials; or septic tanks or waste disposal pits or lagoons in which process wastewater or any Materials of Environmental Concern have been discharged or disposed;
          (e) Neither Aristotle nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern or (ii) to remove or remediate Materials of Environmental Concern or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.
          (f) Aristotle and its Subsidiaries have provided to Plato all material environmental site assessments, reports, results of investigations and audits in the possession, custody, or control of Aristotle pertaining to (A) environmental condition of the real properties and operations of Aristotle and its Subsidiaries, and (B) compliance (or noncompliance) by Aristotle with any Environmental Laws.
          (g) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15, together with the representations and warranties in Sections 4.5, 4.6 and 4.7, constitute the sole representations and warranties relating to any Environmental Law, Environmental Claim or Release of any Material of Environmental Concern.
     Section 4.16 Properties. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Aristotle Material Adverse Effect: (A) Aristotle and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of Aristotle and its Subsidiaries free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Aristotle and each of its Subsidiaries has complied with the terms of all leases of real property of Aristotle and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Aristotle or any Subsidiary party thereto and, to the Knowledge of Aristotle, the counterparties thereto; and (C) neither Aristotle nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.
     Section 4.17 Tax Returns and Tax Payments. Except as disclosed in Section 4.17 of the Aristotle Disclosure Letter,
          (a) Aristotle and its Subsidiaries have timely filed (or, as to Subsidiaries, Aristotle has filed on behalf of such Subsidiaries) all Tax Returns required to be filed by it, other than Tax Returns the failure of which to file would not reasonably be expected to have an Aristotle Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects;
          (b) Aristotle and its Subsidiaries have paid (or, as to Subsidiaries, Aristotle has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such

Tax Returns or has provided (or, as to Subsidiaries, Aristotle has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns;
          (c) Neither Aristotle nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes of any material amount;
          (d) No claim for unpaid Taxes has been asserted against Aristotle or any of its Subsidiaries in writing by a Tax authority, which, if resolved in a manner unfavorable to Aristotle or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect;
          (e) There are no Liens for Taxes upon the assets of Aristotle or any Subsidiary, except for Permitted Liens;
          (f) No audit of any material Tax Return of Aristotle or any of its Subsidiaries is being conducted by a Tax authority;
          (g) Neither Aristotle nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Aristotle and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law);
          (h) None of Aristotle or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
          (i) In the last five (5) years, none of Aristotle or its Subsidiaries has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and
          (j) Neither Aristotle nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Aristotle Merger and the Plato Merger, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.
     Section 4.18 Intellectual Property.
          (a) Section 4.18(a) of the Aristotle Disclosure Letter sets forth a true and complete list of all Aristotle Material Intellectual Property currently registered or subject to a pending application for registration in the name of Aristotle or any of its Subsidiaries. To the Knowledge of Aristotle, Aristotle or one of its Subsidiaries is the owner of such Aristotle Material Intellectual Property.
          (b) Except as would not reasonably be expected to have, individually or in the aggregate, an Aristotle Material Adverse Effect (A) to the Knowledge of Aristotle, Aristotle and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of Aristotle, have been threatened in writing (including cease and desist letters or requests for a license) since

January 1, 2009 against Aristotle or its Subsidiaries (1) alleging infringement, misappropriation or other violation of any Intellectual Property owned by any other Person or (2) contesting the validity of any Aristotle Material Intellectual Property owned by Aristotle or any of its Subsidiaries; (C) to the Knowledge of Aristotle, the operation of Aristotle and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person and, to the Knowledge of Aristotle, no Person is infringing, misappropriating, or otherwise violating any Aristotle Material Intellectual Property owned by Aristotle or any of its Subsidiaries; (D) all registrations and applications for registered Aristotle Material Intellectual Property owned by Aristotle or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of Aristotle, are valid and enforceable; (E) Aristotle and its Subsidiaries take commercially reasonable actions to protect the confidentiality of the Aristotle Material Intellectual Property consisting of trade secrets and other proprietary confidential information; and (F) Aristotle and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation (“security”) of their software, networks, databases, systems and websites (“systems”) (and all information transmitted thereby or stored therein), and since January 1, 2009 there have been no violations of such security nor other unauthorized access to information transmitted by such systems as to which Aristotle or any of its Subsidiaries was required by applicable Law or their respective privacy policies to notify any other Person.
     Section 4.19 Insurance. All material Policies with respect to the business and assets of Aristotle and its Subsidiaries are in full force and effect. Neither Aristotle nor any of its Subsidiaries is in material breach or default, and neither Aristotle nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. With respect to each of the legal proceedings set forth in the Aristotle SEC Documents, no such insurer has informed Aristotle or any of its Subsidiaries of any denial of coverage. Aristotle and its Subsidiaries have not received any written notice of cancellation of any of the Policies. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to Aristotle and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.
     Section 4.20 Financing. Aristotle has delivered to Plato true and complete fully executed copies of the commitment letter, dated as of July 20, 2011, among Aristotle, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Aristotle) have severally committed to lend the amounts set forth therein (the provision of such funds as set forth therein, but subject to the provisions of Section 5.11, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Aristotle and, to the Knowledge of Aristotle, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Plato’s representations and warranties contained in Article III and assuming compliance by Plato in all material respects with its covenants contained in Section 5.1, the net proceeds contemplated from the Financing, together with other financial resources of Aristotle and the Merger Subs, including cash on hand and marketable securities of Aristotle and the Merger Subs, and of Plato and Plato’s Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Aristotle’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of Plato’s representations and warranties contained in Article III hereof) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Aristotle or its Affiliates under the Commitment Letter or, to the Knowledge of Aristotle, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof, Aristotle does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Aristotle’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Aristotle on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Aristotle has delivered a true, correct and complete copy to Plato prior to the date hereof (other than with respect to fee information, but which fee information do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letter and delivered to Plato prior to the date hereof. Aristotle has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing.
     Section 4.21 Broker’s Fees. Except for the financial advisors’ fees set forth in Section 4.21 of the Aristotle Disclosure Letter, neither Aristotle nor any of its officers or directors, nor Parent nor the Merger Subs nor any of their officers, on behalf of Aristotle, Parent, or the Merger Subs, has employed any financial advisor, broker or finder in a manner that would result in any liability of Plato for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of Plato.
     Section 4.22 Opinions of Financial Advisors. The Aristotle financial advisors have delivered to the Aristotle Board their respective opinions in writing or orally, in which case, such opinions will be confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Plato Merger Consideration to be issued and paid in the Plato Merger is fair to Aristotle from a financial point of view.
     Section 4.23 Certain Additional Representations. Aristotle has consulted Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Aristotle, and believes that it will be able to give representations reasonably necessary for tax counsel to Aristotle and tax counsel to Plato to be able to render the opinions referred to in Sections 6.2(c) and 6.3(c).

     Section 4.24 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, neither Aristotle nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Aristotle or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Aristotle or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Aristotle, any Affiliate of Aristotle or any Person acting on any of their behalf to Plato or Parent, any Affiliate of Aristotle or any Person acting on any of their behalf.
ARTICLE V
COVENANTS
     Section 5.1 Plato Conduct of Businesses Prior to the Plato Effective Time. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, unless Aristotle otherwise agrees in writing, Plato shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, Permits, consents, franchises, approvals and authorizations and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Entities with jurisdiction over health care related matters. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Plato Disclosure Letter, as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, Plato shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Aristotle in each instance:
          (a) amend the Plato Charter or Plato By-laws or other similar organizational documents (whether by merger, consolidation or otherwise);
          (b) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, restricted stock units (RSUs), commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Plato or any of its Subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of Plato or any of its Subsidiaries outstanding on the date hereof, other than, in the case of clauses (A) and (B), the (x) issuance of shares of Plato Common Stock pursuant to the exercise of Plato Stock Options, vesting of Plato RSUs and Plato PSUs and vesting, exercise or settlement of Plato DSUs under the Plato Benefit Plans in the ordinary course of business consistent with past practice and (y) grant of any options or rights under the Plato Benefit Plans after the date of this Agreement to purchase or acquire shares of Plato Common Stock in an amount not in excess of 11,300,000 shares to directors and employees, and executive officers in the ordinary course of business consistent with past practice (in addition, if the Closing Date occurs on or after April 1, 2012, Plato shall be permitted to make (A) annual grants to directors and (B) grants pursuant to the terms of its collective bargaining agreements in effect as of the date of this Agreement or as entered into in compliance with Section 5.1(k) below); (ii) accelerate the vesting of any Plato Stock Options, Plato RSUs, Plato PSUs or Plato DSUs, except as may be required pursuant to the terms of this Agreement or such Plato Benefit Plans as in effect on the date hereof; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of Plato or any of its Subsidiaries (other than pursuant to the Plato Benefit Plans); (iv) split, combine, subdivide or reclassify any shares of its capital stock or (v) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;
          (c) (i) other than borrowings under Plato’s credit facilities and other lines of credit in existence on the date of this Agreement and any renewals, refinancings or extensions of the credit facilities and lines of credit set forth on Section 5.1(c) of the Plato Disclosure Letter that are effected on substantially the same terms (including, covenants and provisions regarding the effect of a change of control and with maturity dates and mandatory prepayments or redemptions no earlier than the maturity date or any mandatory prepayment or redemption applicable to the debt being refinanced or replaced) and in principal amounts not in excess, of such debt refinanced in effect on the date of this Agreement, incur any new indebtedness for borrowed money or modify in any material respect the terms of any existing indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such indebtedness of any Person other than a wholly owned Subsidiary, make any loans or advances to any Person other than a wholly owned Subsidiary or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of Plato or its Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person other than an Affiliate or enter into any arrangement (including any capital lease) having the economic effect of the foregoing other than the incurrence of unsecured indebtedness or similar obligations less than $75 million individually and $300 million in the aggregate which are repayable at any time without a prepayment penalty, in which case, such unsecured indebtedness shall not have financial or other covenants any more onerous than those set forth in the existing publicly traded indebtedness of Plato; provided that no indebtedness incurred by Plato or its Subsidiaries shall have any voting rights associated therewith and any amendment or modification to any such indebtedness shall be subject to the limitations above or (ii) redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than (1) as required in accordance with its terms or (2) in the ordinary course of business consistent with past practice;
          (d) sell, transfer, license or otherwise dispose of by any means, or agree to sell, transfer, license or otherwise dispose of by any means, any of its material properties, assets, operations, product lines or businesses (including Intellectual Property) except for sales, transfers or dispositions by any means, and agreements for any of the foregoing, (A) in the ordinary course of business consistent with past practice, (B) pursuant to contracts in force on the date of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among Plato and its Subsidiaries;

          (e) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, in any such case outside the ordinary course of business (other than such transactions among Plato and any of its Subsidiaries or pursuant to Contracts in effect as of the date of this Agreement) with a value or purchase price in excess of $60 million, individually, or $250 million in the aggregate when taken with all other such ordinary course acquisitions or investments, or, in any case, that is or would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date (as the same may be extended) or could increase the likelihood of a failure to satisfy the conditions set forth in Sections 6.1(c) or 6.1(e);
          (f) enter into a new line of business directly or indirectly;
          (g) make or authorize any payment of, accrual or commitment for, capital expenditures in any twelve (12) month period in excess of $50 million in the aggregate more than the amount listed on the budget previously made available to Aristotle for such period;
          (h) enter into, modify, amend, continue, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of Plato and its Subsidiaries to consummate the Mergers, or (2) materially impair the ability of Plato and its Subsidiaries, taken as a whole, to conduct their business in ordinary course consistent with past practice;
          (i) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would materially restrict or limit the operations of Plato and its Subsidiaries, taken as a whole; provided, that, no such non-compete or exclusivity limitations shall apply to the Affiliates of Plato except in the case of extensions and renewals to existing Contracts on the same terms;
          (j) except as required under existing plans and arrangements as of the date of this Agreement or as required by applicable Law, (i) grant or increase any severance or termination pay or supplemental retirement or post-employment benefit to (or materially amend any existing arrangement with) any director or executive officer, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director or executive officer, (iv) establish, adopt or materially amend any material bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, consultant or employee, (v) increase, grant or award any compensation, bonus or other benefits payable to any director or executive officer, except (1) for merit-based pay increases for 2012 (and, to the extent based on salary, any corresponding increases in annual bonus or long-term incentive opportunities) granted in the ordinary course of business consistent with past practice and (2) as permitted by Section 5.1(b) or Section 5.12 or (vi) enter into any third-party Contract with respect to a Plato Benefit Plan (including, without limitation, contracts for the provision of services to such Plato Benefit Plan, including benefits administration) having a term of greater than one (1) year and providing for payments by Plato having a value, estimated as of the date of such Contract, of greater than $2,000,000, other than (1) a Contract that is terminable on less than 180 days notice without penalty, (2) a financial renewal, in the ordinary course of business, of a Contract existing as of the date of this Agreement, or (3) a Contract that does not increase Plato’s annual costs by more than 6% over the cost of an analogous Contract existing as of the date hereof;
          (k) except in the ordinary course of business and except for any such action which involves the implementation of a new, or new participation in, a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program, execute, adopt, amend or terminate any collective bargaining Contract;
          (l) settle, or offer or propose to settle any litigation or other Proceeding or dispute (i) for an amount in excess of $50 million or (ii) which would include any non-monetary relief that would materially affect Plato, its Subsidiaries or its Affiliates from and after the Closing Date;
          (m) except as required or permitted by GAAP or as advised by Plato’s regular public independent accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Plato;
          (n) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Plato or any of its material Subsidiaries;
          (o) outside the ordinary course of Plato’s administration of its Tax matters, adopt or change any material method of Tax accounting, make or change any material Tax election or file any amended material Tax Return;
          (p) Subject to Section 5.8, take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; or
          (q) agree, resolve or commit to take any of the actions prohibited by this Section 5.1.
     Section 5.2 Aristotle Conduct of Businesses Prior to the Plato Effective Time. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, unless Plato otherwise agrees in writing, Aristotle and Parent shall, and shall cause their respective Subsidiaries to conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, Permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Entities with jurisdiction over health care related matters. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Aristotle Disclosure Letter, as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Plato Effective Time, Aristotle and

Parent shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of Plato in each instance:
          (a) Subject to Section 1.5, amend Aristotle’s, Parent’s or the Merger Subs’ certificates of incorporation, by-laws or other similar organizational documents (whether by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the Mergers or affect the holders of Plato Common Stock whose shares may be converted into Parent Common Stock at the Aristotle Effective Time in a manner different than holders of Parent Common Stock prior to the Aristotle Effective Time;
          (b) (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend or distribution, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments or distributions to its stockholders in their capacity as such; provided, that, the foregoing shall not prohibit any purchases made by any Aristotle Benefit Plan or trusts for the benefit of employees of Aristotle or its employees, in each case, in the ordinary course of business consistent with past practice;
          (c) enter into any agreement to acquire another business or effect any transaction that, at the time thereof, would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date (as the same may be extended) or could increase the likelihood of a failure to satisfy the conditions set forth in Sections 6.1(c) or 6.1(e);
          (d) enter into, modify, amend, continue, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of Aristotle and its Subsidiaries to consummate the Mergers and other Transactions contemplated by this Agreement, or (2) materially impair the ability of Aristotle and its Subsidiaries, taken as a whole, to conduct their business in ordinary course consistent with past practice;
          (e) except as required or permitted by GAAP or as advised by Aristotle’s regular public independent accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Aristotle;
          (f) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent, Aristotle or any of Aristotle’s material Subsidiaries ;
          (g) outside the ordinary course of Aristotle’s administration of its Tax matters, adopt or change any material method of Tax accounting, make or change any material Tax election or file any amended material Tax Return;
          (h) subject to Section 5.8, take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; or

          (i) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.
     Section 5.3 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.
          (a) As promptly as practicable after the execution of this Agreement, (i) Aristotle and Plato shall jointly prepare and Aristotle and Plato, as applicable, shall file with the SEC the Joint Proxy Statement to be sent to the stockholders of Aristotle relating to the Aristotle Stockholder’s Meeting and to the stockholders of Plato relating to the Plato Stockholder’s Meeting and (ii) Parent and Aristotle shall prepare (with Plato’s reasonable cooperation) and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in (A) the Plato Merger and (B) the Aristotle Merger. Each of Aristotle and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Aristotle and Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock. Plato shall furnish all information as may be reasonably requested by Aristotle and Plato in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Aristotle and Plato shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent, Aristotle or Plato, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Plato Effective Time any information relating to Parent, Aristotle or Plato, or any of their respective Affiliates, directors or officers, should be discovered by Aristotle, Parent or Plato which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Aristotle and Plato. Each party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Mergers.

          (b) Plato shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Plato Stockholders Meeting”) for the purpose of seeking the Plato Stockholder Approval. If the Plato Board has not made a Plato Adverse Recommendation Change, Plato shall, through the Plato Board, make the Plato Recommendation, include such Plato Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Plato Merger and (ii) take all other action necessary or advisable to secure the Plato Stockholder Approval. Except as expressly permitted in Sections 5.4(b) and 5.4(d), neither the Plato Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Aristotle, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Mergers, and the other Transactions contemplated hereby, (ii) make any other public statement in connection with the Plato Stockholders Meeting by or on behalf of such Board of Directors that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((i), (ii) and (iii) being referred to as a “Plato Adverse Recommendation Change”). Notwithstanding any Plato Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.
          (c) Aristotle shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Aristotle Stockholders Meeting”) for the purpose of seeking the Aristotle Stockholder Approval. If the Aristotle Board has not made an Aristotle Adverse Recommendation Change, Aristotle shall, through the Aristotle Board, make the Aristotle Recommendation, include such Aristotle Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Aristotle Merger and (ii) take all other action necessary or advisable to secure the Aristotle Stockholder Approval. Except as expressly permitted in Sections 5.4(b) and 5.4(d), neither the Aristotle Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Plato, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Mergers, and the other Transactions contemplated hereby, (ii) make any other public statement in connection with the Aristotle Stockholders Meeting by or on behalf of such Board of Directors that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((i), (ii) and (iii) being referred to as a “Aristotle Adverse Recommendation Change”). Notwithstanding any Aristotle Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.
     Section 5.4 No Solicitation; No-Shop.
          (a) Each of Plato and Aristotle shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to Plato or Aristotle any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Plato Effective Time or the date of termination of this Agreement in accordance with Article VII, each of Plato and Aristotle shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) engage in any discussions or negotiations regarding any Takeover Proposal; provided, however, that (x) such party may ascertain facts from the party making such Takeover Proposal for the sole purpose of the Plato Board or the Aristotle Board, as applicable, informing itself about the Takeover Proposal and the party that made it and (y) if, prior to obtaining Plato Stockholder Approval (in the case of Plato) or the Aristotle Stockholder Approval (in the case of Aristotle), following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of sub-clause (i) above, the Plato Board or the Aristotle Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Takeover Proposal, as applicable, would be inconsistent with its fiduciary duties to Plato’s stockholders or Aristotle’s stockholders, as applicable, under applicable law, Plato or Aristotle may, in response to such Takeover Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Plato or Aristotle, as applicable, to the party making such Takeover Proposal pursuant to a confidentiality agreement that contains provisions not less favorable to Plato or Aristotle, as the case may be, than those contained in the Confidentiality Agreement (excluding those provisions added by that certain letter agreement, dated as of July 5, 2011, between Aristotle and Plato) and that in any event does not prohibit or restrain the making of a Takeover Proposal and, with respect to competitively sensitive information, pursuant to a customary “clean-room” arrangement; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Plato or Aristotle, as applicable, and (2) Plato advises Aristotle or Aristotle advises Plato, as applicable, of all such nonpublic information delivered to such person substantially concurrently with its delivery to the requesting party), and (B) engage in discussions or negotiations with such party regarding such Takeover Proposal. Each of Plato and Aristotle agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal.
          (b) Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the Plato Stockholder Approval, the Plato Board may, or, prior to receipt of the Aristotle Stockholder Approval, the Aristotle Board may, in response to any Takeover Proposal, effect a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change, as applicable, and subject to compliance with this Section 5.4(b) and Sections 7.3(h), as applicable, terminate this Agreement in order to enter into a binding agreement providing for a Superior Proposal, if (i) the Plato Board or the Aristotle Board concludes in good faith, after consultation with Plato’s or Aristotle’s outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; (ii) the Plato Board or the Aristotle Board concludes in good faith, after consultation with Plato’s or Aristotle’s outside legal counsel, that the failure to make a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of Plato or Aristotle under applicable Laws; (iii) the board affecting the recommendation change, or seeking to terminate the Agreement as provided above, provides the other party six (6) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.4(c), as well as a copy of such Takeover Proposal (it being agreed that neither the delivery of such notice by a party hereto nor any public announcement thereof that such party determines that is it required to make under applicable Law shall constitute an Adverse Recommendation Change by such party unless and until such party shall have failed at or prior to the end of the period referred to in (iv) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute an Adverse Recommendation Change) to publicly announce that it (A) was recommending the Transactions and (B) has determined that such other Takeover Proposal (taking into account in (A) any modifications or adjustments made to the Transactions and agreed to by the parties hereto and in (B) any modifications or adjustments made to such other Takeover Proposal) is not a Superior Proposal and has publicly rejected such Takeover Proposal; (iv) during the six (6) Business Days following such written notice (or such shorter period as is specified below), the board effecting the recommendation change and, if requested by other party, its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Superior Proposal; and (v) at the end of the six (6) Business Day period described in the foregoing clause (iv), the Plato Board or Aristotle Board concludes in good faith, after consultation with Plato’s or Aristotle’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing), that the Takeover Proposal continues to be a Superior Proposal and that the failure to make a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change would be inconsistent with the exercise by the Plato Board or Aristotle Board of its fiduciary duties to the stockholders of Plato or Aristotle under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 5.4; provided, however, that the notice period and the period during which the board effecting the recommendation change and its Representatives are required to negotiate in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such new Takeover Proposal pursuant to clause (v) above shall expire on the later to occur of (x) three (3) Business Days after the board effecting the recommendation change provides written notice of such new Takeover Proposal to the other party and (y) the end of the original six (6) Business Day period described in clause (v) above.
          (c) In addition to the obligations of Plato and Aristotle set forth in Sections 5.4(a) and 5.4(b) Plato or Aristotle shall promptly, and in any event no later than 24-hours after it receives any Takeover Proposal, advise the other party orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep the other party promptly advised of all changes to the material terms of any Takeover Proposal. Each of Plato and Aristotle agrees that subject to applicable restrictions under Laws applicable to Plato or Aristotle and their Subsidiaries, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Plato or Aristotle and their Subsidiaries that Plato or Aristotle provided to any third party in connection with any Takeover Proposal which was not previously provided to the other party.
          (d) Nothing in this Agreement shall prohibit or restrict the Plato Board or Aristotle Board, in circumstances not involving or relating to a Takeover Proposal, from effecting a Plato Adverse Recommendation Change or Aristotle Adverse Recommendation Change if (and only if) the Plato Board or the Aristotle Board, as applicable concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Plato or Aristotle under applicable Laws.
          (e) Nothing contained in this Agreement shall prohibit the Aristotle Board or the Plato Board from (i) taking and disclosing to their stockholders of a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their stockholders if the Plato Board or Aristotle Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to the stockholders of Plato or Aristotle under applicable Laws; or (iii) making accurate disclosure to their stockholders of factual information regarding the business, financial condition or results of operations of Aristotle or Plato or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be an Aristotle Adverse Recommendation Change or a Plato Adverse Recommendation Change, as applicable), so long as (A) any such disclosure includes the Aristotle Recommendation or the Plato Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Aristotle Board or Plato Board, as the case may be, and (B) does not contain either an express Aristotle Adverse Recommendation Change (without giving effect to clause (ii) of the definition thereof) or an express Plato Adverse Recommendation Change (without giving effect to clause (ii) of the definition thereof), as applicable, or any other statements by or on behalf of the Board of Directors of such party which would reasonably be expected to have the same effect as an Adverse Recommendation Change.
          (f) For purposes of this Agreement:
          (i) “Takeover Proposal” means any inquiry, proposal or offer, or a statement made publicly or to Plato or Aristotle, as the case may be, of an intention to make a proposal or offer, from any Person (other than Plato, Aristotle, Parent and their Subsidiaries) relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets (including equity interests in Subsidiaries) of Plato or Aristotle and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Plato or Aristotle, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Plato or Aristotle, or any merger, consolidation, share exchange, business combination, recapitalization, extraordinary dividend or self tender offer, liquidation, dissolution, or similar transaction involving Plato or Aristotle or any of their Subsidiaries, other than the Transactions contemplated by this Agreement.

          (ii) “Superior Proposal” means a bona fide written Takeover Proposal from any Person (other than Plato, Aristotle and their Subsidiaries) providing for the direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in Subsidiaries) of Plato or Aristotle and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities or voting power of Plato or Aristotle, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities or voting power of Plato or Aristotle, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Plato or Aristotle or any of their Subsidiaries (other than the transactions contemplated by this Agreement) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Plato Board or the Aristotle Board in its good faith judgment (after receiving the advice of independent financial advisors and outside counsel) and which the Plato Board or Aristotle Board, as applicable, has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement.
     Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Aristotle and Plato. Thereafter, Aristotle (unless the Aristotle Board has made an Aristotle Adverse Recommendation Change) and Plato (unless the Plato Board has made a Plato Adverse Recommendation Change) will use their respective reasonable best efforts to consult with the other party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons and (c) providing any statements which are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions (a “Public Statement”). In addition, unless the Aristotle Board has made an Aristotle Adverse Recommendation Change or the Plato Board has made a Plato Adverse Recommendation Change, Aristotle and Plato agree to cause their respective directors and executives officers to refrain from taking any position in any such Public Statement that is (x) contrary to the positions previously taken by Plato and Aristotle with respect to this Agreement and the Transactions, including the Mergers, or (y) reasonably likely to have a significant, adverse impact on the ability of the parties hereto to consummate the Transactions.
     Section 5.6 Notification of Certain Matters. Either party shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity, the NYSE or NASDAQ (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) such party becoming aware of the occurrence of an event that could materially prevent or delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies of Plato, Aristotle, Parent or the Merger Subs available hereunder and no information delivered pursuant to this Section 5.6 shall update any section of the Plato Disclosure Letter or the Aristotle Disclosure Letter.
     Section 5.7 Access to Information.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, during normal business hours during the period prior to the Effective Times, reasonable access (including for the purpose of coordinating transition planning with employees, but not for purposes of conducting environmental site assessments) to all its and its Subsidiaries’ properties, books, contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.
          (b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.
          (c) This Section 5.7 shall not require either party or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any material contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided, that, in the cases of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the disclosing party (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such material contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the disclosing party (after consultation with counsel which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the non-disclosing party shall be provided access to such information; provided, further, that the disclosing party shall (x) notify the other party that such disclosures are reasonably likely to violate the disclosing party’s or its Subsidiaries’ obligations under any such material contract or

Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (z) in the case where such disclosures are reasonably likely to violate such disclosing party’s or its Subsidiaries’ obligations under any material contract, use reasonable commercial efforts to seek consent from the applicable third party to any such material contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).
          (d) The information provided pursuant to Section 5.7 shall be used solely for the purpose of the Transactions contemplated hereby, and unless and until the Mergers are consummated, such information shall be kept confidential by the recipient thereof in accordance with, and shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement, except that the information provided pursuant to Section 5.7 or portions thereof may be disclosed to affiliates’ directors, officers, members, employees, agents, Financing Sources and advisors of Aristotle or Plato (collectively, the “Representatives”) who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Aristotle or Plato, as the case may be, of this provision, (iii) agree to hold the information provided pursuant to Section 5.7 as confidential and (iv) agree with Aristotle or Plato to be bound by the provisions hereof. If this Agreement is terminated, Aristotle and Plato shall and shall cause each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.7.
     Section 5.8 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement, each of Aristotle, Parent and Plato shall, and shall cause its Subsidiaries to use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VI hereof, to consummate the Transactions contemplated by this Agreement, including the Mergers, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Plato, Parent or Aristotle or any of their respective Subsidiaries in connection with the Mergers and the other Transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.
          (b) Subject to the terms and conditions of this Agreement, each of Aristotle, Parent and Plato shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Transactions contemplated hereby, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Transactions contemplated hereby or seeking material damages.

          (c) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof, unless otherwise agreed to by the parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.8 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of Plato and Aristotle shall each use its reasonable best efforts to (x) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action reasonable to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.
          (d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, Aristotle or Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions. Subject to applicable Laws relating to the exchange of information, each party shall have the right to attend or be promptly and fully informed following material conferences and meetings between the other party and regulators concerning the Transactions. Notwithstanding anything to the contrary contained in this Agreement, Aristotle, after prior consultation with Plato to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, including in connection with the determination of any Regulatory Actions, and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust or competition clearances. Aristotle and Plato may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Plato or Aristotle, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.8(d), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Plato, Aristotle and their respective Subsidiaries.
          (e) Notwithstanding Sections 5.8(a), 5.8(b) 5.8(c) and 5.8(d) or any other provision of this Agreement to the contrary, in no event shall Aristotle or Parent or their Subsidiaries or Affiliates be required to agree to (nor shall Plato and its Subsidiaries be permitted to agree unless Aristotle so directs them (and they shall, if Aristotle so directs, agree to, so long as such agreements are conditioned upon the Closing)) (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or Contracts or (ii) take any other action that may be required or requested by any Governmental Entity in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.8 that would have an adverse impact, in any material respect, on the business of Aristotle, Parent, Plato or their respective Subsidiaries (each a “Regulatory Action”); provided, however, that, Aristotle shall agree, consistent with the terms hereof, conditioned on the Closing, to the extent necessary to ensure satisfaction of the conditions set forth in Sections 6.1(c), 6.1(e) and 6.2(d) on or prior to the Outside Date (as the same may be extended) to (1) the divestiture or disposition of one mail order dispensing facility of Aristotle, Plato or any of their respective Subsidiaries, provided it shall not be the Aristotle facility located in St. Louis, Missouri, (2) the divestiture or disposition of property, plant and equipment associated with specialty pharmacy dispensing or infusion facilities of Aristotle, Plato or any of their respective Subsidiaries having a net book value not in excess of $30 million in the aggregate, provided it shall not include any property, plant or equipment at the Aristotle facility located in Indianapolis, Indiana, (3) the divestiture, disposition, termination, expiration, assignment, delegation, novation or transfer of Contracts of Aristotle, Plato or their respective Subsidiaries which generated, collectively, EBITDA not in excess of $115 million during the most recently available twelve (12) calendar month period ending on the applicable date of such agreement relating to such divestiture, disposition, termination, expiration, assignment, delegation, novation or transfer; provided, however, with respect to this subclause (3), in no event shall, in the case of pharmacy benefits management customer Contracts of Aristotle, Plato or their respective Subsidiaries, the aggregate annual number of adjusted prescription drug claims subject to the foregoing obligation exceed 35 million (where “adjusted prescription drug claims” means (x) retail prescription drug claims, plus the product of (y)(i) mail prescription drug claims multiplied by (ii) three (3), such calculation to be performed using claims made during the preceding twelve (12) calendar month period); provided, further, as between Aristotle and Plato, the determination of how any of the actions specified in (1)-(3) above will be implemented shall be made by Aristotle. For purposes of this Section 5.8, “EBITDA” means EBITDA as calculated by Aristotle in a manner consistent with the methodology utilized in the earnings releases Aristotle has publicly filed with SEC.
     Section 5.9 Indemnification.
          (a) From and after the Effective Time, Parent shall (and shall cause Plato and Aristotle to) indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (and shall advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to be indemnified hereunder), each present and former director and officer of Plato, Aristotle and their respective Subsidiaries and each of their employees who serves as a fiduciary of a Plato Benefit Plan or Aristotle Benefit Plan, as the case may be, (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Times, including the transactions contemplated by this Agreement.
          (b) Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Times (including in connection with this Agreement or the transactions or actions contemplated hereby) now existing in favor of the current or former directors or officers of Aristotle or Plato or any of their respective Subsidiaries and each of their respective employees who serves as a fiduciary of a Plato Benefit Plan or an Aristotle Benefit Plan as provided in their respective certificates of incorporation, by-laws or other organizational documents shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Times, Parent shall cause Aristotle and Plato to, and the Aristotle Surviving Corporation and Plato Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Times were current or former directors, officers or employees of Aristotle or Plato or their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
          (c) In the event that either Parent or the applicable Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the applicable Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.
          (d) Prior to the Plato Effective Time, Plato may obtain and fully pay for “tail” insurance policies with a claims period of no more than six (6) years from and after the Plato Effective Time from an insurance carrier with the same or better credit rating as Plato’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage not materially more favorable than Plato’s existing policies with respect to matters existing or occurring at or prior to the Plato Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby) and, if such policies have been obtained, Parent shall, and shall cause the Plato Surviving Corporation to maintain such policies in full force and effect after the Plato Effective Time; provided, however, that in no event shall Parent, Plato or Plato Surviving Corporation expend for such “tail” policies a premium amount greater than the product of the cost of the annual premium of Plato’s policy in existence as of the date of this Agreement multipled by the number of years covered by such “tail” policy. Parent shall cause each of the Aristotle Surviving Corporation and if, as of the Plato Effective Time, Plato shall not have obtained the “tail” policies described in the previous sentence, the Plato Surviving Corporation, as the case may be, to provide the current and former directors and officers of Plato and Aristotle with an insurance and indemnification policy (from an insurance carrier or insurance carriers with the same or better credit rating as the current insurers) that provides directors’ and officers’ liability insurance and fiduciary liability insurance for events, acts and omissions occurring at or prior to the Effective Times for an aggregate period of no less than six (6) years from the Effective Times that is not materially less favorable than each party’s existing policy or, if such coverage is unavailable, the best available coverage; provided, however, that in no event shall Parent or Plato Surviving Corporation be required to expend for such policies an annual premium amount greater than 300% of Plato’s policy in existence as of the date of this Agreement.
          (e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries in effect as of the date of this Agreement. The obligations of Parent and Plato under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).
          (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Aristotle or Plato or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.
     Section 5.10 Control of Operations. Without limiting Section 5.1, notwithstanding anything else in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Times, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

     Section 5.11 Financing.
               (a) Parent’s, Aristotle’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Aristotle’s, Merger Sub’s or any other person’s ability to finance, or obtain financing for, the Transactions; provided that the foregoing shall not otherwise limit the provisions of Sections 6.1 or 6.2. When otherwise obligated to consummate the Transactions in accordance with Section 1.3, Parent, Aristotle and the Merger Subs shall have sufficient funds available to, and shall, satisfy all of their respective obligations under this Agreement, including payment of any amounts required to be paid pursuant to Article II and all fees and expenses incurred in connection herewith.
               (b) Unless, and to the extent, Aristotle, Parent or the Merger Subs have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy their obligations under this Agreement, from and after the execution of this Agreement, Aristotle, Parent and the Merger Subs shall use their respective reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the Commitment Letter, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to (A) delay or prevent the Closing or the Closing Date or (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (C) adversely impact the ability of Aristotle, Parent or the Merger Subs, as applicable, to enforce their rights against other parties to the Commitment Letter or the Definitive Agreements, in any material respect, including any right to seek specific performance of the Commitment Letter or the Definitive Agreements. Subject to the limitations set out in the first sentence of this Section 5.11(b), Aristotle, Parent and the Merger Subs may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, (y) to increase the amount of indebtedness and (z) to replace all or a portion of the facility committed under the Commitment Letter as in effect as of the date hereof with one or more new facilities under such Commitment Letter or under any new commitment letter or facility (any such new commitment or facility, a “Replacement Facility”) in a manner not materially less beneficial to Aristotle, Parent and the Merger Subs (as determined in the reasonable judgment of Aristotle), provided that any amendments, modifications or replacements of any Replacement Facility shall be subject to the same limitations that apply to the Commitment Letter as set forth in the first sentence of this Section 5.11(b). For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced pursuant to this Section 5.11 (including any Replacement Facility, any Alternative Financing and, in the case of Section 5.11(f), any offering of debt or equity securities the proceeds of which are intended to be used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be permitted to be amended, modified or replaced pursuant to this Section 5.11, any Replacement Facility, and any commitment letters with respect to the Alternative Financing and any related fee letters (it being understood that any Replacement Facility or Alternative Financing shall be subject to the terms herein that apply to Commitment Letter.
               (c) Unless, and to the extent, Aristotle, Parent or the Merger Subs have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy their obligations under this Agreement, each of Aristotle, Parent or the Merger Subs shall use their reasonable best efforts to (i) maintain in effect the Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 5.11(b)) until the Transactions are consummated, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter (“Definitive Agreements”) or on other terms not materially less favorable to Aristotle, Parent and the Merger Subs, in the aggregate, than the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter, (iii) satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Commitment Letter that are within its control and consummate the Financing at or prior to the Closing in accordance with the terms and conditions of the Commitment Letter at or prior to the Closing, (iv) subject to Section 8.12, enforce their rights under the Commitment Letter in the event of a breach or other failure to fund the Financing required to consummate the Transactions on the Closing Date by the lenders and other Persons providing Financing, and (v) comply in all material respects with its covenants and other obligations under the Commitment Letter (or obtain the waiver thereof).
               (d) Without limiting the generality of the foregoing, Aristotle, Parent and the Merger Subs shall give Plato reasonably prompt notice: (i) of any material breach or default by any party to the Commitment Letter or definitive document related to the Financing of which they become aware; (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing and (iii) if for any reason Aristotle, Parent or the Merger Subs believe in good faith that they will not be able to obtain all or any portion of the Financing required to consummate the Transactions. Aristotle, Parent and Merger Subs shall use their reasonable best efforts to complete the Financing to the extent necessary to consummate the transactions contemplated hereby on the Closing Date.
               (e) Unless, and to the extent, Aristotle, Parent or the Merger Subs have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy their obligations under this Agreement, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Aristotle, Parent and the Merger Subs shall use their respective reasonable best efforts to, as promptly as practicable, arrange alternative debt financing from the same or alternative sources in an amount sufficient to consummate the Transactions, including the Mergers (the “Alternative Financing”) following the occurrence of such event; provided however, that Aristotle shall not be required to obtain financing which includes terms and conditions materially less favorable (taking into account any “market flex” provision) to Aristotle, Parent and the Merger Subs, in each case relative to those in the Financing being replaced. Aristotle shall promptly notify Plato of the receipt of any written notice from any lender named in the Commitment Letter to withdraw, terminate or reduce the aggregate amount of Financing contemplated by, the Commitment Letter. Notwithstanding the foregoing, no provision of this Section 5.11(e) or any other provision of this Agreement shall release Parent, Aristotle, or the Merger Subsidiaries from their obligations pursuant to Sections 5.11(a).
               (f) Plato shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to provide, on a timely basis, all reasonable cooperation requested by Aristotle in connection with (X) the arrangement of Financing to be incurred in connection with the Transactions and (Y) Refinancing Transactions, including, in the case of both (X) and (Y), (i) promptly providing the Financing Sources and/or Refinancing Sources and their respective agents with all financial information regarding Plato and its Subsidiaries required to be delivered pursuant to Sections 2 and 3 of Exhibit B of the Commitment Letter or other information as may be reasonably requested by Aristotle, the Financing Sources or Refinancing Sources or their respective agents to prepare customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), registration statements and prospectuses under the Securities Act in connection with such Financing and/or Refinancing Transaction; (ii) participating (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing and Refinancing Transactions; (iii) reasonably cooperating with the Financing Sources’ and/or Refinancing Sources’ and their respective agents’ due diligence, to the extent not unreasonably interfering with the business of Plato, including access to documentation reasonably requested by persons in connection with capital markets transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing and Refinancing Transactions, including using its reasonable best efforts to ensure that any syndication effort benefits from any existing banking relationship; (v) reasonably cooperating with Aristotle’s preparation of bank information memoranda, prospectuses and similar documents, rating agency presentations, road show presentations and written offering materials used to complete such Financing or Refinancing Transaction, to the extent information contained therein relates to the business of Plato and its Subsidiaries; (vi) using reasonable best efforts to cause its certified independent auditors to provide (A) consent to SEC filings and offering memoranda that include or incorporate Plato’s consolidated financial information (with such changes as Plato and its auditors deem necessary or appropriate) and their reports thereon, in each case, to the extent such consent is required, auditors reports and comfort letters with respect to financial information relating to Plato and its Subsidiaries in customary form and (B) other documentation (including reasonable assistance in the preparation of pro forma financial statements by Parent and/or Aristotle, to the extent such other documentation is required); provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent and/or Aristotle; (vii) providing customary certificates, legal opinions of internal counsel or other customary closing documents as may be reasonably requested by Parent and/or Aristotle or their respective Financing Sources or Refinancing Sources (viii) entering into one or more credit or other agreements on terms satisfactory to Aristotle in connection with the Financing immediately prior to (but not effective until) the Effective Times; (ix) taking all actions reasonably necessary in connection with the pay off of existing indebtedness of Plato and its Subsidiaries on the Closing Date and the release of related Liens on the Closing Date (including any necessary prepayment of Plato’s existing indebtedness), in each case of clauses (vii), (viii), (ix) and (x), conditional upon the actual occurrence of the Closing; and (x) executing and delivering any pledge and security documents or other definitive financing documents reasonably requested by Parent and/or Aristotle or their respective Financing Sources; provided, however, that no obligation of Plato or any of its Subsidiaries under any such agreement or instrument shall be effective until the Effective Time and, none of Plato or any of its Subsidiaries shall be responsible for any cost, commitment or other similar fee or incur any other liability in connection with the Financing or any Refinancing Transaction prior to the Effective Time. All non-public or other confidential information provided by Plato or any of its Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement, except that Aristotle and Parent shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the Financing or Refinancing Transactions subject to customary confidentiality undertakings by such potential financing sources. Aristotle and Parent shall promptly indemnify and hold harmless Plato, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the claims asserted by Financing Sources or Refinancing Sources in connection with the arrangement of the Financing or Refinancing Transactions and any information used in connection therewith (other than information relating to Plato or its Subsidiaries provided to Aristotle in writing on or behalf of Plato, its Subsidiaries or its and their Representatives expressly for use in connection with the Financing or Refinancing Transactions); the foregoing indemnification shall survive termination of this Agreement. For purposes of Section 6.2(b), but not Section 7.2, the obligations of Plato as set forth in the foregoing Section 5.11(f)(vi)(A) shall be deemed to exclude the phrase “using reasonable best efforts”.
     Section 5.12 Employee Benefit Plans.
               (a) For a period beginning at the Plato Effective Time and continuing through December 31, 2012, Aristotle shall provide, or shall cause Parent to provide, (i) to each employee of Plato and its Subsidiaries (each such employee, a “Covered Employee”), base salary, target bonus opportunities and long-term incentive opportunities (including the 2012 bonuses paid and long-term incentives granted in 2013) that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities (other than opportunities under an employee stock purchase plan) applicable to each such Covered Employee immediately prior to the Plato Effective Time and (ii) employee benefits (other than severance benefits and benefits under an employee stock purchase plan) that are no less favorable, in the aggregate, than the employee benefits provided to Covered Employees immediately prior to the Plato Effective Time. For a period beginning at the Plato Effective Time and continuing through the first anniversary thereof, Aristotle shall, or shall cause Parent to, provide severance benefits to each Covered Employee that are equal to the severance benefits provided to Covered Employees under Plato Benefit Plans immediately prior to the Plato Effective Time.
               (b) Following the Effective Times, Parent shall, or shall cause Aristotle and its Affiliates and any successors thereto to, assume, honor, fulfill and discharge Plato’s and its

Subsidiaries’ obligations under the agreements listed on Schedule 5.12(b) of the Plato Disclosure Letter as set forth thereon.
               (c) As of the Effective Times, Parent shall cause its and Aristotle’s and Plato’s third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plans that such employees may be eligible to participate in after the Effective Times, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Times under any comparable employee benefit plan. In addition, while giving effect to Section 5.12(a) and 5.12(b), as of the Effective Times, the Covered Employees shall be eligible to participate in the Aristotle Employee Stock Purchase Plan on the same terms and conditions as similarly situated employees of Parent, Aristotle and their respective Affiliates, and Parent shall, and shall cause Aristotle and Plato to, give Covered Employees full credit for purposes of eligibility, vesting and level of benefits (including for purposes of paid-time off, severance and short-term disability benefits, but not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by Parent or any of its Affiliates for such Covered Employees’ service with Aristotle, Plato or any of their respective Affiliates to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective Times and in no event shall service prior to the Effective Times be required to be taken into account if such service credit would result in the duplication of benefits with respect to the same period.
               (d) Plato shall be permitted to (1) finally and conclusively determine, in good faith, the amounts earned, based on maximum funding, under the Plato Annual Incentive Plan and Plato Executive Annual Incentive Plan (collectively, the “Bonus Plans”) in respect of the 2011 fiscal year, and pay such bonus amounts in the ordinary course of business consistent with past practice, but no later than the Closing Date and (2) upon notice to and in consultation with Aristotle, establish annual bonus targets, maximums and performance award levels, performance measures and eligibility and participation requirements for the 2012 fiscal year under the Bonus Plans, in the ordinary course of business consistent with past practice. If the Closing Date occurs on or after January 1, 2012, upon notice to and in consultation with Aristotle, (x) Plato shall be permitted to fully fund 2012 incentive pools under the Bonus Plans based on the most recent forecast available at that time, pro rata for the portion of the year (based on calendar days) elapsed between January 1, 2012 and the Closing Date and (y) pay out such 2012 bonus amounts to eligible employees upon the Closing Date. For the balance of the 2012 calendar year following the Closing Date, Parent shall, or shall cause Aristotle or its Affiliates to, provide bonus opportunities under a new program, based on the eligibility and participation requirements in effect under the Bonus Plans immediately prior to the Plato Effective Time, based on performance metrics and funding to be determined by Parent.
               (e) Parent hereby acknowledges that a “change in control”, “change of control” or term of similar import within the meaning of each Plato Benefit Plan will occur upon the Plato Effective Time.

               (f) At Aristotle’s request, Plato shall provide periodic updates with respect to the negotiation, execution, adoption, amendment or termination of any collective bargaining Contract.
               (g) No provision of this Section 5.12 shall be construed as a limitation on the right of Parent, or to cause Aristotle, Plato and their respective Affiliates to, amend or terminate any specific Plato Benefit Plan or Aristotle Benefit Plan that Plato or Aristotle would otherwise have under the terms of such Plato Benefit Plan or Aristotle Benefit Plan, or shall any provision of this Section 5.12 be construed to require the continuation of the employment of any particular Covered Employee. The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 5.12 of this Agreement, and nothing herein shall be construed as an amendment to any Plato Benefit Plan or Aristotle Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
     Section 5.13 Additional Agreements. In case at any time after the Effective Times any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Aristotle.
     Section 5.14 Stock Exchange Listing. Parent and Aristotle shall use their reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Mergers and shares of Parent Common Stock to be reserved upon exercise of options to purchase Parent Common Stock to be listed on NASDAQ, subject to official notice of issuance, prior to the respective Effective Times.
     Section 5.15 Section 16 Matters. Prior to the Effective Times, Aristotle and Plato shall take all such steps as may be required to cause any dispositions of Aristotle Common Stock or Plato Common Stock (including derivative securities with respect to Aristotle Common Stock or Plato Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Aristotle and Plato or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Obligations of Each Party. The obligations of Aristotle, Aristotle Merger Sub and Parent to consummate the Aristotle Merger and of Plato, Plato Merger Sub and Parent to consummate the Plato Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Aristotle or Parent, as the case may be, on behalf of itself and its Subsidiaries, and Plato):
               (a) Stockholder Approval. Plato shall have obtained the Plato Stockholder Approval, and Aristotle shall have obtained the Aristotle Stockholder Approval.
               (b) NASDAQ Listing. The shares of Parent Common Stock issuable to Plato and Aristotle’s stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
               (c) Statutes and Injunctions. No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Mergers or other Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Mergers or other Transactions and shall continue in effect.
               (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.
               (e) Governmental Consents. (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Mergers shall have expired or been terminated, any approval from Governmental Entities set forth on Schedule 6.1(e)(i) shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, and (ii) all material filings with any Governmental Entity set forth on Schedule 6.1(e)(ii) required for the consummation of the Mergers and the other Transactions contemplated hereby shall have been made (collectively, the matters addressed in clauses (i) and (ii), the “Required Governmental Consents”). This condition shall be deemed to be satisfied, insofar as the items set forth on Schedule 6.1(e)(i) and Schedule 6.1(e)(ii) are concerned, if not earlier satisfied, on the fifth (5th) Business Day prior to the Outside Date (without giving effect to any extension thereof); provided, that, nothing in the foregoing shall limit any of the other conditions set forth in this Article VI.
     Section 6.2 Conditions to Obligations of Aristotle, Parent and the Merger Subs to Effect the Aristotle Merger. The obligations of Aristotle, Parent and Aristotle Merger Sub to consummate the Aristotle Merger and of Parent and Plato Merger Sub to consummate the Plato Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Aristotle or Parent, as the case may be, on behalf of itself and such other entities):
               (a) The representations and warranties of Plato set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Plato Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a Plato Material Adverse Effect; provided, that the representations and warranties of Plato set forth in the (A) first sentence of Section 3.1 (but, with respect to Plato’s Subsidiaries, solely with respect to those

Subsidiaries which are material to the business of Plato and its Subsidiaries, taken as a whole), (B) Section 3.2(a), (C) Section 3.3, (D) Section 3.4(b)(i), (E) Section 3.6(b) and (F) Section 3.21 shall be true and correct in all respects (except, with respect to Section 3.2(a), to the extent that such inaccuracies would be immaterial, in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Aristotle, Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of Plato by its chief executive officer and chief financial officer certifying that this condition has been satisfied.
               (b) Plato shall have performed or complied with all of the obligations, agreements and covenants (other than those set forth in Section 5.6) required by this Agreement to be performed or complied with by it in all material respects and Aristotle, Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of Plato by its chief executive officer and chief financial officer certifying that this condition has been satisfied.
               (c) Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date to the effect that the receipt by the holders of the shares of Aristotle Common Stock of Parent Common Stock in exchange for Aristotle Common Stock pursuant to the Aristotle Merger, taken together with the receipt by the holders of the shares of Plato Common Stock of the Parent Common Stock in exchange for Plato Common Stock pursuant to the Plato Merger will qualify for federal income tax purposes as an “exchange” within the meaning of Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Aristotle, Parent, Plato and the Merger Subs as to such matters as such counsel may reasonably request.
               (d) There shall be (i) no Proceeding pending in a United States District Court commenced by a Governmental Entity seeking an Order that would prohibit, restrain or make illegal the consummation of the Mergers or the other Transactions under the U.S. antitrust laws, (ii) no motion of a Governmental Entity pending in a United States Court of Appeals, seeking on an expedited basis, appeal, review, rehearing or reconsideration (each, an “Expedited Appeal”) of the matters set forth in clause (i) that has been granted by such United States Court of Appeals, (iii) no request or petition for an Expedited Appeal that has been made or filed by any Governmental Entity and (iv) all deadlines for the making or filing of any such request or petition that may be specified by any statute, regulation, court order or guideline shall have passed without any request or petition for such Expedited Appeal having been made or filed by such Governmental Entity, except, in the case of (iii) and (iv), to the extent any such request or petition shall have been subsequently denied; provided, that, from and after the fifth (5th) Business Day preceding the Outside Date (as the same may be extended), clauses (iii) and (iv) shall cease to be effective for any purpose, including for purposes of this Article VI and Article VII.

     Section 6.3 Conditions to Obligations of Plato to Effect the Plato Merger. The obligation of Plato to consummate the Plato Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Plato):
               (a) The representations and warranties of Aristotle, Parent and the Merger Subs set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Aristotle Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have an Aristotle Material Adverse Effect; provided, that the representations and warranties of Aristotle set forth in (A) the first sentences of Section 4.1 (but, with respect to Aristotle’s Subsidiaries, solely with respect to those Subsidiaries which are material to the business of Aristotle and its Subsidiaries, taken as a whole), (B) Section 4.3(a), (C) Section 4.4, (D) Section 4.5(b)(i), (E) Section 4.7(b) and (F) Section 4.22 shall be true and correct in all respects (except, with respect to Section 4.3(a), to the extent that such inaccuracies would be immaterial, in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Plato shall have received a certificate validly executed and signed on behalf of Aristotle by its chief executive officer and chief financial officer certifying that this condition has been satisfied.
               (b) Aristotle, Parent and the Merger Subs shall have performed or complied with, as applicable, all of the obligations, agreements and covenants (other than those set forth in Section 5.6) required by this Agreement to be performed or complied with by each of them in all material respects and Plato shall have received a certificate validly executed and signed on behalf of Aristotle by its chief executive officer and chief financial officer certifying that this condition has been satisfied.
               (c) Plato shall have received the opinion of Sullivan & Cromwell LLP, counsel to Plato, in form and substance reasonably satisfactory to Plato, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date to the effect that the receipt by the holders of the shares of Plato Common Stock of Parent Common Stock in exchange for Plato Common Stock pursuant to the Plato Merger, taken together with the receipt by the holders of the shares of Aristotle Common Stock of Parent Common Stock in exchange for Aristotle Common Stock pursuant to the Aristotle Merger, will qualify for federal income tax purposes as an “exchange” within the meaning of Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Aristotle, Parent, Plato and the Merger Subs as to such matters as such counsel may reasonably request.

ARTICLE VII
TERMINATION
     Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Mergers contemplated herein may be abandoned at any time prior to the Plato Effective Time, whether before or after the Plato Stockholder Approval and/or the Aristotle Stockholder Approval:
          (a) By the mutual written consent of Aristotle and Plato.
          (b) By either of Plato or Aristotle:
               (i) if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable;
               (ii) if the Transactions shall not have been consummated by April 20, 2012 (the “Outside Date”); provided, however, that if the conditions set forth in Section 6.1(c), Section 6.1(e) or Section 6.2(d) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to April 20, 2012, either Aristotle or Plato may, by written notice delivered to the other party, extend the Outside Date from time to time to a date not later than July 20, 2012, and if the conditions set forth in Section 6.1(c), Section 6.1(e) or Section 6.2(d) have not been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to such date, either Aristotle or Plato may, by written notice delivered to the other, extend the Outside Date from time to time to a date not later than October 22, 2012; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to Plato or Aristotle if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date (as the same may be extended) or (2) the failure of the Closing to occur by the Outside Date (as the same may be extended);
               (iii) if the Aristotle Stockholder Approval shall not have been obtained upon a vote taken thereon at the Aristotle Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or
               (iv) if the Plato Stockholder Approval shall not have been obtained upon a vote taken thereon at the Plato Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.
          (c) By Plato:
               (i) if (A) the Aristotle Board or any committee makes, prior to the Aristotle Stockholders Meeting, an Aristotle Adverse Recommendation Change, (B) the

Aristotle Board or any committee thereof shall have failed to include the Aristotle Recommendation in the Joint Proxy Statement distributed to stockholders, (C) a tender offer or exchange offer is commenced and the Aristotle Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer, (D) the Aristotle Board or any committee thereof shall have refused to affirm publicly the Aristotle Recommendation following any reasonable written request by Plato to provide such reaffirmation (including in the event of a Takeover Proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) ten (10) calendar days following such request and (y) five (5) Business Days prior to the Aristotle Stockholder Meeting (provided, in the case of clause (y), that if such request is made less than eight (8) Business Days prior to such meeting, then, notwithstanding the foregoing, the Aristotle Board or any committee thereof shall have four (4) Business Days to respond to such request for reaffirmation), it being further agreed that no such request for such affirmation shall be made unless there are events or developments that in the reasonable judgment of Plato call into question whether the Aristotle Stockholder Approval will be obtained or (E) the Aristotle Board formally resolves to take or publicly announces an intention to take any of the foregoing actions; provided, that the right to terminate pursuant to foregoing clauses (A) through (E) which arises following the commencement or announcement of a Takeover Proposal shall expire if not exercised prior to the tenth (10th) Business Day following the date on which the right to terminate under this Section 7.1(c)(i) first arose; provided, further, that the foregoing proviso shall not apply for purposes of Section 7.3;
               (ii) prior to the receipt of the Aristotle Stockholder Approval, if Aristotle shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.3(c) or Section 5.4;
               (iii) if Aristotle shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (ii) is incapable of being cured by Aristotle by the Outside Date (as the same may be extended); or
               (iv) prior to the receipt of the Plato Stockholder Approval, so that Plato may enter into a definitive agreement providing for a Superior Proposal.
          (d) By Aristotle:
               (i) if (A) the Plato Board or any committee makes, prior to the Plato Stockholders Meeting, a Plato Adverse Recommendation Change, (B) the Plato Board or any committee thereof shall have failed to include the Plato Recommendation in the Joint Proxy Statement distributed to stockholders, (C) a tender offer or exchange offer is commenced and the Plato Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer, (D) the Plato Board or any committee thereof shall have refused to affirm publicly the Plato Recommendation following any reasonable written request by Aristotle to provide such reaffirmation (including in the event of a Takeover Proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) ten (10) calendar days following such request and (y) five (5) Business Days prior to the Plato Stockholder Meeting (provided, in the case of clause (y), that if such request is made less than eight (8) Business Days prior to such meeting, then, notwithstanding the foregoing, the Plato Board or any committee thereof shall have four (4) Business Days to respond to such request for reaffirmation), it being further agreed that no such request for such affirmation shall be made unless there are events or developments that in the reasonable judgment of Aristotle calls into question whether the Plato Stockholder Approval will be obtained or (E) the Plato Board formally resolves to take or publicly announces an intention to take any of the foregoing actions; provided, that the right to terminate this Agreement pursuant to foregoing clauses (A) through (E) which arises following the commencement or announcement of a Takeover Proposal shall expire if not exercised prior to the tenth (10th) Business Day following the date on which a right to terminate under this Section 7.1(d)(i) first arose; provided, further, that the foregoing proviso shall not apply for purposes of Section 7.3.
               (ii) prior to the receipt of the Plato Stockholder Approval, if Plato shall be in Willful Breach of its obligations pursuant to the first three sentences of Sections 5.3(b); or Section 5.4; or
               (iii) if Plato shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (ii) is incapable of being cured by Plato by the Outside Date (as the same may be extended); or
               (iv) prior to the receipt of the Aristotle Stockholder Approval, so that Aristotle may enter into a definitive agreement providing for a Superior Proposal.
     Section 7.2 Effect of Termination. In the event of the termination of this Agreement by either Aristotle or Plato as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Aristotle, Parent, the Merger Subs or Plato, other than this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for any fraud, Willful Breach of a representation or warranty or Willful Breach of any covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.
     Section 7.3 Termination Fee; Expenses.
          (a) Except as otherwise provided in this Sections 7.3 and except for (i) the filing fee under the HSR Act and any fees for similar filings or notices under foreign laws or regulations, (ii) the expenses in connection with printing and mailing the Joint Proxy Statement required in connection with the actions specified in Section 5.3(a) and the Form S-4, (iii) all SEC filing fees relating to the Transactions contemplated herein (which fees and expenses shall be borne, in each case, equally by Aristotle and Plato), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.
          (b) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii), then Aristotle shall pay to Plato on the date of such termination, all documented, out of pocket expenses (including financing expenses) not to exceed $225,000,000, in the aggregate (“Plato Expenses”), payable by wire transfer of same day funds.
          (c) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iv), then Plato shall pay to Aristotle on the date of such termination, all documented, out of pocket expenses (including financing expenses) not to exceed $225,000,000, in the aggregate (“Aristotle Expenses”), payable by wire transfer of same day funds.
          (d) In the event that (A) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), and (B) a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover Proposal”) for Aristotle (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public (in each case, other than by Plato) (1) in the case of Section 7.1(b)(ii), prior to the date of termination and the vote seeking the Aristotle Stockholder Approval at the Aristotle Stockholder Meeting had not been taken prior to the seventh (7th) Business Day prior to the Outside Date (as the same may be extended) and (2) in the case of Section 7.1(b)(iii), prior to the date of the Aristotle Stockholder Meeting, then Aristotle shall pay to Plato, on the date of termination, 35% of the Termination Fee plus the Plato Expenses (for purposes of this Section 7.3(d), not to exceed $100,000,000) payable by wire transfer of same day funds, on the date of such termination, and (C) if, within one (1) year following such termination, Aristotle enters into a definitive agreement providing for, or otherwise consummates, a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover Proposal”), then Aristotle shall pay to Plato the Termination Fee less any amount of the Termination Fee and any Plato Expenses previously paid, by wire transfer of same day funds, upon the earlier of the public announcement of Aristotle’s entry into any such agreement or the consummation of any such transaction. In the event such a Takeover Proposal (substituting 40% for 15% in the definition of “Takeover Proposal”) is consummated prior to the termination of this Agreement, then Aristotle shall promptly pay to Plato the Termination Fee.
          (e) In the event that (A) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iv) and (B) a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover

Proposal”) for Plato (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public (in each case, other than by Aristotle) (1) in the case of Section 7.1(b)(ii), prior to the date of termination and the vote seeking the Plato Stockholder Approval at the Plato Stockholder Meeting had not been taken prior to the seventh (7th) Business Day prior to the Outside Date (as the same may be extended) and (2) in the case of Section 7.1(b)(iv), prior to the date of the Plato Stockholder Meeting, then Plato shall pay to Aristotle on the date of termination, 35% of the Termination Fee plus the Aristotle Expenses (for purposes of this Section 7.3(e), not to exceed $100,000,000), payable by wire transfer of same day funds, on the date of such termination, and (C) if, within one (1) year following such termination, Plato enters into a definitive agreement providing for, or otherwise consummates, a Takeover Proposal (substituting “40%” for “15%” in the definition of “Takeover Proposal”), then Plato shall pay to Aristotle the Termination Fee less any amount of the Termination Fee and any Aristotle Expenses previously paid, by wire transfer of same day funds, by wire transfer of same day funds, upon the earlier of the public announcement of Plato’s entry into any such agreement or the consummation of any such transaction. In the event such a Takeover Proposal (substituting 40% for 15% in the definition of “Takeover Proposal”) is consummated prior to the termination of this Agreement, then Plato shall promptly pay to Aristotle the Termination Fee.
          (f) In the event this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated by Plato pursuant to Section 7.1(c)(i) or Aristotle pursuant to Section 7.1(d)(i), then the terminating party (or the party which could have terminated pursuant to Sections 7.1(c)(i) or 7.1(d)(i)) shall be paid by the other party, on the date of termination, the Termination Fee, payable by wire transfer of same day funds.
          (g) In the event this Agreement (i) in the case of Plato, is, or could have been, terminated by Plato pursuant to Section 7.1(c)(ii) on the date of termination, Aristotle shall pay Plato on the date of termination, the Termination Fee, payable by wire transfer of same day funds or (ii) in the case of Aristotle, is, or could have been, terminated by Aristotle pursuant to Section 7.1(d)(ii) on the date of termination, then Plato shall pay Aristotle on the date of termination, the Termination Fee, payable by wire transfer of same day funds.
          (h) In the event this Agreement is terminated by Plato pursuant to Section 7.1(c)(iv) or Aristotle pursuant to Section 7.1(d)(iv), then the terminating party shall pay the other party, on the date of termination, the Termination Fee, payable by wire transfer of same day funds.
          (i) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The payments contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by the payee of its obligations hereunder, provided, that no payment made by either party pursuant to this Section 7.3 shall operate or be construed as a waiver by the party of any breach of this Agreement by the other party or of any rights of the party in respect thereof. The Termination Fee, if paid, shall be credited against any damages recovered by the payee arising from a breach of this Agreement by the payor. Notwithstanding anything to the contrary in this Agreement, in no event (i) shall Aristotle Expenses or Plato Expenses, as the case may be, or the full amount of the Termination

Fee be paid more than once or (ii) shall anyone be paid an aggregate amount pursuant to Section 7.3(a) through (h) in excess of the full amount of the Termination Fee.
          (j) Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, fraud or Willful Breaches of any representation, warranty, covenant or other agreement, as provided in Section 7.2), (A) in the event that any Termination Fee is paid to a party in accordance with this Section 7.3, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, (B) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any Termination Fee in accordance with this Section 7.3, no party nor any Affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.
     Section 7.4 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.1 or an amendment or waiver of this Agreement pursuant to Sections 8.1 or 8.2 shall, in order to be effective, require, in the case of Plato, Aristotle, Parent and the Merger Subs, action by their respective Boards of Directors or a duly authorized committee thereof. Termination of this Agreement prior to the Effective Times shall not require the approval of the stockholders or either Plato or Aristotle.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Plato or Aristotle contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the Aristotle or Plato stockholders unless, to the extent required, approved by the stockholders; and provided further that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 7.3(j), 8.6, 8.12(b) and 8.13 without the consent of the Financing Sources.
     Section 8.2 Extension; Waiver. At any time prior to the Effective Times, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this

Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Aristotle or Plato. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
     Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Times.
     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Aristotle, Parent or the Merger Subs, to:

Express Scripts, Inc.
One Express Way
St. Louis, MO 63121
Attention: Keith J. Ebling, Executive Vice President, General Counsel and Corporate Secretary
Telephone No: (314) 996-0900
Facsimile: (866) 230-8345

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: Lou R. Kling Howard L. Ellin Kenneth M. Wolff Telephone No.: (212) 735-3000 Facsimile: (212) 735-2000

(b)	if to Plato, to:

Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, New Jersey 07417
Attention: Thomas M. Moriarty, General Counsel, Secretary and President,
Global Pharmaceutical Strategies
Telephone No: (201) 269-3400
Facsimile: (201) 269-1109

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: James C. Morphy Matthew G. Hurd Telephone No.: (212) 558-4000 Facsimile: (212) 558-3588
     Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.
     Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), and (b) except for (i) as provided in Section 5.9 and (ii) solely with respect to the Financing Sources, Sections 7.3(j), 8.12(b) and 8.13, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Plato Effective Time the provisions of Article II are enforceable by stockholders of Plato to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II. Section 5.9 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties. Sections 7.3(j), 8.12(b) and 8.13 are intended for the benefit of, and shall be enforceable by, the Financing Sources. The Letter Agreement between Aristotle and Plato, dated July 5, 2011, and all obligations thereunder (other than the restrictions set forth therein with respect to acquisition of the beneficial ownership of securities of a party thereto and the provisions relating to the termination of restrictions set forth therein, all of which shall continue in effect) shall abate and be of no effect unless and until this Agreement has been terminated in accordance with its terms (such period, the “Abatement Period”), in which event, the terms of such Letter Agreement shall only apply with respect to actions taken from and after such termination; provided, that, notwithstanding the foregoing, any proposal, including a Takeover Proposal, tender offer or exchange offer that was made during the Abatement Period by any party hereto shall automatically be withdrawn at the conclusion of the Abatement Period unless the other party hereto otherwise consents.
     Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.
     Section 8.8 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Mergers were not consummated and the affected party’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of Aristotle, Parent and the Merger Subs to consummate the Mergers, the obligation of Plato to consummate the Plato Merger and the obligation of Aristotle, Parent and Merger Subs to pay, and the affected party’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement) in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties acknowledge and agree that in no event shall Aristotle be required to litigate against its Financing Sources; provided, however, that the parties further acknowledge and agree that this provision and the agreements set forth in subsections (b) through (e) of Section 5.11 shall not be interpreted or applied in such a way as to eliminate or otherwise mitigate the obligations of Parent, Aristotle or the Merger Subs to satisfy their respective obligations to fund the Transactions.
     Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of the Merger Subs may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Aristotle; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (i) materially prevent or delay the consummation of the Transactions or (ii) result in any of the conditions to the Mergers set forth in Article VI not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 8.10 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Aristotle Disclosure Letter and the Plato Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of Aristotle, made available to Aristotle and its representatives prior to the date of this Agreement in the MerrillCorp DataSite under the title

“Project Prometheus” or delivered to Aristotle and, in the case of Plato, made available to Plato and its representatives prior to the date of this Agreement in the Intralinks DataSite under the title “Project Prometheus” or delivered to Plato. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Plato Disclosure Letter and the Aristotle Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Plato Disclosure Letter or the Aristotle Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     Section 8.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
     Section 8.12 Enforcement; Exclusive Jurisdiction.
          (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.4.
          (b) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 8.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.12(b).
     Section 8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.14 Joint Obligations. Any covenant, agreement or obligation of Aristotle hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Parent to cause Aristotle and the Merger Subs to perform and discharge such covenant, agreement or obligation. Any covenant, agreement or obligation of Parent hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Aristotle to cause Parent and the Merger Subs to perform and discharge such covenant, agreement or obligation. Aristotle and Parent shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements or obligations hereunder.
     Section 8.15 Definitions.
          (a) As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.14 or on the corresponding page number of the Index of Defined Terms:
     An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” has the meaning specified in Rule 405 under the Securities Act.
     “Applicable SAP” means statutory accounting principles applicable to the Plato Insurance Company Subsidiaries or the Aristotle Insurance Company Subsidiaries, as the case may be.

     “Aristotle Insurance Company Subsidiary” means each of Express Scripts Insurance Company, a Subsidiary of Aristotle which is an insurance company domiciled in Arizona and Express Reinsurance Company, a Subsidiary of Aristotle which is an insurance company domiciled in Missouri.
     “Aristotle Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to Aristotle and its Subsidiaries, taken as a whole.
     “Aristotle Subsidiary Insurance Agreements” means (a) all of the insurance agreements written by an Insurance Company Subsidiary reflected in the Aristotle Disclosure Letter, (b) all other insurance agreements written by Aristotle Insurance Company Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Aristotle Disclosure Letter written by an Aristotle Insurance Company Subsidiary between the date of this Agreement and the Closing Date, and (c) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.
     “Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York are authorized or required by Law to be closed.
     “Confidentiality Agreement” means the confidentiality agreement dated June 14, 2011 between Plato and Aristotle, as amended by that Letter Agreement, dated July 5, 2011, and as the same may be further amended, supplemented or otherwise modified by the parties.
     “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past but shall not include any claims relating to products liability.
     “Environmental Laws” means all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution, exposure to Materials of Environmental Concern, or to the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on the environment but shall not include any claims relating to products liability.

     “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the financing or other financings in connection with the transactions contemplated hereby, together with their affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements relating thereto).
     “GAAP” means generally accepted accounting principles in the United States.
     “Intellectual Property” means all intellectual property rights, including patent and the invention and discoveries therein; processes, formulae, know-how and other trade secrets or proprietary confidential information; copyrights and copyrightable works (including copyrights in software, databases, applications, code, systems, networks, website content, documentation and related items); trademarks, service marks, trade names, logos, trade dress and other source indicators, and the goodwill of the business appurtenant thereto; and Internet domain names.
     “Joint Proxy Statement” means a proxy statement relating to the adoption and approval of this Agreement by Plato’s stockholders and by Aristotle’s stockholders.
     “Knowledge” and “known” means the actual knowledge, including such knowledge as would have resulted from reasonable inquiry, of the executive officers of Plato or Aristotle, as the case may be.
     “Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.
     “Marketing Period” means the first period of 20 consecutive calendar days after the date of this Agreement throughout which the conditions set forth in Sections 6.1 and 6.2 have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) and nothing has occurred and no state of facts exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 calendar day period; provided that if the Marketing Period has not been completed (i) prior to December 19, 2011, the Marketing Period shall commence no earlier than January 3, 2012, (ii) prior to August 20, 2012, the Marketing Period shall commence no earlier than September 3, 2012 and (iii) prior to December 24, 2012, the Marketing Period shall commence no earlier than January 2, 2013; provided, further, that November 23-27, 2011 and November 21-25 , 2012 shall not be considered calendar days for purposes of the definition of “Marketing Period” but a period including such days shall be considered a consecutive period for purposes of the definition of “Marketing Period”; provided, further, that, whether or not commenced, in no event shall the Marketing Period extend beyond the fourth Business Day prior to the Outside Date, as it may be extended pursuant to Section 7.1(b)(ii).
     “Material Adverse Effect” means, with respect to Plato, on the one hand, or Aristotle, on the other hand, any event, change, effect, development, state of facts, condition, circumstances or occurrence (including any development arising after the date of this Agreement in any

Proceeding) that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (A) any changes in general United States or global economic conditions, except in the event that such changes in conditions have greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which such party and its Subsidiaries operate, except in the event that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (C) any decline in the market price or trading volume of the common stock of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (D) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except in the event that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (E) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other Transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with customers, suppliers or partners, other than for purposes of Sections 3.4, 4.5, 6.2(a) (insofar as it relates to Section 3.4) and 6.3(a) (insofar as it relates to Section 4.5), (G) any change in applicable law, regulation or GAAP (or authoritative interpretations thereof), (H) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except in the event that such conditions or events have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate or (I) any action required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party.
     “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances regulated due to a potential adverse effect on human health or the environment.
     “NASDAQ” means The NASDAQ Stock Market.

     “Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent.
     “Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) any purchase money security interests, equipment leases or similar financing arrangements, and (viii) any Liens securing obligations under $250,000.
     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plato Insurance Company Subsidiary” means each of Medco Containment Life Insurance Company, a Subsidiary of Plato which is an insurance company domiciled in Pennsylvania, and Medco Containment Insurance Company of New York, a Subsidiary of Plato domiciled in New York.
     “Plato Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to Plato and its Subsidiaries, taken as a whole.
     “Plato Subsidiary Insurance Agreements” means (a) all of the insurance agreements written by a Plato Insurance Company Subsidiary reflected in the Plato Disclosure Letter, (b) all other insurance agreements written by Plato Insurance Company Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Plato Disclosure Letter written by a Plato Insurance Company Subsidiary between the date of this Agreement and the Closing Date, and (c) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.
     “Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
     “Refinancing Sources” means any entities that have committed to provide or otherwise entered into agreements in connection with any Refinancing Transactions.

     “Refinancing Transaction” means any financing effected in connection with refinancing existing indebtedness of Aristotle (including accrued but unpaid interest, penalties and fees) upon its stated maturity, acceleration or mandatory redemption.
     “Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including without limitations any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
     “Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States. For all purposes of this Agreement, Parent shall be deemed a Subsidiary of Aristotle.
     “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.
     “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, withholding, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.
     “Termination Fee” means an amount equal to $950,000,000.
     “Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching party, (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (iii) the failure by any party to consummate the Transactions after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

     IN WITNESS WHEREOF, Aristotle, Parent, Plato, Aristotle Merger Sub and Plato Merger Sub have duly executed this Agreement, all as of the date first written above.

MEDCO HEALTH SOLUTIONS, INC.
By:	/s/ David B. Snow, Jr.
	Name:	David B. Snow, Jr.
	Title:	Chairman and Chief Executive Officer

EXPRESS SCRIPTS, INC.
By:	/s/ Jeff Hall
	Name:	Jeff Hall
	Title:	Chief Financial Officer

ARISTOTLE HOLDING, INC.
By:	/s/ Keith Ebling
	Name:	Keith Ebling
	Title:	President

ARISTOTLE MERGER SUB, INC.
By:	/s/ Keith Ebling
	Name:	Keith Ebling
	Title:	President

PLATO MERGER SUB, INC.
By:	/s/ Keith Ebling
	Name:	Keith Ebling
	Title:	President

EXHIBIT A
Form of Aristotle Surviving Corporation Certificate of Incorporation
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPRESS SCRIPTS, INC.
     The name under which the Corporation was originally incorporated is Aristotle Merger Sub, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 15, 2011.
          FIRST: The name of the Corporation is Express Scripts, Inc. (hereinafter the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, having a par value of $0.01 per share.
          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4) The Corporation shall indemnify to the fullest extent permitted by Section 145 of the GCL as amended from time to time each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.
(5) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Fifth (5), nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Fifth (5), shall eliminate or reduce the effect of this Article Fifth (5) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fifth (5), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
          SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the

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Board of Directors or in the By-Laws of the Corporation.
     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          IN WITNESS WHEREOF, Express Scripts, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the President on this [date].

By: Name:	/s/
Title:	President

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EXHIBIT B
Form of Plato Surviving Corporation Certificate of Incorporation
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDCO HEALTH SOLUTIONS, INC.
     The name under which the Corporation was originally incorporated is Plato Merger Sub, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 15, 2011.
          FIRST: The name of the Corporation is Medco Health Solutions, Inc. (hereinafter the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, having a par value of $0.01 per share.
          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4) The Corporation shall indemnify to the fullest extent permitted by Section 145 of the GCL as amended from time to time each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.
(5) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Fifth (5), nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Fifth (5), shall eliminate or reduce the effect of this Article Fifth (5) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fifth (5), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
          SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the

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Board of Directors or in the By-Laws of the Corporation.
          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          IN WITNESS WHEREOF, Medco Health Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the President on this [date].

By: Name:	/s/
Title:	President

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EXHIBIT C
Form of Parent Charter and Bylaws
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPRESS SCRIPTS HOLDING COMPANY
          The name under which the Corporation was originally incorporated is Aristotle Holding, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 15, 2011.
          1. The current name of the Corporation is Express Scripts Holding Company.
          2. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          3. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The Corporation Trust Company is the Corporation’s registered agent at that address.
          4. The total number of shares of stock which the Corporation has authority to issue is 3,000,000,000 shares, of which (i) 15,000,000 shares are preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 2,985,000,000 shares are common stock, par value $0.01 per share.
          4.1. Preferred Stock.
          4.1.1. The Board of Directors is hereby authorized to issue the Preferred Stock in one or more series, to fix the number of shares of any such series of Preferred Stock, and to fix, through a certificate of designations filed with the Secretary of State of the State of Delaware (the “Preferred Stock Designation”), the designation of any such series as well as the powers, preferences, and rights and the qualifications, limitations, or restrictions of the Preferred Stock.
          4.1.2. The authority of the Board of Directors shall include, without limitation, the power to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          4.2. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise provided by applicable law or in this Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
          5. The Board of Directors shall have the power to make, alter or repeal the by-laws of the Corporation.
          6. The election of the Board of Directors need not be by written ballot.
          7. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as amended from time to time each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.
          8. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Eight, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          9. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that the holders of Preferred Stock may act by written consent to the extent provided in a resolution or resolutions of the Board of Directors authorizing the issuance of a particular series of Preferred Stock pursuant to Article Four of this Certificate of Incorporation.
          10. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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          11. This Amended and Restated Certificate of Incorporation is duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, Express Scripts Holding Company has caused this Amended and Restated Certificate of Incorporation to be executed by President, Chief Executive Officer and Chairman of the Board this [date].

By: Name:	/s/
Title: President, Chief Executive
Officer and Chairman of the Board

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AMENDED AND RESTATED
BYLAWS
of
EXPRESS SCRIPTS HOLDING COMPANY
1. MEETINGS OF STOCKHOLDERS.
     1.1 Annual Meeting. The annual meeting of stockholders shall be held on the date and at the time fixed from time to time by the board of directors (the “Board”), provided, that each successive annual meeting shall be held on the fourth Wednesday in May of each year if not a legal holiday, and if a legal holiday then on the next succeeding day not a legal holiday, or on such other date or time and at such place as may be determined from time to time by resolutions adopted by the Board.
     1.2 Special Meetings. (a) Subject to the rights of the holders of any series of preferred stock under the Certificate of Incorporation, as amended, of the corporation (the “Certificate of Incorporation”), special meetings of the stockholders may be called by the chairman of the Board or the chief executive officer or by resolution of the Board, or, solely to the extent required by Section 1.2(b), by the secretary of the corporation.
          (b) (i) A special meeting of stockholders shall be called by the secretary upon the written request or requests (each, a “Special Meeting Request” and collectively, the “Special Meeting Requests”) of the holders of record representing not less than thirty-five percent (35%) of the voting power of all capital stock issued and outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percent”), subject to this Section 1.2(b) and all other applicable sections of these Bylaws (a “Stockholder Requested Special Meeting”). The secretary shall determine in good faith whether all requirements set forth in these Bylaws relating to a Stockholder Requested Special Meeting have been satisfied and such determination shall be binding on the corporation and its stockholders. For purposes of this Section 1.2(b) and for determining the Requisite Percent, a stockholder of record or a beneficial owner, as the case may be, shall be deemed to own the shares of capital stock of the corporation that such stockholder or, if such stockholder is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that the beneficial owner would be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any shares as to which such stockholder or beneficial owner, as the case may be, does not have the right to vote or direct the vote at the special meeting or as to which such stockholder or beneficial owner, as the case may be, has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether shares are owned for these purposes shall be decided by the secretary in its good faith.
          (ii) A Special Meeting Request shall be delivered by registered U.S. mail, return receipt requested or courier service, postage prepaid, to the attention of the secretary at the principal executive offices of the corporation. To be valid, a Special Meeting Request or Special

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Meeting Requests must be signed and dated by stockholders (or their duly authorized agents) representing the Requisite Percent and shall include:
               (1) a statement of the specific purpose(s) of the special meeting, a brief description of the business desired to be brought before the meeting, and the reasons for conducting such business at the special meeting;
               (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment);
               (3) as to the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, the Proposing Stockholder Information as defined in Section 1.13(b) of these Bylaws required to be set forth in a stockholder’s notice required by Section 1.11(b) and 1.12(b) of these Bylaws, as applicable;
               (4) in the case of any director nominations proposed to be presented at the Stockholder Requested Special Meeting, such other information regarding the nominees required to be provided pursuant to Section 1.11(a) of these Bylaws and required to be set forth in a stockholder’s notice required by Section 1.11(b) of these Bylaws (including, but not limited to, such other information required to be set forth in connection with a stockholder’s director nomination);
               (5) in the case of any other business proposed to be conducted at the Stockholder Requested Special Meeting, such other information required to be set forth in a stockholder’s notice required by Section 1.12(b) of these Bylaws;
               (6) documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the date on which the Special Meeting Request(s) are delivered to the secretary; provided, however, that if the stockholders of record making the request are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Request(s) must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request(s), such documentary evidence must be delivered to the secretary within 10 days after the date on which the Special Meeting Request(s) are delivered to the secretary) that the beneficial owners on whose behalf the Special Meeting Request(s) are made beneficially own the Requisite Percent as of the date on which such Special Meeting Request(s) are delivered to the secretary; and
               (7) an agreement by the requesting stockholder(s) and the beneficial owner(s), if any, on whose behalf the Special Meeting Request(s) are being made, to notify the corporation immediately in the case of any disposition prior to the Stockholder Requested Special Meeting of shares of common stock of the corporation owned of record or beneficially owned, as applicable, and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached or is maintained.

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In addition, the stockholders requesting a special meeting of stockholders, the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, and the proposed nominees, if any, shall promptly provide any other information reasonably requested by the corporation, including as to the eligibility of any proposed nominee to serve as an independent director of the corporation and to comply with applicable law. Such stockholders, beneficial owners and nominees shall further update and supplement the information required under Section 1.2(b)(ii)(3)-(7) of these Bylaws not later than 10 days after the record date for the meeting so that such information shall be true and correct as of the record date, and with respect to information required under Section 1.2(b)(ii)(6), as of a date not more than 5 business days before the scheduled date of the special meeting.
          (iii) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (y) has been dated and delivered to the secretary within sixty days of the earliest dated of such Special Meeting Requests.
          (iv) Any requesting stockholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the secretary at the principal executive offices of the corporation; provided, however, that if following such revocation (or any deemed revocation pursuant to Section 1.2(b)(ii)(7) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent at any time prior to the Shareholder Requested Special Meeting, there shall be no requirement to hold a special meeting and the Board may, in its discretion, cancel such meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been delivered to the corporation is referred to herein as the “Request Receipt Date.”
          (v) Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:
               (1) the stockholders, the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, or proposed nominees, if any, do not comply with the requirements of this Section 1.2(b);
               (2) in the case of a Stockholder Requested Special Meeting that is called for the purpose of electing nominees to the Board, no proposed nominee meets the eligibility criteria set forth in Section 1.11(a) of these Bylaws;
               (3) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;
               (4) the Request Receipt Date is during the period commencing ninety days prior to the first anniversary of the date of the immediately preceding annual meeting and

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ending on the earlier of (x) the date of the next annual meeting and (y) 30 days after the first anniversary of the date of the previous annual meeting;
               (5) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) was presented at a meeting of the stockholders held not more than 120 days before the Request Receipt Date (for purposes of this clause (5), election or removal of directors shall be deemed to be a Similar Item with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors);
               (6) the Board has called or calls for an annual or special meeting of stockholders to be held within 120 days of the Request Receipt Date and the business to be conducted at such meeting includes a Similar Item; or
               (7) the Special Meeting Request(s) was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.
          (vi) Special meetings shall be held at such date and time as specified by the Board in accordance with these Bylaws; provided; however, that a Stockholder Requested Special Meeting shall not be held more than ninety days after the Request Receipt Date.
          (vii) If none of the stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters for consideration that were specified in the Stockholder Meeting Request, the corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.
          (viii) Business transacted at any Stockholder Requested Special Meeting shall be limited to (1) the purposes set forth in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (2) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting called by the chairman of the Board or the chief executive officer or by resolution of the Board.
     1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board; provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “General Corporation Law of Delaware”).
     1.4 Notice of Meeting; Waiver of Notice. (a) Written or printed notice of each meeting of stockholders shall be given by or at the direction of the secretary or the chief executive officer of the corporation to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who properly waives notice before or after the meeting, whether in writing or by electronic transmission or otherwise, and (b) no notice of an adjourned meeting need be given except when required under Section 1.6 of these Bylaws or by law. Each notice of a meeting shall be given, personally or by mail or, as

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provided below, by means of electronic transmission, not less than ten (10) nor more than sixty (60) days before the meeting and shall state the time and place of the meeting, or if held by remote communications, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him or her. Any previously scheduled meeting of stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of stockholders may be canceled, by resolution of the Board upon public disclosure (as defined in Section 1.13(a)) given on or prior to the date previously scheduled for such meeting of stockholders.
          (b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to a stockholder may be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked (1) if the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
          (c) Notice shall be deemed given, if mailed, when deposited in the United States mail with postage prepaid, if addressed to a stockholder at his or her address on the corporation’s records. Notice given by electronic transmission shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) by any other form of electronic transmission, when directed to the stockholder.
          (d) An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given, whether by a form of electronic transmission or otherwise, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
     1.5 Quorum; Voting; Validation of Meeting. (a) The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the

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stockholders, then either (i) the person presiding over the meeting or (ii) the stockholders by the vote of a majority of the voting power of the stock, present in person or represented by proxy shall have power to adjourn the meeting in accordance with Section 1.6 of these Bylaws.
          (b) (i) When a quorum is present at any meeting, except as provided below in the case of a contested election (as defined herein) and subject to the rights of the holders of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation, each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. On all other matters, the vote of the holders of a majority of the stock having voting power on such matter present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question. In all matters, votes cast in accordance with any method adopted by the corporation shall be valid so long as such method is permitted under Delaware law.
          (ii) For purposes of this Section 1.5(b), a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “withhold” or “against” that director’s election. “Abstentions” and “broker non-votes” shall not be deemed to be votes cast with respect to that director’s election. In the event of a contested election of directors, directors shall be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of a director. For purposes of this Section 1.5(b), a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination that an election is “contested” to be made by the secretary of the corporation (A) following the close of the applicable notice of nomination period, if any, set forth in Section 1.11 based on whether one or more notices of nomination were timely filed in accordance with said Section 1.11 or (B) if later, reasonably promptly following the determination by any court or other tribunal of competent jurisdiction that one or more notice(s) of nomination were timely filed in accordance with said Section 1.11; provided that the determination that an election is a “contested election” by the secretary of the corporation pursuant to clause (A) or (B) shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn (or declared invalid or untimely by any court or other tribunal of competent jurisdiction) such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.
          (iii) In order for any incumbent director to become a nominee of the Board for further service on the Board, such person shall submit an irrevocable resignation, contingent on (A) that person’s not receiving a majority of the votes cast in an election that is not a contested election, and (B) acceptance of that resignation by the Board in accordance with the policies and procedures set forth herein or adopted by the Board for such purpose. In the event an incumbent

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director fails to receive a majority of the votes cast in an election that is not a contested election, the Corporate Governance Committee of the Board, or any committee serving the functions of the committee that is known as the Corporate Governance Committee as of the effective date of these Bylaws (the “Corporate Governance Committee”), shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director whose resignation is being considered shall not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board, such director shall continue to serve as a member of the Board until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board pursuant to these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.10 or may decrease the size of the Board pursuant to the provisions of Section 2.1.
          (c) If a quorum is initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting the quorum.
          (d) The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.
     1.6 Adjourned Meeting; Notice. (a) Whether or not a quorum is present, either the person presiding over the meeting or the stockholders by the vote of a majority of the voting power of the stock, present in person or represented by proxy, shall have the power to adjourn the meeting to another time or place or means of remote communications. In the absence of a quorum, no other business may be transacted at that meeting except as provided in Section 1.5 of these Bylaws.
          (b) When any meeting of stockholders, either annual or special, is adjourned to another time or place or means of remote communication, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Any such required notice of an adjourned meeting shall be given to each

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stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 1.4 of these Bylaws. At any adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.
     1.7 Voting. (a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 1.8 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners, and to voting trusts and other voting agreements).
          (b) Except as may be otherwise provided in the Certificate of Incorporation, by these Bylaws or as required by law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question.
          (c) Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
          (d) Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the person presiding over the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; provided, that if authorized by the Board, a written ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.
     1.8 Record Date for Stockholder Notice. (a) For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Certificate of Incorporation, by these Bylaws, by agreement or by applicable law.
          (b) If the Board does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
          (c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board fixes a

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new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.
          (d) The record date for any other lawful purpose shall be as provided in Section 5.8 of these Bylaws.
     1.9 Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy filed with the secretary of the corporation. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the secretary of the corporation.
A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the secretary of the corporation.
     1.10 List of Stockholders. Not less than 10 days prior to the date of any meeting of stockholders, the secretary of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of such stockholder; provided, that the corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (2) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
     1.11 Nominations of Directors. (a) Except as otherwise provided in Section 1.2(b), only persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible for election by the stockholders as directors of the corporation. Nominations of

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persons for election to the Board may be made at a meeting of stockholders (i) pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (A) is a stockholder of record at the time of giving of the notice provided for in this Section 1.11 and at the time of the meeting, (B) is entitled to vote for the election of directors at such meeting and (C) shall have complied with the procedures set forth in this Section 1.11; and except as otherwise provided in Section 1.2(b), clause (iii) shall be the exclusive means for a stockholder to make nominations of persons to the Board before or at a meeting of stockholders. No stockholder, other than the stockholders requesting a special meeting pursuant to and in compliance with Section 1.2(b), shall be permitted to submit nominations at any Stockholder Requested Special Meeting. To be eligible to be a nominee for election or re-election as a director of the corporation, the prospective nominee (whether nominated by or at the direction of the Board or by a stockholder), or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice under this Section 1.11) to the secretary at the principal executive offices of the corporation a written questionnaire providing such information with respect to the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made that would be required to be disclosed to stockholders pursuant to applicable law or the rules and regulations of any stock exchange applicable to the corporation, including all information concerning such persons that would be required to be disclosed in solicitations of proxies for election of directors pursuant to and in accordance with Regulation 14A under the Exchange Act (which questionnaire shall be provided by the secretary upon written request). The prospective nominee must also provide a written representation and agreement, in the form provided by the secretary upon written request, that such prospective nominee: (i) will abide by the requirements of Section 1.5(b)(iii); (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the corporation, with such prospective nominee’s fiduciary duties under applicable law; (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (iv) would be in compliance if elected as a director of the corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation. For purposes of this Section 1.11, a “nominee” shall include any person being considered to fill a vacancy on the Board.
          (b) Except as otherwise provided in Section 1.2(b), nominations by any stockholder must be made pursuant to timely notice in proper written form to the secretary of the corporation in accordance with this paragraph. To be timely, a stockholder’s notice must be delivered to and received by the secretary at the principal executive offices of the corporation (i) in the case of an annual meeting, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that

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no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 1.13 hereof) of the date of the meeting is first made, and (ii) in the case of a special meeting at which the Board gives notice that directors are to be elected, not earlier than the opening of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure is made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a stockholders meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
To be in proper written form, such stockholder’s notice to the secretary shall set forth in writing (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (A) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) as well as (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (ii) as to the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made, the Proposing Stockholder Information (as defined in Section 1.13 hereof); (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (iv) a representation as to whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Stockholders making a nomination pursuant to

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this Section 1.11, beneficial owners on whose behalf the nomination is made, and nominees shall further update and supplement the information required under this Section 1.11 not later than 10 days after the record date for the meeting so that such information shall be true and correct as of the record date. Notwithstanding anything in this Section 1.11 to the contrary, in the event that the number of directors to be elected to the Board of the corporation at a stockholders meeting is increased effective at such meeting and there is no public disclosure by the corporation naming all the nominees propose d by the Board for the additional directorships at least 100 days in advance of the first anniversary of the preceding year’s annual meeting or in the event of a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for such additional directorships, if it shall be delivered to and received by the secretary not later than the close of business on the tenth day following the day on which such public disclosure is first made by the corporation.
          (c) Except as otherwise provided in Section 1.2(b), no person shall be eligible for election by the stockholders as a director unless nominated in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding over the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with such stockholder’s representation as required by clause (b)(iv) of this Section 1.11); and if he or she shall so determine, then he or she shall so declare at the meeting that the defective nomination shall be disregarded.
     1.12 Stockholder Proposals. (a) At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board pursuant to Section 1.2. At any annual meeting of the stockholders, only such business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by Section 1.11) shall be conducted as shall have been brought before the meeting (i) pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) by any stockholder of the corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 1.12 and at the time of the meeting, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1.12; clause (iii) shall be the exclusive means for a stockholder to submit such business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation’s notice of meeting) before or at an annual meeting of stockholders. No stockholder, other than the stockholders requesting a special meeting pursuant to and in compliance with Section 1.2(b), shall be permitted to submit business before or at any Stockholder Requested Special Meeting.
          (b) For business properly to be brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a), the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation and such other business

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must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to and received by the secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 1.13 hereof) of the date of the meeting is first made. In no event shall any adjournment or postponement of a stockholders meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
To be in proper written form, such stockholder’s notice to the secretary shall set forth in writing (i) as to each matter the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at such meeting, and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the Proposing Stockholder Information (as defined in Section 1.13); (iii) any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iv) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholder; (v) a representation that the stockholder is a holder of record of stock of the corporation, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business; and (vi) a representation whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from stockholders in support of such proposal. Stockholders proposing to bring business before the stockholders meeting pursuant to this Section 1.12 and beneficial owners on whose behalf the nomination is made shall further update and supplement the information required under this Section 1.12(b) not later than 10 days after the record date for the meeting so that such information shall be true and correct as of the record date.
          (c) Notwithstanding anything in the Bylaws to the contrary, no business (other than the election of directors) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.12 or if it constitutes an improper subject for stockholder action under applicable law. The person presiding over an annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as

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required by (b)(vi) of this Section 1.12, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.
     1.13 Public Disclosure; Conduct of Nominations and Proposals by Stockholders. (a) For purposes of Sections 1.4(a), 1.11 and 1.12 hereof, (i) “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, and (ii) the term “group” shall have the meaning ascribed to such term under Section 13(d)(3) of the Exchange Act.
          (b) For purposes of Section 1.11 and 1.12 hereof, the “Proposing Stockholder Information” shall mean, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address, as they appear on the corporation’s books, of such stockholder and of such beneficial owner, (B) the class or series and number of shares of the corporation’s stock which are, directly or indirectly, owned beneficially and of record, by such stockholder and such beneficial owner, (C) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the corporation, (E) any short interest of such stockholder or beneficial owner in any security of the corporation (for purposes hereof a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the corporation, (G) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (I) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal

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and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
          (c) Notwithstanding the foregoing provisions of these Sections 1.11 and 1.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. In order to be considered a qualified representative of the stockholder for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing, or a reliable reproduction of the writing, at the meeting of stockholders.
          (d) Notwithstanding the foregoing provisions of Sections 1.11 and 1.12, a stockholder shall also comply with all applicable requirements of law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Sections 1.11 and 1.12; provided, however, that any references in these Bylaws to law and the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations to be considered pursuant to Section 1.11 (including clause (b) thereof) or business proposals to be considered pursuant to Section 1.12 (including clause (a)(iii) thereof). Nothing in these Sections 1.11 and 1.12 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation.
          (e) The provisions of Sections 1.11 and 1.12 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) of the Exchange Act.
     1.14 Meeting Required. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such vote may only be taken at an annual or special meeting with prior notice, except as provided in the Certificate of Incorporation.
     1.15 Organization. (a) Meetings of stockholders shall be presided over by the chairman of the Board, if any, or in his or her absence by the vice chairman of the Board, if any, or in his or her absence, by the chief executive officer, if any, or in his or her absence by a chairman of the meeting, which chairman must be an officer or director of the corporation and must be designated as chairman of the meeting by the Board. The secretary, or in his or her absence an assistant secretary, or in his or her absence a person whom the person presiding over the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.
          (b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Subject to such rules and regulations of the Board, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures

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and to do all such acts as, in the judgment of the person presiding over the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including (i) establishing an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, including removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the person presiding over the meeting; (iii) limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted to questions or comments by participants, (vi) regulation of the opening and closing of the polls for balloting, (vii) recessing or adjourning of the meeting, either by the person presiding over the meeting or the stockholders by the vote of a majority of the voting power of the stock, present in person or represented by proxy, and (viii) regulation of the voting or balloting, as applicable, including matters which are to be voted on by ballot, if any. The person presiding over the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the foregoing procedures and his or her ruling thereon shall be final and conclusive. The person presiding over the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the person presiding over the meeting should so determine and declare, any such matter or business shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
     1.16 Inspectors of Election. Before any meeting of stockholders, the Board may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or its adjournment and to make a written report thereof. If any person appointed as inspector fails to appear or fails or refuses to act, then the person presiding over the meeting may, and upon the request of any stockholder or a stockholder’s proxy, shall appoint a person to fill that vacancy. Such inspectors shall:
          (a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies and ballots;
          (b) receive votes and ballots, including, if applicable, votes and ballots submitted by means of electronic transmission;
          (c) hear and determine all challenges and questions in any way arising in connection with the right to vote;
          (d) determine when the polls shall close;
          (e) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector or inspectors;

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          (f) certify their determination of the number of shares of the corporation represented at the meeting and such inspectors’ count of all votes and ballots, which certification and report shall specify such other information as may be required by law; and
          (g) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.
Each inspector of election shall perform his or her duties impartially, in good faith, to the best of his or her ability and as expeditiously as is practical, and before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector of election with strict impartiality and according to the best of his or her ability. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. If there are three (3) or more inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
     1.17 Election Out of Section 203. Pursuant to the corporation’s original Certificate of Incorporation, the corporation has expressly elected not to be governed by Section 203 of the General Corporation Law of Delaware.
2. BOARD OF DIRECTORS.
     2.1 Number, Qualification, Election and Term of Directors. Subject to the provisions of the General Corporation Law of Delaware and to any limitations in the Certificate of Incorporation, the business and affairs of the corporation shall be managed by or under the direction of the Board. Subject to the rights of the holders of any series of preferred stock, the number of directors may be fixed or changed from time to time by resolution of a majority of the entire Board; provided the number shall be no less than seven (7) and no more than fifteen (15), but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders, as provided in Section 1.5(b), and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9. As used in these Bylaws, the term “entire Board” means the total number of directors which the corporation would have if there were no vacancies on the Board.
     2.2 Quorum and Manner of Acting. (a) A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these Bylaws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of the Certificate of Incorporation and applicable law.
          (b) A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

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     2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.
     2.4 Annual and Regular Meetings. Annual meetings of the Board for the election of officers and consideration of other matters shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these Bylaws. Regular meetings of the Board may be held without notice and, unless otherwise specified by the Board, shall be held in accordance with a schedule and at such locations as determined from time to time by the Board, provided no less than five (5) such meetings shall be held each year. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.
     2.5 Special Meetings. Special meetings of the Board may be called by the chairman of the board, the chief executive officer or by a majority of the directors in office.
     2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director in advance of the time set for such meeting as provided herein; provided, that if the meeting is to be held at the principal executive offices of the corporation, the notice need not specify the place of the meeting. Except for amendments to the Bylaws, as provided under Section 6.9, notice of a special meeting need not state the purpose or purposes for which the meeting is called and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified herein to the directors who were not present at the time of adjournment. Notice of a special meeting may be given by any one or more of the following methods and the method used need not be the same for each director being notified:
          (a) Written notice sent by mail at least three (3) days prior to the meeting;
          (b) Personal service at least twenty-four (24) hours prior to the time of the meeting;
          (c) Telegraphic notice at least twenty-four (24) hours prior to the time of the meeting, said notice to be sent as a straight full-rate telegram;
          (d) Telephonic notice at least twenty-four (24) hours prior to the time of the meeting; or
          (e) Facsimile, email or other means of electronic transmission at least twenty-four (24) hours prior to the time of the meeting. Any oral notice given personally or by telephone

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may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director.
     2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee individually or collectively consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. Such action by written consent shall have the same force and affect as a unanimous vote of the Board. The resolution and the written consents or electronic transmission or transmissions by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
     2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.
     2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his or her resignation in writing, including by means of electronic transmission, to the president or secretary of the corporation, to take effect at the time when delivered (unless otherwise specified therein) and the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Subject to applicable law and the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any or all of the directors may be removed at any time, either with or without cause, by vote of the holders of a majority of the stock having voting power and entitled to vote thereon.
     2.10 Vacancies. Subject to applicable law and the rights of the holders of any series of preferred stock with respect to such series of preferred stock, and unless the Board otherwise directs, any vacancy in the Board, including one created by an increase in the authorized number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, although less than a quorum. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
     2.11 Compensation. Directors and members of committees shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the corporation, its affiliates or subsidiaries in other capacities.
     2.12 Notice to Members of the Board of Directors. Each member of the Board shall file with the secretary of the corporation an address to which mail or telegraphic notices shall be sent, a telephone number to which a telephonic or facsimile notice may be transmitted and, at the sole discretion of a director, such electronic address to which other electronic transmissions may be sent. A notice mailed, telegraphed, telephoned or transmitted by facsimile, email or other means of electronic transmission in accordance with the instructions provided by the director shall be deemed sufficient notice. Such address or telephone number may be changed at any time

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and from time to time by a director by giving written notice of such change to the secretary. Failure on the part of any director to keep an address and telephone number on file with the secretary (but not including an address for other electronic transmissions) shall automatically constitute a waiver of notice of any regular or special meeting of the Board which might be held during the period of time that such address and telephone number are not on file with the secretary. A notice shall be deemed to be mailed when deposited in the United States mail, postage prepaid. A notice shall be deemed to be telegraphed when the notice is delivered to the transmitter of the telegram and either payment or provision for payment is made by the corporation. Notice shall be deemed to be given by telephone if the notice is transmitted over the telephone to some person (whether or not such person is the director) or message recording device answering the telephone at the number which the director has placed on file with the secretary. Notice shall be deemed to be given by facsimile, email or other means of electronic transmission when sent to the telephone number or other address which the director has placed on file with the secretary.
     2.13 Organization. Meetings of the Board shall be presided over by the chairman of the Board, if any, or in his or her absence by the vice chairman of the Board, if any, or in his or her absence by the chief executive officer, if any, or in his or her absence by the president, if any. In the absence of all such directors, a president pro tem chosen by a majority of the directors present shall preside at the meeting. The secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
     2.14 Director Emeritus. The Board may from time to time elect one or more directors emeritus (each a “Director Emeritus”), each of whom shall serve, at the pleasure of the Board, until the first meeting of the Board next following the annual meeting of stockholders, subject to an annual review, or until his or her earlier resignation or removal by the Board. A Director Emeritus shall serve as an advisor and consultant to the Board, subject to such terms and conditions as may be approved by the Board, and may be appointed by the Board to serve as an advisor and consultant to one or more committees of the Board. Such Director Emeritus shall also be available for consultation with management of the corporation. A Director Emeritus shall have the privilege of attending meetings of the Board, and meetings of any committee of the Board for which he or she has been appointed to serve as an advisor and consultant. A Director Emeritus may participate in the discussions that occur during the portions of such meetings which he or she attends. Notice of such meetings to a Director Emeritus shall not be required under any applicable law, the Certificate of Incorporation, or these Bylaws. Each Director Emeritus shall be entitled to receive such compensation as may be fixed from time to time by the Board. No Director Emeritus shall be entitled to vote on any business coming before the Board or any committee of the Board, nor shall he or she be counted as a member of the Board or any such committee for the purpose of determining the number of Directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever. In the case of a Director Emeritus, the occurrence of any event which in the case of a director would create a vacancy on the Board, shall be deemed to create a vacancy in such position; but the Board may declare the position terminated until such time as the Board shall again deem it proper to create and to fill the position. A Director Emeritus shall be entitled to indemnification under these Bylaws to the same extent, and subject to the same conditions and limitations, as a member of the Board.

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3. COMMITTEES.
     3.1 Audit Committee. The Board by resolution shall designate an Audit Committee consisting of three directors or such other number as may be specified by the Board, which shall review the internal financial controls of the corporation, and the integrity of its financial reporting, and have such other powers and duties as the Board determines. The Board shall adopt a charter, which may be amended from time to time, setting for the powers and duties of the Audit Committee. The members of the Audit Committee shall serve at the pleasure of the Board. All action of the Audit Committee shall be reported to the Board at its next meeting.
     3.2 Compensation Committee. The Board by resolution shall designate a Compensation Committee consisting of three directors or such other number as may be specified by the Board, which shall administer the corporation’s compensation plans and have such other powers and duties as the Board determines. The members of the Compensation Committee shall serve at the pleasure of the Board. All action of the Compensation Committee shall be reported to the Board at its next meeting. The Board shall adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Compensation Committee.
     3.3 Corporate Governance Committee. The Board by resolution shall designate a Corporate Governance Committee consisting of three directors or such other number as may be specified by the Board, which shall nominate candidates for election to the Board and have such other powers and duties as the Board determines. The members of the Corporate Governance Committee shall serve at the pleasure of the Board. All action of the Corporate Governance Committee shall be reported to the Board at its next meeting. The Board shall adopt a Charter, which may be amended from time to time, setting forth the powers and duties of the Corporate Governance Committee.
     3.4 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.
     3.5 Meetings and Action of Committees. (a) The Board may designate one or more directors as alternate members of any committee (other than the Audit Committee), who may replace any absent or disqualified member at any meeting of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board at its next meeting. Each committee may adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.
          (b) Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article 2 of these Bylaws, including Section 2.2 (quorum and manner of acting), Section 2.3 (place of meetings), Section 2.4 (annual and regular meetings), Section 2.5 (special meetings), 2.6 (notice of meetings and waiver of notice), Section 2.7 (board or committee action without a meeting), Section 2.8 (participation in board or committee meetings by conference telephone), Section 2.12 (notice to members of the board of directors), and Section 2.13 (organization), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, (i) that the time of regular meetings of committees may be

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determined either by resolution of the Board or by resolution of the committee, (ii) that special meetings of committees may also be called by resolution of the Board, (iii) that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee; (iv) that a majority of the members of a committee shall constitute a quorum for the transaction of business at any meeting; and (v) that the affirmative vote of a majority of the members of a committee shall be required to take action in respect of any matter presented to or requiring the approval of the committee.
     3.6 Election Pursuant to Section 141(c)(2). By resolution of the Board, the corporation has elected pursuant to Section 141(c) of the General Corporation Law of Delaware to be governed by paragraph (2) of Section 141(c) in respect of committees of the Board.
4. OFFICERS.
     4.1 Number; Security. The executive officers of the corporation shall consist of a chief executive officer, a president, one or more vice presidents (including executive vice president(s) and senior vice president(s) if the Board so determines), a secretary and a treasurer and a chief financial officer who shall be chosen by the Board and such other officers, including but not limited to a chairman of the Board, a vice chairman of the Board, as the Board shall deem expedient, who shall be chosen in such manner and hold their offices for such terms as the Board may prescribe. Any two or more offices may be held by the same person. Either the chairman of the Board or the president, as the Board may designate from time to time, may be the chief executive officer of the corporation. The Board may from time to time designate the president or any executive vice president as the chief operating officer of the corporation. Any vice president, treasurer or assistant treasurer, or assistant secretary, respectively, may exercise any of the powers of the president, the chief financial officer, or the secretary, respectively, as directed by the Board and shall perform such other duties as are imposed upon such officer by the Bylaws or the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.
     4.2 Election; Term of Office; Salaries. The term of office and salary of each of the officers of the corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board and may be altered by said Board from time to time at its pleasure, subject to the rights, if any, of said officers under any contract of employment; provided, that the Board may designate such responsibilities to the Compensation Committee and may also authorize the chief executive officer or the president to establish the salaries of officers appointed pursuant to Section 4.3.
     4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.
     4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the chief executive officer, president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation,

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unless required by its terms, shall not be necessary to make it effective. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or her or by the president.
     4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these Bylaws for election or appointment to the office.
     4.6 Chairman of the Board. The chairman of the Board, if any, shall preside at meetings of the stockholders and the Board and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by these Bylaws. The chairman of the Board shall report to the Board.
     4.7 Vice Chairman of the Board. The vice chairman of the Board, if there shall be one, shall, in the case of the absence, disability or death of the chairman of the Board, exercise all the powers and perform all the duties of the chairman of the Board. The vice chairman shall have such other powers and perform such other duties as may be granted or prescribed by the Board.
     4.8 Chief Executive Officer. Subject to the control of the Board, the chief executive officer of the corporation shall have general supervision, direction and control over the business of the corporation. The chief executive officer shall have such powers and be subject to such duties as the Board may from time to time prescribe. Without limiting the generality of the foregoing, the chief executive officer shall have the power, which he may delegate to other officers of the corporation, to affix the signature of the corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the chief executive officer, should be executed on behalf of the corporation, and to sign certificates for shares of capital stock of the corporation.
     4.9 President. The powers and duties of the president are:
          (a) To affix the signature of the corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the president, should be executed on behalf of the corporation, and to sign certificates for shares of capital stock of the corporation.
          (b) To have such other powers and be subject to such other duties as the Board may from time to time prescribe.
     4.10 Vice President. In case of the absence, disability or death of the president, the elected vice president, or one of the elected vice presidents, shall exercise all the powers and perform all the duties of the president. If there is more than one elected vice president, the order in which the elected vice presidents shall succeed to the powers and duties of the president shall be as fixed by the Board. The elected vice president or elected vice presidents shall have such other powers and perform such other duties as may be granted or prescribed by the Board.

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Vice presidents appointed pursuant to Section 4.3 shall have such powers and duties as may be fixed by the chairman of the Board or president, except that such appointed vice presidents may not exercise the powers and duties of the president. Each vice president shall have such powers and duties as the Board or the president assigns to him or her.
     4.11 Secretary. The powers and duties of the secretary are:
          (a) To keep a book of minutes at the principal office of the corporation, or such other place as the Board may order, of all meetings of its directors and stockholders with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.
          (b) To keep the seal of the corporation, if any, and affix the same, if any, to all instruments which may require it.
          (c) To keep or cause to be kept at the principal office of the corporation, or at the office of the transfer agent or agents, a share register, or duplicate share registers, showing the names of the stockholders and their addresses, the number of and classes of shares, and the number and date of cancellation of every certificate surrendered for cancellation.
          (d) To keep a supply of certificates for shares of the corporation, to fill in all certificates issued, and to make a proper record of each such issuance; provided, that so long as the corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents.
          (e) To transfer upon the share books of the corporation any and all shares of the corporation; provided, that so long as the corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents, and the method of transfer of each certificate shall be subject to the reasonable regulations of the transfer agent to which the certificate is presented for transfer, and also, if the corporation then has one or more duly appointed and acting registrars, to the reasonable regulations of the registrar to which the new certificate is presented for registration; and provided, further that no certificate for shares of stock shall be issued or delivered or, if issued or delivered, shall have any validity whatsoever until and unless it has been signed or authenticated in the manner provided in Section 5.1 hereof.
          (f) To make service and publication of all notices that may be necessary or proper, and without command or direction from anyone. In case of the absence, disability, refusal, or neglect of the secretary to make service or publication of any notices, then such notices may be served and/or published by the president or a vice president, or by any person thereunto authorized by either of them or by the board of directors or by the holders of a majority of the outstanding shares of the corporation.
          (g) To sign certificates for shares of capital stock of the corporation.

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          (h) Generally to do and perform all such duties as pertain to the office of secretary and as may be required by the Board.
     4.12 Treasurer. The treasurer shall be or shall be under the direction of the chief financial officer of the corporation, and shall be in charge of the corporation’s books and accounts. Subject to the control of the Board, he or she shall have such other powers and duties as the Board or the president assigns to him or her.
     4.13 Chief Financial Officer. The powers and duties of the chief financial officer are:
          (a) To supervise the corporate-wide treasury functions and financial reporting to external bodies.
          (b) To have the custody of all funds, securities, evidence of indebtedness and other valuable documents of the corporation and, at the chief financial officer’s discretion, to cause any or all thereof to be deposited for account of the corporation at such depositary as may be designated from time to time by the Board.
          (c) To receive or cause to be received, and to give or cause to be given, receipts and acquittances for monies paid in for the account of the corporation.
          (d) To disburse, or cause to be disbursed, all funds of the corporation as may be directed by the Board, taking proper vouchers for such disbursements.
          (e) To render to the chief executive officer and president, and to the Board, whenever they may require, accounts of all transactions and of the financial condition of the corporation.
          (f) Generally to do and perform all such duties as pertain to the office of chief financial officer and as may be required by the Board.
5. SHARES.
     5.1 Shares of the Corporation. The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice chairman of the board of directors or by the president or a vice-president, and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, representing the number of shares registered in certificate form. The signatures of any such officers thereon may be facsimiles. The seal of the corporation shall be impressed, by original or by facsimile, printed or engraved, on all such certificates. The certificate shall also be signed by the transfer agent and a registrar and the signature of either the transfer agent or the registrar may also be facsimile, engraved or printed. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer,

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transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent, or registrar had not ceased to be such officer, transfer agent, or registrar at the date of its issue.
     5.2 Special Designation on Certificates. If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights or each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
     5.3 Lost, Stolen, Destroyed and Mutilated Certificates. The owner of any stock of the corporation shall immediately notify the corporation of any loss, theft, destruction or mutilation of any certificate therefor, and the corporation may issue uncertificated shares or a new certificate for stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board may, in its discretion, require the owner of the lost, stolen or destroyed certificate or his or her legal representatives to give the corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board shall in its uncontrolled discretion determine, to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate, or the issuance of any such new certificate or uncertificated shares. The Board may, however, in its discretion refuse to issue any such new certificate or uncertificated shares except pursuant to legal proceedings under the laws of the State of Delaware in such case made and provided.
     5.4 Stock Records. The corporation or a transfer agent shall keep stock books in which shall be recorded the number of shares issued, the names of the owners of the shares, the number owned by them respectively, whether such shares are represented by certificates or are uncertificated, and the transfer of such shares with the date of transfer.
     5.5 Transfers. Transfers of stock shall be made only on the stock transfer record of the corporation upon surrender of the certificate or certificates being transferred which certificate shall be properly endorsed for transfer or accompanied by a duly executed stock power, except in the case of uncertificated shares, for which the transfer shall be made only upon receipt of transfer documentation reasonably acceptable to the corporation. Whenever a certificate is endorsed by or accompanied by a stock power executed by someone other than the person or persons named in the certificate, or the transfer documentation for the uncertificated shares is executed by someone other than the holder of record thereof, evidence of authority to transfer same shall also be submitted with the certificate or transfer documentation. All certificates surrendered to the corporation for transfer shall be canceled.

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     5.6 Regulations Governing Issuance and Transfers of Shares. The Board shall have the power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of shares of stock of the corporation.
     5.7 Transfer Agents and Registrars. The Board may appoint, or authorize one or more officers to appoint, one or more transfer agents and one or more registrars.
     5.8 Record Date for Purposes Other than Notice and Voting. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided in the Certificate of Incorporation, by these Bylaws, by agreement or by law. If the Board does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the applicable resolution.
6. MISCELLANEOUS.
     6.1 Seal. The Board may adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.
     6.2 Fiscal Year. The Board may determine the corporation’s fiscal year. Until changed by the Board, the corporation’s fiscal year shall be the calendar year.
     6.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the corporation may be represented and voted by the president or a vice president of this corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.
     6.4 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.
     6.5 Corporate Contracts and Instruments; How Executed. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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     6.6 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes both a corporation and a natural person, and the masculine gender includes the feminine gender and vice versa. Whenever the words “include,” “includes” or “including” are used in these Bylaws they shall be deemed to be followed by the words “without limitation.”
     6.7 Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.
     6.8 Provisions Contrary to Provisions of Law. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in Section 6.7 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.
     6.9 Amendments. Bylaws may be amended, repealed or adopted by a majority of the entire Board, provided that written notice of any such proposed action shall have been given to each director prior to such meeting, or that notice of such addition, amendment, alteration or report shall have been given at the preceding meeting of the Board. The Bylaws may also be amended, repealed or adopted by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereon; provided, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting.
Whenever an amendment or new bylaw is adopted, it shall be copied in the book of bylaws with the original bylaws, in the appropriate place. If any bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or the filing of the operative written consent(s) shall be stated in said book.
     6.10 Indemnification and Insurance.
          (a) Generally.
               (1) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the corporation as a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a

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director or officer (which, for purposes hereof, shall include a trustee or similar capacity)of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.
               (2) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the corporation as an employee or agent of the corporation, or is or was serving or has agreed to serve at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.
               (3) The indemnification provided by this subsection (a) shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
               (4) Notwithstanding the foregoing provisions of this subsection (a), in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor (i) the indemnification provided by this subsection (a) shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
               (5) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
          (b) Successful Defense. To the extent that a director, officer, employee or agent, or former officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. If a director or officer or former officer or director is not wholly successful, on the merits or otherwise, in any action, suit or proceeding but is successful, on the merits or otherwise,

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as to any claim, issue or matter in such action, suit or proceeding, the corporation shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by such person or on his or her behalf relating to each successfully resolved claim, issue or matter. For purposes of this Section 6.10 and without limitation, the termination of a claim, issue or matter in an action, suit or proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
          (c) Determination That Indemnification Is Proper. Any indemnification of a person entitled to indemnity under subsection (a)(1) hereof shall (unless otherwise ordered by a court) be made by the corporation unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in subsection (a)(3) hereof. Any indemnification of a person entitled to indemnity under subsection (a)(2) hereof may (unless otherwise ordered by a court) be made by the corporation upon a determination that indemnification of such person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a)(3) hereof. Any such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.
          (d) Advance Payment of Expenses; Notification and Defense of Claim.
          (i) Expenses (including attorneys’ fees) incurred by a director or officer in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
          (ii) Promptly after receipt by a director, officer, employee or agent of notice of the commencement of any action, suit or proceeding, such person shall, if a claim thereof is to be made against the corporation hereunder, notify the corporation of the commencement thereof. The failure to promptly notify the corporation will not relieve the corporation from any liability that it may have to such person hereunder, except to the extent the corporation is prejudiced in its defense of such action, suit or proceeding as a result of such failure.
          (iii) The Board of Directors may authorize the corporation’s counsel to represent a director, officer, employee or agent in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding. In the event the corporation shall be obligated to pay the expenses of any person with respect to an action, suit or proceeding, as provided in this Section 6.10, the corporation, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to such person, upon the delivery to such person of written notice of its election to do so. After delivery of such

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notice, approval of such counsel by such person and the retention of such counsel by the corporation, the corporation will not be liable to such person under this Section 6.10 for any fees of counsel subsequently incurred by such person with respect to the same action, suit or proceeding, provided that (i) the director, officer, employee or agent shall have the right to employ his or her counsel in such action, suit or proceeding at such person’s expense and (b) if (i) the employment of counsel by such person has been previously authorized in writing by the corporation, (ii) counsel to the director, officer, employee or agent shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and such person in the conduct of any such defense or (iii) the corporation shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of such person’s counsel shall be at the expense of the corporation.
          (iv) Notwithstanding any other provision of this Section 6.10 to the contrary, to the extent that any director or officer is, by reason of his or her corporate status, a witness or otherwise participates in any action, suit or proceeding at a time when such person is not a party in the action, suit or proceeding, the corporation shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by such person or on his or her behalf in connection therewith.
          (e) Procedure for Indemnification of Required Indemnitees. Any indemnification of a person the corporation is required to indemnify under subsection (a) hereof, or advance of costs, charges and expenses of a person the corporation is required to pay under subsection (d) hereof, shall be made promptly, and in any event within 60 days, upon the written request of such person. If the corporation fails to respond within 60 days, then the request for indemnification shall be deemed to be approved. The right to indemnification or advances as granted by this Section 6.10 shall be enforceable by the person the corporation is required to indemnify under subsection (a) hereof in any court of competent jurisdiction if the corporation denies such request, in whole or in part. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under subsection (d) hereof where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in subsection (a) hereof, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) hereof, nor the fact that there has been an actual determination by the corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
A director or officer shall be presumed to be entitled to indemnification under this Section 6.10 upon submission of a request for indemnification pursuant to this subsection (e), and the corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a

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determination of entitlement to indemnification unless the corporation provides information sufficient to overcome such presumption by clear and convincing evidence.
          (f) Survival; Preservation of Other Rights. The provisions of this Section 6.10 shall be deemed to be a contract between the corporation and each director, officer, employee and agent who serves in such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer, employee or agent. The indemnification provided by this Section 6.10 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
          (g) Indemnification Agreements. Without limiting the provisions of this Section 6.10, the corporation is authorized from time to time, without further action by the stockholders of the corporation, to enter into agreements with any director, officer, employee or agent of the corporation providing such rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.
          (h) Insurance and Subrogation
          (i) The corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Section 6.10.
          (ii) In the event of any payment by the corporation under this Section 6.10, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of such person, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy.
          (iii) The corporation shall not be liable under this Section 6.10 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that

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such person has otherwise actually received such payment under the Certificate of Incorporation or these Bylaws or any insurance policy, contract, agreement or otherwise.
          (i) Certain Definitions. For purposes of this Section 6.10, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 6.10 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 6.10, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 6.10. For purposes of any determination under this Section 6.10, a person shall be deemed to have acted in “good faith” and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The provisions of this Section 6.10(i) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.10(a)(3) of this Section 6.10, as the case may be.
          (j) Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the corporation shall not be obligated pursuant to these Bylaws:
          (i) To indemnify or advance expenses to a director, officer, employee or agent with respect to proceedings (or part thereof) initiated by such person, except with respect to proceedings brought to establish or enforce a right to indemnification (which shall be governed by the provisions of this Section 6.10), unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation.
          (ii) To indemnify a director, officer, employee or agent for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce or

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interpret these Bylaws, if a court of competent jurisdiction determines that each of the material assertions made by such person in such proceedings was not made in good faith or was frivolous;
          (iii) To indemnify a director, officer, employee or agent for expenses or the payment of profits arising from the purchase and sale by such person of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.
          (k) Certain Settlement Provisions. The corporation shall have no obligation to indemnify any director, officer, employee or agent under this Section 6.10 for amounts paid in settlement of any action, suit or proceeding without the corporation’s prior written consent, which shall not be unreasonably withheld. The corporation shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on any director or officer or employee or agent without such person’s prior written consent.
          (l) Savings Clause. If this Section 6.10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Section 6.10 that shall not have been invalidated and to the full extent permitted by applicable law.
          (m) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to a director or officer in whole or in part, it is agreed that, in such event, the corporation shall contribute to the payment of such director’s or officer’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, but not including an action by or in the right of the corporation, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the corporation or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of such director or officer to meet the standard of conduct set forth in subsection (a) hereof, or (ii) any limitation on indemnification set forth in subsection (h)(iii), (j) or (k) hereof.
          (n) Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the corporation under this Section 6.10 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Counsel or secretary of the corporation at its principal executive offices.
          (o) Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Section 6.10 to expand further the indemnification permitted to

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directors or officers, then the corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

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